      Filed with the Securities and Exchange Commission on April 26, 2001
                                                      Registration No. 333-36804
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                       Post-Effective Amendment No. 1 to
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                                ---------------

                           MADISON RIVER CAPITAL, LLC

         Delaware                    4813                    56-2156823
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of      Industrial Classification    Identification Number)
     incorporation or            Code Number)
      organization)

                             103 South Fifth Street
                          Mebane, North Carolina 27302
                                 (919) 563-1500
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                          MADISON RIVER FINANCE CORP.

         Delaware                    4813                    56-2183107
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of      Industrial Classification    Identification Number)
     incorporation or            Code Number)
      organization)

                             103 South Fifth Street
                          Mebane, North Carolina 27302
                                 (919) 563-1500
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                ---------------

              Paul H. Sunu                              Copy to:
 Chief Financial Officer and Secretary            Gary P. Cullen, Esq.
      --Madison River Capital, LLC        Skadden, Arps, Slate, Meagher & Flom
Chief Financial Officer and Secretary--                (Illinois)
      Madison River Finance Corp.                  333 W. Wacker Dr.
         103 South Fifth Street                 Chicago, Illinois 60606
      Mebane, North Carolina 27302
             (919) 563-1500
(Name, address, including zip code, and
               telephone
 number, including area code, of agent
              for service)

                                ---------------

   Approximate date of commencement of proposed sale to public: As soon as practicable after this amended Registration Statement becomes effective.
   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS WILL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT WILL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may +
+not sell these notes until the registration statement filed with the          +
+Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these notes, and it is not soliciting an offer to buy these +
+notes in any state where the offer or sale is not permitted.                  +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  SUBJECT TO COMPLETION. DATED APRIL 26, 2001.
PROSPECTUS

                                     [LOGO]

                           Madison River Capital, LLC

                          Madison River Finance Corp.

                                  -----------

                                  $200,000,000
                     13 1/4% Series B Senior Notes Due 2010

Interest                     Ranking
--------                     -------

The notes bear interest      The notes are unsecured,
at a fixed annual rate of    senior obligations of
13 1/4%. Interest will be    Madison River and rank
paid on each March 1 and     junior to all of our
September 1.                 secured debt.


Maturity                     Optional Redemption
--------                     -------------------

The notes will mature on     At any time on or after March 1, 2005, we may
March 1, 2010.               redeem some or all of the notes at the prices
                             specified herein.

Mandatory Offer to Repurchase
-----------------------------

If we undergo a specific     In addition, on or prior to March 1, 2003, we may
kind of change of            redeem up to 35% of the notes at the prices
control, we must offer to    specified herein, but only with the net cash
repurchase the notes at      proceeds from certain equity offerings.
the prices specified
herein.

                                  -----------

  Investing in the notes involves a high degree of risk. See "Risk Factors" beginning on page 8 for a discussion of certain factors that you should consider in connection with an investment in the notes.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

  This prospectus has been prepared for and will be used by Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions. These transactions may occur in the open market or may be privately negotiated, at prices related to prevailing market prices at the time of sale or at negotiated prices. Goldman, Sachs & Co. may act as principal or agent in these transactions. Madison River will not receive any of the proceeds of such sales of the notes but will bear the expenses of registration.

                              Goldman, Sachs & Co.

                                  -----------

                                        , 2001

                      WHERE YOU CAN FIND MORE INFORMATION

   We are subject to the informational requirements of the Securities Exchange Act of 1934. As a result, we are required to file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any of these reports, statements and other information that we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. The indenture governing the notes requires us to file reports and other information required to be filed under the Exchange Act with the SEC and provide such information to you, upon request, regardless of whether we are subject to the reporting requirements of the Exchange Act.

   We have filed a registration statement on Form S-4 to register the notes with the SEC. This prospectus is part of that registration statement. As allowed by the SEC's rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You may obtain this information at no cost by writing or telephoning us at the following address and telephone number:

     Madison River Capital, LLC
     103 South Fifth Street
     Mebane, North Carolina 27302
     Attention: Rick Whitener
             Vice President-Financial Reporting
     Phone: (919) 563-1500

   Statements contained in this prospectus concerning the provisions of documents are not necessarily summaries of all provisions of those documents. If we have filed any other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter.

                                    SUMMARY

   The following summary is intended to highlight certain information contained elsewhere in this prospectus. This summary is not intended to be a complete statement of all material facts related to the notes and is qualified in its entirety by the more detailed information and historical and pro forma financial information, including the notes relating to that information, appearing elsewhere in this prospectus. Madison River Finance Corp., a wholly owned subsidiary of Madison River Capital, LLC, has only nominal assets, does not conduct any operations and has been formed solely to act as co-issuer of the notes. For convenience, throughout this prospectus, the words "Madison River," "we," "us," "our" or similar words refer to Madison River Capital, LLC, Madison River Finance Corp. and all of their subsidiaries except where the context otherwise requires. "Madison River Capital" refers solely to Madison River Capital, LLC and "Madison River Finance" refers to Madison River Finance Corp. References in this document to the acquisition of "Coastal Communications" refer to the acquisition of Coastal Utilities, Inc. and its subsidiary by Madison River which took place on March 30, 2000.

                              About Madison River

   We are an established and rapidly growing provider of integrated communications services and solutions that focuses on markets in the Gulf Coast, Mid-Atlantic and Midwest regions of the United States. Our integrated service offering to business and residential customers includes local and long distance voice, high speed data, fiber transport and Internet access. We currently operate in North Carolina, Georgia, Alabama, Mississippi, Louisiana, Texas, Florida and Illinois. We have a reputation for delivering high quality services and being highly responsive to our customers in these markets. As of December 31, 2000, we served approximately 205,500 access lines and 4,540 digital subscriber lines. For the year ended December 31, 2000, we would have generated $178.8 million in revenues and $58.4 million in adjusted EBITDA on a pro forma basis after giving effect to the acquisition of Coastal Communications as if it was consummated on January 1, 2000.

   We are growing our customer base of medium and large businesses and residential multiple dwelling units around our regional centers and along our approximately 3,175 sheath-mile fiber optic network by building on our established customer base, strong local presence, state of the art technology and experienced local sales and operating professionals. From our switches and our fiber transport networks, we are able to address over 2.3 million access lines in attractive secondary markets such as Greensboro and Raleigh-Durham, North Carolina; Mobile and Montgomery, Alabama; and Peoria, Illinois. In order to further expand the services available to our existing customers and to attract new customers, we are aggressively developing high speed broadband service offerings utilizing advanced bandwidth enhancing technologies such as asynchronous transfer mode, or ATM, digital subscriber line, or DSL, and fiber optic networks. The number of access lines we serve has increased faster than industry averages.

   Our customer base is comprised of approximately 68,500 business and 137,000 residential access lines, 63,000 long distance accounts and 30,000 Internet access subscribers. Our network platform includes ten Nortel DMS digital switches, one Siemens digital switch and twelve Nortel ATM switches. We currently have interconnection agreements with BellSouth, Southwestern Bell, GTE and Ameritech. We have been certified as a Competitive Local Exchange Carrier (CLEC) in ten states. In addition, we have been certified as an Incumbent Local Exchange Carrier (ILEC) in four states, and are qualified to provide long distance services in eleven states. Our fiber optic network serves as the backbone to allow us to offer competitive data and voice transport and Internet access services to our existing and future customers, and we believe it will also provide revenue opportunities from providing transport services to other carriers.

   Our equity holders are affiliates of Madison Dearborn Partners, Goldman, Sachs & Co. and Providence Equity Partners and certain members of our management. We have grown since our formation in 1996 through the acquisition of four local telephone companies (ILECs) and fiber transport assets in our current regions of operation.

Recent Developments

   On December 27, 2000, we entered into a definitive agreement to sell over 4,200 access lines and other operating assets that comprise the exchanges in Staunton and Livingston, Illinois to Madison Telephone Company (a non-related entity) for approximately $13.6 million subject to certain purchase price adjustments. As part of the agreement, we may provide certain services to Madison Telephone Company subsequent to the closing of the transaction. The transaction is subject to regulatory approval and is expected to be completed near the end of the second quarter of 2001.

   On December 29, 2000, we entered into a definitive agreement with the Rural Telephone Finance Cooperative (RTFC) to refinance our five existing loan agreements with the RTFC into one new loan agreement. As part of the transaction, on that date, we borrowed an additional $11.3 million from the RTFC to finance the purchase of additional subordinated capital certificates. Principal repayment terms and security provisions under the new agreement are substantially the same as existed under the previous separate agreements. In addition, the new agreement consolidated the four separate secured lines of credit which totaled $31.0 million into a new $31.0 million facility with no annual pay-down provisions. The transaction received all necessary regulatory approvals and was completed during the first quarter of 2001.

   As part of the Coastal Communications acquisition, we issued to the former shareholders of Coastal Utilities, Series A non-voting common stock and Series B non-voting common stock of Coastal Communications in the face amount of $10.0 million and $5.0 million, respectively. The Series A and Series B shares have put and call features exercisable by the holders and us. Based on the put and call features, the holders of Series A shares may put their shares to Coastal Communications in December 2005 for $17.7 million. The holders of the Series B shares have the right to put their shares for $35.0 million during the first two years subsequent to closing upon the occurrence of certain defined events. Such an event occurred with our successful completion of the exchange offer for the senior notes in July 2000. In February 2001, the holders of the Series B shares exercised their put option, and we have until April 2002 to repurchase the Series B shares for $35.0 million.

   Our principal executive offices are located at 103 South Fifth Street, Mebane, North Carolina 27302, and our telephone number at that address is (919) 563-1500.

                              Summary of the Notes

   The form and terms of the notes are governed by an indenture, and the indenture is governed by New York law.

 Issuers..........................  Madison River Capital, LLC and Madison
                                    River Finance Corp.

 Total Amount of Notes Offered....  $200.0 million in principal amount of 13
                                    1/4% Senior Notes due 2010.

 Maturity.........................  March 1, 2010.

 Interest.........................  Annual rate--13 1/4%.

                                    Payment frequency--every six months on
                                    March 1 and September 1.
 Ranking..........................  The notes:

                                    . are unsecured senior obligations of
                                      Madison River;

                                    . rank senior to any future subordinated
                                      indebtedness which expressly provides
                                      that it will be subordinated to the
                                      notes;

                                    . rank equal in right of payment with all
                                      of our existing and future
                                      unsubordinated, unsecured debts;

                                    . rank junior to all our secured debt, to
                                      the extent of the value of the assets
                                      securing the debt; and

                                    . also rank behind all existing and future
                                      third-party indebtedness (including any
                                      credit facilities) and other liabilities of Madison River's subsidiaries.

                                    As of December 31, 2000:

                                    . Madison River Capital had no other
                                      indebtedness; and

                                    . the notes were effectively subordinated
                                      to liabilities and obligations of Madison
                                      River Capital's subsidiaries of $656.3
                                      million.

 Optional Redemption..............  On or after March 1, 2005, we may redeem some or all of the notes at any time at the
                                    redemption prices listed in the
                                    "Description of the Notes" section under
                                    the heading "Optional Redemption."

                                    Before March 1, 2003, we may redeem up to 35% of the notes with the proceeds of certain public equity offerings by, or strategic investments in, Madison River
                                    Capital or its direct parent at the price listed in the "Description of the Notes" section under the heading "Optional
                                    Redemption."

 Mandatory Offer to Repurchase....  If we sell assets under certain circumstances, or upon certain change of
                                    control events, we must offer to repurchase
                                    the notes at the prices listed in the
                                    "Description of the Notes" section under
                                    the heading "Repurchase at the Option of
                                    Holders."

 Basic Covenants of Indenture.....  The indenture, among other things, restricts our ability and the ability of
                                    our subsidiaries to:

                                    . incur additional indebtedness;

                                    . pay dividends on, redeem or repurchase
                                      our member interests;

                                    . make various investments;

                                    . create certain liens or use assets as
                                      security in other transactions;

                                    . sell certain assets or utilize certain
                                      asset sale proceeds;

                                    . merge or consolidate with or into other
                                      companies;

                                    . dispose of all or substantially all of
                                      our assets and the assets of our
                                      subsidiaries; and

                                    . enter into transactions with affiliates.

                                    These covenants are subject to a number of important limitations and exceptions. For more details, see "Description of the Notes" section under the heading "Certain
                                    Covenants."

 Public Market for the Notes......  Goldman, Sachs & Co. currently makes a market in the notes. However, you should be
                                    aware that Goldman, Sachs & Co. is not
                                    obligated to do so and may discontinue its
                                    market-making activities at any time
                                    without notice. As a result, the liquidity
                                    of a market for the notes may not be
                                    available if you try to sell your notes. In
                                    addition, we can not guarantee when, or
                                    even if, another market for the notes will
                                    develop. We do not intend to apply for a
                                    listing of the notes on any securities
                                    exchange or on any automated dealer
                                    quotation systems.

                                  Risk Factors

   You should carefully consider the information set forth under the caption "Risk Factors" beginning on page 8 and all the other information in this prospectus before deciding whether to invest in the notes.

                      Summary Financial and Operating Data

   The following table presents summary historical and pro forma financial and operating data about us. Prior to the formation of Madison River Capital, LLC in September 1999, the operations were consolidated at the Madison River Telephone Company, LLC level. Concurrent with the formation of Madison River Capital as a subsidiary of Madison River Telephone Company, all operations were consolidated at the Madison River Capital level. All historical operations presented in these financial statements prior to the formation of Madison River Capital include the consolidated financial statements of the operating subsidiaries. Madison River was organized on April 5, 1996 as a limited liability company for the primary purpose of acquiring and operating local exchange telephone companies. From the date of organization through 1997, Madison River had not engaged in any revenue producing activities and was a development stage company. In January 1998, Madison River acquired Mebcom Communications and its subsidiary, Mebtel, Inc., a local exchange company. Since Madison River had no telephone operations prior to this acquisition, Mebcom is considered the predecessor to Madison River for accounting purposes.

   The 2000 unaudited pro forma data gives effect to the sale of the notes and the acquisition and related financing of Coastal Communications in March 2000 as if these transactions had been consummated on January 1, 2000. The pro forma data is derived from the Unaudited Pro Forma Consolidated Financial Information of Madison River and Coastal Communications, which is included elsewhere in this prospectus. The unaudited pro forma data does not purport to be indicative of the results that would have been obtained had such transactions been completed as of January 1, 2000 and for the year ended December 31, 2000 nor are they necessarily indicative of results that may be obtained in the future. You should read this information together with "Unaudited Pro Forma Consolidated Financial Information," "Selected Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Madison River Capital's, Gulf Coast Services' and Coastal Communications' consolidated financial statements and the notes relating to those statements included elsewhere in this prospectus.

                                             Year Ended December 31,
                                    ---------------------------------------------
                                             Historical               Pro Forma
                                    -------------------------------  ------------
                                      1998       1999       2000
                                     Madison    Madison    Madison       2000
                                    River (a)  River (b)  River (c)  Consolidated
                                    ---------  ---------  ---------  ------------
                                                                     (Unaudited)
                                    (in thousands, except for ratios and other
                                                 operating data)
Statement of Operations Data:
 Revenues.......................... $ 16,864   $  81,517  $169,658     $178,754
 Operating Expenses:
   Cost of services and selling,
    general and administrative
    expenses.......................   12,157      54,517   119,573      125,166
   Depreciation and amortization...    4,177      21,508    50,093       52,456
                                    --------   ---------  --------     --------
 Total operating expenses..........   16,334      76,025   169,666      177,622
                                    --------   ---------  --------     --------
 Operating income (loss)...........      530       5,492        (8)       1,132
 Interest expense..................   (3,893)    (22,443)  (61,267)     (65,010)
 Other income......................      481       3,386     4,899        5,474
                                    --------   ---------  --------     --------
 Loss before income taxes..........   (2,882)    (13,565)  (56,376)     (58,404)
 Income tax provision..............      (52)     (1,625)   (2,460)      (2,436)
                                    --------   ---------  --------     --------
 Loss before minority interest and
  extraordinary item...............   (2,934)    (15,190)  (58,836)     (60,840)
 Minority interest.................      --          --       (750)      (1,000)
                                    --------   ---------  --------     --------
 Loss before extraordinary item....   (2,934)    (15,190)  (59,586)     (61,840)
 Extraordinary item................     (173)        --        --           --
                                    --------   ---------  --------     --------
 Net loss.......................... $ (3,107)  $ (15,190) $(59,586)    $(61,840)
                                    ========   =========  ========     ========
Balance Sheet Data (at period end) (d):
 Cash and cash equivalents......... $  6,354   $  83,729  $ 63,410          n/a
 Telephone, plant and equipment,
  net..............................   89,486     293,322   400,319          n/a
 Total assets......................  285,763     785,290   992,017          n/a
 Long-term debt, including current
  portions ........................  219,876     535,611   678,114          n/a
 Total member's capital (e)........   54,070     165,994   129,101          n/a
Other Financial Data:
 Capital expenditures.............. $  6,056   $  37,756  $ 89,644          n/a
 Net cash provided by (used in)
  operating activities.............    3,582      12,938    19,182          n/a
 EBITDA (f)........................    4,707      27,000    50,085     $ 53,588
 Adjusted EBITDA (f)...............    5,020      29,576    54,857       58,360
 Ratio of earnings to fixed
  charges (g)......................      --          --        --           --
Other Operating Data:
 Access lines......................   91,311     150,000   205,547          n/a
 DSL lines.........................      --          273     4,536          n/a
 Employees.........................      248         745     1,073          n/a

Note:
(a) Represents the historical consolidated financial information of Madison River Capital which includes the results of operations and financial position of Madison River Capital and its subsidiaries, including Mebcom (acquired on January 1, 1998) and Gallatin River (acquired on November 1,
    1998).
(b) Represents the historical consolidated financial information of Madison River Capital, which includes the results of operations and financial position of Madison River Capital and its subsidiaries, including Gulf Coast Services (acquired on September 29, 1999).
(c) Represents the historical consolidated financial information of Madison River Capital, which includes the results of operations and financial position of Madison River Capital and its subsidiaries, including Coastal Communications (acquired on March 30, 2000).
(d) Pro forma balance sheet data as of December 31, 2000 is not applicable as the offering of the notes and the acquisition and related financing of Coastal Communications are reflected in Madison River Capital's historical balance sheet as of December 31, 2000.
(e) Includes member's interest, accumulated deficit and accumulated other comprehensive loss.
(f) EBITDA consists of operating income (loss) before depreciation and amortization. Adjusted EBITDA is calculated by adding to EBITDA non-cash compensation expense incurred in connection with certain long-term incentive awards that were granted to certain employees (see note 9 to the consolidated financial statements of Madison River Capital, LLC).

  EBITDA and adjusted EBITDA are presented because we believe they are frequently used by investors and other interested parties in the evaluation of a company's ability to meet its future debt service, capital expenditures and working capital requirements. However, other companies in our industry may present EBITDA and adjusted EBITDA differently than we do. EBITDA and adjusted EBITDA are not measurements of financial performance under generally accepted accounting principles and should not be considered as alternatives to cash flows from operating activities as measures of liquidity or alternatives to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles. EBITDA is not calculated in the same manner as in the indenture with respect to the notes. See the Consolidated Statements of Cash Flows included in our financial statements.

  The following table summarizes the impact of the non-cash compensation expense adjustments to EBITDA for the periods indicated to calculate adjusted EBITDA:

                                                   Year Ended December 31,
                                               --------------------------------
                                                     Historical       Pro forma
                                               ---------------------- ---------
                                                1998   1999    2000     2000
                                               ------ ------- ------- ---------
   EBITDA (as defined)........................ $4,707 $27,000 $50,085  $53,588
   Adjustments:
     Management incentive plan expense........    313   2,576   4,772    4,772
                                               ------ ------- -------  -------
   Adjusted EBITDA............................ $5,020 $29,576 $54,857  $58,360
                                               ====== ======= =======  =======

(g) The ratio of earnings to fixed charges is computed by dividing income before income taxes and fixed charges (other than capitalized interest) by fixed charges. Fixed charges consist of interest charges, amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rental expense we believe to be representative of interest. For the years ended December 31, 1998, 1999, 2000 and the pro forma year ended December 31, 2000, our earnings were insufficient to cover fixed charges by $2,882, $13,565, $56,376 and $58,404, respectively.

                                 RISK FACTORS

   You should carefully consider each of the following factors and all of the other information set forth in this prospectus before deciding whether to invest in the notes. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

                    Risk Factors Relating to Madison River

Our significant amount of indebtedness could limit our operational flexibility or otherwise affect our financial health.

   We now have a significant amount of indebtedness. As of December 31, 2000, we had:

  . Total indebtedness of $678.1 million;

  . Member's capital of $129.1 million;

  . Debt to equity ratio of 5.3 to 1; and

  . For the year ended December 31, 2000, our pro forma earnings would have been insufficient to cover our fixed charges by $58.4 million.

   The indenture governing the notes limits our ability to undertake certain transactions. The covenants in the indenture restrict our ability to:

  . incur additional indebtedness;

  . pay dividends on, redeem or repurchase our member interests;

  . make various investments;

  . sell certain assets or utilize certain asset sale proceeds;

  . create certain liens or use assets as security in other transactions;

  . enter into certain transactions with affiliates; and

  . merge or consolidate with or into other companies, or dispose of all or substantially all of our assets and the assets of our subsidiaries.

   These covenants are subject to a number of important exceptions. In addition, our existing credit facilities contain (and credit facilities that we may enter into in the future may contain) other and more restrictive covenants, including covenants limiting our ability to incur debt and make capital expenditures and limiting our subsidiaries' ability to make distributions or pay dividends to us. In addition, these covenants may require us to meet or maintain specified financial ratios and tests. Our ability to meet these financial ratios could be affected by events beyond our control, and no assurance can be given that we will be able to comply with these provisions. A breach of any of these covenants could result in a default under these credit facilities and/or the indenture. See "Description of the Notes-- Certain Covenants."

   Our substantial indebtedness could have important consequences for you. For example, it could:

  . make it more difficult for us to satisfy our obligations with respect to the notes;

  . limit our flexibility to adjust to changing market conditions, reduce our ability to withstand competitive pressures and increase our vulnerability to general adverse economic and industry conditions;

  . limit our ability to borrow additional amounts for working capital, capital expenditures, research and development costs, future business opportunities and other general corporate requirements or hinder us from obtaining such financing on terms favorable to us or at all;

  . require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts, future business opportunities and other general corporate purposes;

  . limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  . restrict our ability to access additional capital;

  . place us at a competitive disadvantage compared to our competitors that have less debt; and

  . make us vulnerable to increases in prevailing interest rates.

   We may incur substantial additional indebtedness in the future. This could further exacerbate the risks described above. The terms of our current indebtedness do not fully prohibit us from incurring other indebtedness. Our credit facilities currently permit additional borrowing of up to $38.8 million, and all of those borrowings would be effectively senior to the notes.

We may not be able to increase our business and revenues.

   Consumers may not purchase our services. Our success will depend on our ability to expand our current customer base, penetrate our target markets and otherwise implement our business plan. Expansion of our customer base depends on marketplace acceptance of our communications services and the willingness of prospective customers to switch to our services from their current carriers, which may be limited by the fact that some of our competitors have long-standing relationships with customers and resources that are far greater than ours.

   We need to increase the volume of traffic on our network. We must increase the volume of voice, data and Internet transmission on our network at the prices we anticipate in order to realize the anticipated cash flow, operating efficiencies and cost benefits of our network. If we do not develop long-term commitments with new customers, or maintain our relationships with current customers, we will be unable to increase traffic on our network which could adversely affect our business and our ability to achieve sufficient cash flow to service the notes.

   Prices may decline. The prices that we can charge our customers for network services, including wholesale fiber capacity and voice telecommunications services, could decline due to the following factors, among others:

  . installation by us and our competitors, some of which are expanding capacity on their existing networks or developing new networks, of fiber and related equipment that provides substantially more transmission capacity than needed;

  . recent technological advances that permit substantial increases in, or better usage of, the capacity of transmission media;

  . reduced differentiation in product quality and service resulting in increased price competition; and

  . strategic alliances or similar transactions that decrease industry participants' costs.

   Our ability to compete effectively will also depend upon our continued ability to maintain price competitiveness.

   We may not be successful in efficiently managing the growth of our business. Our business plan will, if successfully implemented, result in rapid expansion of our operations, which may place a significant strain on our management, financial and other resources. To achieve and sustain growth we must, among other things, monitor operations, control costs, maintain regulatory compliance, maintain effective quality controls and significantly expand our internal management, technical, provisioning, information, billing, customer service and accounting systems.

   We cannot guarantee that we will successfully obtain, integrate and use the employee, management, operational and financial resources necessary to manage a developing and expanding business in an evolving, regulated and increasingly competitive industry.

   We may not be able to achieve desired operating efficiencies from our information and billing systems. Sophisticated information and billing systems are vital to our growth and ability to monitor and control costs, bill customers, process customer orders, provision customer service and achieve operating efficiencies. We currently rely on internal systems and third-party vendors to provide our information and processing systems. Some of our billing, customer service and management information systems have been developed by third parties for us and may not perform as anticipated. Our plans for developing and implementing our information and billing systems rely primarily on the delivery of products and services by third-party vendors. We may not be able to develop new business, identify revenues and expenses, service customers, collect revenues or develop and maintain an adequate work force if any of the following occurs:

  . vendors fail to deliver proposed products and services in a timely and effective manner or at acceptable costs;

  . we fail to adequately identify our information and processing needs;

  . our related processing or information systems fail;

  . we fail to upgrade systems when necessary; or

  . we fail to integrate our systems with those of our major customers.

   In addition, our right to use these systems is dependent upon license agreements with third-party vendors. Some of these agreements may be cancellable by the vendor, and the cancellation or nonrenewable nature of these agreements could impair our ability to process orders or bill our customers. Since we rely on third-party vendors to provide some of these services, any switch in vendors could potentially be costly and affect operating efficiencies.

   We are dependent on market acceptance of DSL-based services and ATM-based services. We expect that an increasing amount of our revenues will come from providing digital subscriber line, or DSL-based services, and asynchronous transfer mode, or ATM-based services. The market for business, telecommuter and residential Internet access is in the early stages of development. Because we offer and expect to expand our offering of services to a new and evolving market and because current and future competitors are likely to introduce competing services, it is difficult for us to predict the rate at which this market will grow. Various providers of high-speed digital communications services are testing products from various suppliers for various applications, and it is unclear if digital subscriber lines will offer the same or more attractive price-performance characteristics. The markets for our services could fail to develop, grow more slowly than anticipated or become saturated with competitors.

Development of our competitive local operations will negatively impact our cash flow and financial results.

   Our business plan includes expanding our operations to new markets where we will operate as a CLEC offering local and long distance voice, high-speed data, Internet access and transport services over our fiber networks. The development of our CLEC business and the acquisition, installation and expansion of our networks in new markets require significant expenditures, and we must make a substantial portion of those expenditures before we realize any revenues. We expect these necessary capital expenditures to increase as we continue to implement our business plan and attempt to provide competitive services in our target expansion markets. As a result of these expenditures, together with the associated high initial service costs of providing service in new markets, we expect to have negative cash flow and operating losses from our expansion operations which will materially decrease our EBITDA until we establish an adequate revenue base. We cannot be certain that we will establish an adequate revenue base in each of our target markets or in our target markets as a whole. Growth and profitability in our expansion operations may also require interconnection and resale terms and pricing which depend on federal and state regulatory decisions and court interpretations of legislation, all of which are outside of our control.

We have risks relating to our network.

   Rapidly changing communications technology and other factors may require us to expand or adapt our network in the future. We expect that new products and technologies will emerge as the telecommunications industry is subject to rapid and significant changes in technology, and we cannot predict the effect of these technological changes on our business. Further, new technologies and products may not be compatible with our existing technologies and systems. These changes could require us to incur significant expenditures. New products and technologies may (1) reduce the prices for our services or (2) be superior to, and render obsolete, the products and technologies we use. If we do not replace or upgrade our technology and equipment that becomes obsolete, we will not be able to compete effectively because we will not be able to meet customer expectations. We cannot assure you that technological changes in the communications industry will not have a material adverse effect on our business and our ability to achieve sufficient cash flow to service the notes. We may not be able to obtain timely access to new technology on satisfactory terms, or incorporate new technology into our systems in a cost effective manner, or at all.

   In addition to technological advances, other factors could require us to further expand or adapt our network, including (1) an increasing number of customers; (2) demand for greater data transmission capacity; and (3) changes in our customers' service requirements. Expanding or adapting our network could require substantial additional financial, operational and managerial resources, any of which may not be available to us.

   Furthermore, due to the limited development of our DSL-based services, the ability of our network to connect and manage a substantial number of end users at high digital transmission speeds is still unknown. While peak digital data transmission speeds across our network between a central office and the end user can exceed 1.1 megabits per second, the actual data transmission speed over our network could be significantly slower due to:

  . the type of DSL technology deployed;

  . the distance from end user to a central office;

  . the condition and configuration of the telecommunications line utilized;

  . the existence of and number of data transmission impediments on telephone company copper lines;

  . the gauge of copper lines; and

  . the presence and severity of interfering transmissions on nearby lines.

For example, we are not certain whether we can successfully deploy higher DSL speeds through digital loop carrier systems which, because they connect copper lines to a fiber link, currently limit DSL service to as slow a speed as 128 kilobits per second.

   Because we rely on incumbent local telephone companies to overcome technical limitations associated with loop carrier systems in service areas outside our own, we cannot assure you that we will be able to successfully deploy high-speed DSL service to all areas in our markets. As a result, our network may not be able to achieve and maintain the highest possible digital transmission speed. Our failure to achieve or maintain high-speed digital transmissions would have a material adverse effect on our business.

   Network disruptions could adversely affect our operating results. The success of our operations will require that our network provide competitive reliability, capacity and security. Some of the risks to our network and infrastructure include:

  . physical damage;

  . power loss from, among other things, adverse weather conditions;

  . capacity limitations;

  . software defects;

  . breaches of security, including sabotage, tampering, computer viruses and break-ins; and

  . other disruptions that are beyond our control.

Disruptions or system failures may cause interruptions in service or reduced capacity for customers. If service is not restored in a timely manner, agreements with our customers may obligate us to provide credits or other remedies to them, and this would reduce our revenues. Service disruptions could also damage our reputation with customers causing us to lose existing customers or have difficulty attracting new ones. Many of our customers' communications needs are extremely time sensitive, and delays in signal delivery may cause significant losses to a customer using our network.

   We may not complete our network efficiently and on time. Our continued ability to provide communications services and our ability to increase revenues and make a profit will depend in part upon the successful, timely and cost effective completion and enhancement of our network into our target markets where we plan to compete as a competitive local exchange carrier.

   We need to obtain and maintain the necessary rights-of-way for our network. As of December 31, 2000, we have acquired all material, necessary nonexclusive right-of-way agreements covering ILEC and CLEC operations in existence. However, we may need to obtain supplemental rights-of-way and other permits from railroads, utilities, state highway authorities, local governments and transit authorities to install conduit and related telecom equipment for the expansion of our network into our target markets, where we plan to compete as a competitive local exchange carrier. We may not be successful in obtaining and maintaining these right-of-way agreements or obtaining these agreements on acceptable terms whether in new markets or in our existing markets. Some of these agreements may be short-term or revocable at will, and we cannot assure you that we will continue to have access to existing rights-of-way after they have expired or terminated. Although we believe that alternative supplemental rights-of-way will be available, if any of these agreements were terminated or could not be renewed, we may be forced to remove our fiber optic cable from under the streets or abandon our networks.

   Our utility right-of-way agreements are subject to certain conditions and limitations on access and use and are subject to termination upon customary default provisions. In some cases, these agreements require our fiber network to be moved or removed in the event that the utility needs its right-of-way for public utility purposes or no longer owns its right-of-way. We may not be able to maintain all of our existing rights and permits or obtain and maintain the additional rights and permits needed to implement our business plan. In addition, our failure to maintain the necessary rights-of-way, franchises, easements, licenses and permits may result in an event of default under certain of our credit facilities.

   Our ability to protect our proprietary technology is limited and infringement claims against us could impact our ability to conduct our business. We currently rely on a combination of copyright, trademark and trade secret laws and contractual confidentiality provisions to protect the proprietary information that we have developed. Our ability to protect our proprietary technology is limited, and we cannot assure you that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology. Also, we cannot assure you that the intellectual property that local telephone companies or others claim to hold and that may be necessary for us to provide our services will be available on commercially reasonable terms. If we were found to be infringing upon the intellectual property rights of others, we might be required to enter into royalty or licensing agreements, which may be costly or not available on commercially reasonable terms. If successful, a claim of infringement against us and our inability to license the infringed or similar technology on terms acceptable to us could adversely affect our business.

Expanding our services entails a number of risks.

   Currently, we operate our business and provide our services almost exclusively as a local telephone company. We are expanding our business by providing new services to existing customers and by entering into new markets to serve new customers as a competitive local and integrated communications service provider. As we expand into new telecommunications businesses and enter into new markets, we will face certain additional risks, including increased legal and regulatory risks. The telecommunications businesses in which we compete and our target markets are highly competitive and, as a new entrant, we may be disadvantaged. The success of our entry into new telecommunications businesses and markets will be dependent upon, among other things, our ability to:

  . integrate new equipment and software into our networks;

  . design and/or obtain fiber optic network routes;

  . obtain regulatory approval;

  . develop strategic alliances or relationships;

  . hire and train qualified personnel; and

  . enhance our billing, back-office and information systems.

   We may not be successful in expanding our services or entering new markets. In addition, demand and market acceptance for any new products and services we introduce, whether in existing or new markets, are subject to a high level of uncertainty. Our inability to expand our services or to enter new markets effectively could have a material adverse effect on our business.

We may need to raise more capital to expand our business.

   In order to expand our fiber optic network and enter our target markets, we may need to raise more capital. Additional capital could be needed for: (1) network engineering and design, collocations, the installation of conduit and fiber, and the acquisition and installation of switches and other network hardware and software in connection with expanding our network; (2) acquisition of additional rights-of-way; (3) expansion of sales and marketing, and the development of billing and information systems; and (4) hiring and training employees to service a larger customer base.

   Based on our business plan, we believe that the available borrowings under our credit facilities, cash and investments on hand and our cash flow from operations will be adequate to meet our foreseeable liquidity needs until the first quarter of 2002. However, there is no guarantee that we will not need additional capital earlier. While possible sources of additional capital include commercial bank borrowings, sales of non-strategic assets, vendor financing or the sale or issuance of equity and debt securities to one or more strategic investors, our ability to arrange additional capital and the cost of any financing will depend upon many factors, some of which are beyond our control. We may be unable to raise additional capital, and such failure to do so could have a material adverse effect on our business.

We depend on key personnel.

   Our business is dependent upon a small number of key executive officers. We have entered into employment, confidentiality and noncompetition agreements with Messrs. J. Stephen Vanderwoude, James D. Ogg, Paul H. Sunu and Bruce J. Becker providing for employment of each executive for a five-year period, subject to termination by either party (with or without cause) on 30 days' prior written notice, and an agreement not to compete with us for a maximum period of up to fifteen months following termination for cause or voluntary termination of employment. We have not entered into employment agreements with any other key executives.

   We cannot guarantee that we will be able to attract or retain other skilled management personnel in the future. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could have a material adverse effect on our business and results of operation.

We face risks associated with our strategy of growth through acquisitions.

   Our current business plan contemplates growth from future acquisitions. Any future acquisitions will depend on our ability to identify suitable acquisition candidates, to negotiate acceptable terms for their acquisition and to finance those acquisitions. We will also face competition for suitable acquisition candidates which may increase our costs and limit the number of suitable acquisition candidates. In addition, future acquisitions by us could result in the incurrence of debt or contingent liabilities, which could have a material adverse effect on our business and our ability to achieve sufficient cash flow to service the notes. Any future acquisitions could also expose us to increased risks, including, among others:

  . the difficulty of assimilating the acquired operations and personnel;

  . the potential disruption of our ongoing business and diversion of resources and management time;

  . the inability to generate revenues from acquired businesses sufficient to offset acquisition costs;

  . the inability of management to maintain uniform standards, controls, procedures and policies;

  . the risks of entering markets in which we have little or no direct prior experience;

  . the difficulty of adapting incompatible operational support systems, network and other systems;

  . the impairment of relationships with employees, unions or customers as a result of changes in management; and

  . the impairment of supplier relationships.

   As a result, we cannot be sure that any acquisitions will occur or that any acquisitions, if made, would be successfully integrated into our operations.

   To date, we have grown through the acquisition of local telephone companies and other operating assets. Our future operations depend largely upon our ability to manage our growing business successfully. Our management team will have to manage a more complex organization and a larger number of operations than we have previously operated. There can be no assurance that we will be successful in integrating the various acquisitions. In addition, we may discover information in the course of the integration of these acquisitions which may have an adverse effect on our business and results of operations.

We have a limited operating history upon which you can evaluate our performance.

   We began operations in January 1998. Accordingly, we have a limited operating history upon which you can base an evaluation of our performance and your investment in the notes, including the reliability of our network and future financial results. Our viability, profitability and growth will depend upon successful implementation of our business plan. We cannot assure you that we will successfully implement our business plan. While we have a current base of approximately 205,500 voice access lines and 4,540 DSL lines and operate over approximately 3,175 sheath-miles of fiber optic cable, we are still in the early stages of our operations. The prospects for our success must be considered in light of the risks often encountered in the establishment of a new business in an industry subject to rapid technological and price changes and filled with many competitors, including access to the capital necessary to fund our business plan.

            Risk Factors Relating to the Telecommunications Industry

We face significant competition in our current and target markets.

   We currently operate primarily as an incumbent local telephone company in an industry that is highly competitive. However, due to the rural, low-density characteristics of our existing operating areas, the high cost of entry into these markets and the lack of concentration of medium and large business users, we believe that compared to most other local exchange carriers, we have historically faced relatively less competition in our existing markets. As characteristics of our markets change, the likelihood of local competitors entering our markets may increase.

   Significant and potentially larger competitors could enter our markets at almost any time. We may face competition from future market entrants, including competitive local service providers, cable television companies, electric utilities, microwave carriers, wireless telecommunications providers, Internet service providers and private networks built by large end users and municipalities. Increased competition could lead to price reductions, fewer large-volume sales, reduced operating margins and loss of market share.

   In addition, in each of the cities where we anticipate providing competitive local services, the services we offer will compete principally with the services offered by the incumbent local provider serving that area. These local telephone companies have long-standing relationships with their customers and have the potential to subsidize competitive services from monopoly service revenues. The Federal Communications Commission's, or the "FCC's," interconnection decisions and the Telecommunications Act of 1996 (the "Telecom Act") provide local telephone companies with increased pricing flexibility for their services and other regulatory relief, which could adversely effect our competitive local operations. The local telephone companies with which we compete may be allowed by regulators to lower rates for their services, engage in substantial volume and term discount pricing practices for their customers, or seek to charge us substantial fees for interconnection to their networks.

   Our success in our target service area depends upon our ability to increase our share of the carrier services market by providing high quality services at competitive prices. Many potential competitors have, and some potential competitors are likely to enjoy, substantial competitive advantages, including the following:

  . greater name recognition;

  . greater financial, technical, marketing and other resources;

  . long-standing or established national contracts;

  . more extensive knowledge of the telecommunications business and industry;
    and

  . well-established relationships with a larger installed base of current and potential customers.

   Local telephone companies can also adversely affect the pace at which we add new customers to our competitive local business by prolonging the process of providing unbundled network elements, collocations, intercompany trunks and operations support system interfaces, which allow the electronic transfer between local telephone companies and competitive carriers of needed information about customer accounts, service orders and repairs. Although the Telecom Act requires local telephone companies to provide the unbundled network elements, interconnections and operations support system interfaces needed to allow the customers of competitive carriers and other new entrants to the local exchange market to obtain service comparable to that provided by the local telephone companies to their own customers in terms of installation time, repair response time, billing and other administrative functions, in many cases the local telephone companies have not complied with the mandates of the Telecom Act to the satisfaction of many competitors. In addition, the interconnection regulations may be affected by the outcome of pending court decisions and FCC rulemaking.

We face particular risks relating to our long distance business.

   As part of our offering of bundled telecommunications services to our customers, we offer long distance services. The long distance business is extremely competitive and prices have declined substantially in recent years and we expect prices to continue to decline. In addition, the long distance industry has historically had a high average churn rate, as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. We rely on other carriers to provide transmission and termination services for all of our long distance traffic. We must enter into resale agreements with long distance carriers to provide us with transmission services. These agreements typically provide for the resale of long distance services on a per-minute basis and may contain minimum volume commitments. Negotiation of these agreements involves estimates of future supply and demand for transmission capacity as well as estimates of the calling patterns and traffic levels of our future customers. In the event we fail to meet our minimum volume commitments, we may be obligated to pay underutilization charges and in the event we underestimate our need for transmission capacity, we may be required to obtain capacity through more expensive means. The incurrence of any underutilization charges, rate increases or termination charges could have a material adverse effect on our business and our ability to achieve sufficient cash flow to service the notes.

We may not be able to compete effectively with the RBOCs in the provision of long distance services.

   Federal law currently prohibits Regional Bell Operating Companies (RBOCs) from providing certain types of long distance telephone service in most states. However, this restriction may be removed by the FCC if an RBOC meets certain specified conditions for a particular state and the FCC determines that removal of the restriction is in the public interest. In December, 1999, Bell Atlantic received approval from the FCC to provide long distance services in the State of New York. In June 2000, the FCC granted SBC authority to provide long distance services in Texas, and, in January 2001, the FCC granted SBC authority to provide long distance service in Oklahoma and Kansas. If RBOCs obtain permission to provide these services in more states, or if they are able to enter into teaming agreements with others to circumvent these restrictions, our business could be adversely affected. It would remove the major incentive RBOCs have to cooperate with companies like ours to foster competition within their service areas, and it would permit the RBOCs to offer both long distance and local exchange services, a competitive advantage which companies like ours currently are able to offer in those regions.

We are subject to extensive government regulation.

   We are subject to varying degrees of federal, state and local regulation. Changes in these regulations could materially increase our compliance costs or prevent us from implementing our business plan. Regulation of the telecommunications industry is changing rapidly, which affects our opportunities, competition and other aspects of our business. The regulatory environment varies substantially from state to state. In the states in which we provide service, we are generally required to obtain and maintain certificates of authority from regulatory bodies and file tariffs where we offer intrastate services.

   While our competitive local telephone and long distance businesses are subject to government regulation, our incumbent local telephone businesses, in particular, are highly regulated at both the federal and state levels. In general, our incumbent local telephone businesses operate under regulations limiting their rates of return on interstate and intrastate services. For interstate services, the FCC periodically reviews the reasonableness of the allowed rate-of-return these businesses may charge and may reduce such allowed rate-of-return. In addition, the FCC is in the process of reforming the rules that govern how these businesses charge long distance companies for completion of interstate calls. If reforms already adopted with respect to larger incumbent local telephone companies are applied to our incumbent local telephone businesses, they could reduce the interstate costs recovered from interstate access charges.

   As a condition to its approval of Gallatin River Communications' acquisition of Sprint Corporation's Illinois incumbent local telephone exchanges, the Illinois Commerce Commission required Gallatin River Communications to file, in an undocumented, informal proceeding, an informational earnings report covering its first full calendar year of operations by April 2000. Gallatin River Communications filed the required report on April 1, 2000. The information supplied could be used by the Illinois Commerce Commission's staff to initiate a proceeding to lower our intrastate rates, which may adversely affect our business and results of operations.

   The Telecom Act requires incumbent local telephone companies to enter into agreements to interconnect with, sell unbundled network elements to, and sell services for resale to, competitive telephone companies. Our ability to compete in the local exchange market as a competitive local telephone company may be adversely affected by the incumbent's pricing of such offerings and related terms, such as the availability of operation support systems and local number portability, and would be adversely affected if such requirements of the Telecom Act were repealed. Depending on the implementation of the Telecom Act, our incumbent local telephone businesses may be forced to interconnect with, and sell such services and elements to, competitors at prices that do not fully recover our costs of providing such services.

   With the passage of the Telecom Act, the regulation of our services has been subject to numerous administrative proceedings at the federal and state level, litigation in federal and state courts, and legislation in federal and state legislatures. We cannot predict the outcome of the various proceedings, litigation and legislation or whether and to what extent they may adversely affect our business or operations.

   Many other aspects of our services and operations are subject to federal and state regulation, including the introduction and pricing of new services, contributions to universal service funds and our use of radio frequencies. We currently receive revenues as a result of state and federal universal service fund contributions and make payments to such funds. If these programs are modified or discontinued, we may be adversely affected.

                       Risk Factors Related to the Notes

Our ability to service our indebtedness will depend on our ability to generate cash.

   Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures, will depend on our ability to generate cash in the future, our success in our financial and operating performance, our ability to successfully implement our business plan and our ability to access the cash flow of our subsidiaries. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

   We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under our credit facilities in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our credit facilities and the notes, on commercially reasonable terms or at all. In addition, we may be forced to reduce or delay planned product improvement initiatives and capital expenditures, sell assets or obtain additional equity capital.

   We may be unable to access the cash flow of our subsidiaries since certain of our subsidiaries are parties to credit or other borrowing agreements that restrict the payment of dividends, and such subsidiaries are likely to continue to be subject to such restrictions and prohibitions for the foreseeable future. In addition, future agreements governing the terms of our subsidiaries' indebtedness may restrict our subsidiaries' ability to pay dividends to us. See "Description of Other Indebtedness" and footnote 5 to the Consolidated Financial Statements of Madison River Capital, LLC. As a result, we may be unable to receive cash through dividends, distributions or other payments from our subsidiaries sufficient to pay principal of and interest on the notes.

Madison River Capital is a holding company, and the notes are structurally subordinate to the indebtedness of the issuers' subsidiaries.

   Madison River Capital is a holding company with no direct operations, and its principal assets consist of the equity interests of its operating subsidiaries. We are dependent upon dividends and other payments from our subsidiaries to generate the funds necessary to meet our obligations, including the payment of principal of and interest on the notes. Our subsidiaries, however, are legally distinct from us, and our subsidiaries will have no obligation, contingent or otherwise, to pay amounts due pursuant to the notes or to make funds available to us for such payment. Because our subsidiaries do not guarantee the notes, any right of the issuers to receive assets of any subsidiary upon the subsidiary's liquidation or reorganization (and consequent right of the holders of the notes to participate in the distribution or realize proceeds from those assets) will be effectively subordinated to the claims of the creditors of any such subsidiary in liquidation or reorganization. The ability of our subsidiaries to make payments to us will be subject to, among other things, the availability of funds, the terms of those subsidiaries' indebtedness (which limits their ability to pay dividends or make distributions) and applicable state laws. Claims of our subsidiaries' creditors, including trade creditors, will generally have priority as to the assets of the subsidiaries over the claims of the holders of Madison River Capital's indebtedness, including the notes. Accordingly, the notes will be effectively subordinated to the liabilities (including the credit facilities, trade payables and other indebtedness) of our subsidiaries.

The holders of a majority of the notes have the right to waive defaults under and to modify the indenture.

   Subject to certain limitations specified in the indenture, the holders of a majority in principal amount of the notes then outstanding have the right to:

  . waive certain existing defaults or events of default;

  . waive compliance with certain provisions of the indenture or the notes;

  . modify or supplement the indenture; and

  . direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture.

   These provisions of the indenture could allow actions affecting the notes to be taken without the approval of all of the holders of the notes and thus may have an adverse effect on the holders of the notes who do not approve of such actions.

We may not be able to obtain financing necessary to complete a change of control offer under the indenture.

   Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all notes then outstanding. For example, under the terms of Madison River Telephone Company's Operating Agreement, at any time on or after January 2, 2006, certain members may require Madison River Telephone Company to purchase all of their redeemable member units at an amount equal to the fair market value of such units. Such an event could result in a "Change of Control" under the indenture. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our credit facilities will not allow such repurchases. In particular, a change of control may cause an acceleration of the indebtedness outstanding under our credit facilities, in which case such indebtedness would be required to be repaid in full before redemption or repurchase of the notes. Certain important corporate events, however, such as a leveraged recapitalization, which would increase the level of our indebtedness, would not constitute a "Change of Control" under our credit facilities. See "Description of the Notes--Repurchase at the Option of Holders."

You may find it difficult to sell your notes.

   Although it is not obligated to do so, Goldman, Sachs & Co. makes a market in the notes. Any such market-making activity may be discontinued at any time, for any reason, without notice at the sole discretion of Goldman, Sachs & Co. No assurance can be given as to the liquidity of or the trading market for the notes, or the ability of the holders of the notes to sell their notes or the price at which such holders may be able to sell their notes. The notes could trade at prices that may be higher or lower than their initial offering price depending on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. Historically, the market for securities similar to the notes, including non-investment grade debt, has been subject to disruptions that have caused substantial volatility in the prices of such securities. We cannot assure you that the market for the notes, if one exists, will not be subject to similar disruptions.

   Goldman, Sachs & Co. may be deemed to be an affiliate of ours and, as such, may be required to deliver a prospectus in connection with its market-making activities in the notes. Pursuant to a registration rights agreement, we agreed to file and maintain a registration statement that would allow Goldman, Sachs & Co. to engage in market-making transactions in the notes. Subject to certain exceptions, the registration statement will remain effective for as long as Goldman, Sachs & Co. may be required to deliver a prospectus in connection with market-making transactions in the notes. We have agreed to bear all the costs and expenses related to such registration statement.

                           FORWARD-LOOKING STATEMENTS

   The statements, other than statements of historical fact, included in this prospectus are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "plan," "seek" or "believe." We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will occur. Our actual future performance could differ materially from such statements. Factors that could cause such or contribute to such differences include, but are not limited to:

  . the uncertainties and potential delays associated with our expansion into competitive local service;

  . the passage of legislation or court decisions adversely affecting the telecommunications industry;

  . our ability to repay our outstanding indebtedness;

  . our ability to raise additional capital on acceptable terms or on a timely basis;

  . competition in the telecommunications industry; and

  . the advent of new technology.

   You should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events. Important factors that could cause our actual results to differ materially from our expectations are discussed under "Risk Factors" and elsewhere in this prospectus. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the statements in those sections.

                            MARKET AND INDUSTRY DATA

   Market data used throughout this prospectus was obtained from internal Madison River surveys and industry surveys and publications. Industry surveys and publications generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy and completeness of the information. We have not independently verified the market data. Similarly, internal Madison River surveys, while believed to be reliable, have not been verified by any independent sources.

                                USE OF PROCEEDS

   This prospectus is delivered in connection with the sale of the notes by Goldman, Sachs & Co. in market-making transactions. We will not receive any of the proceeds from such transactions.

                                 CAPITALIZATION

   The following table sets forth our consolidated capitalization on an actual basis as of December 31, 2000:

   You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Other Indebtedness" and our consolidated financial statements, including the related notes thereto, and other financial data appearing elsewhere in this prospectus.

                                                               December 31, 2000
                                                               -----------------
                                                                    Actual
                                                               -----------------
                                                                (in thousands)
Cash and cash equivalents.....................................     $  63,410
                                                                   =========
Borrowings under credit facilities ...........................     $ 477,975
Senior notes..................................................       197,379
Miscellaneous.................................................         2,760
                                                                   ---------
Total long-term debt (1)......................................       678,114
Redeemable minority interest..................................        45,750
Member's capital
  Member's interest...........................................       213,054
  Accumulated other comprehensive loss........................        (4,661)
  Accumulated deficit.........................................       (79,292)
                                                                   ---------
    Total member's capital....................................       129,101
                                                                   ---------
    Total capitalization......................................     $ 852,965
                                                                   =========

--------
(1) Excludes any potential borrowings under undrawn credit facilities totalling $38.8 million.

                     SELECTED FINANCIAL AND OPERATING DATA

   The following tables contain selected financial and operating data of Madison River as of and for each of the four years in the period ended December 31, 2000 and for the period from April 5, 1996 (inception) to December 31, 1996, and for its predecessor, Mebcom, as of and for each of the two years in the period ended December 31, 1997. Prior to the formation of Madison River Capital, LLC in September 1999, the operations of the operating subsidiaries were consolidated at the Madison River Telephone Company, LLC level. Concurrent with the formation of Madison River Capital as a subsidiary of Madison River Telephone Company, all operations were consolidated at the Madison River Capital level. The selected financial data of Madison River and Mebcom was derived from audited consolidated financial statements of these companies. The following information should be read in conjunction with, and is qualified in its entirety by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes thereto and the other financial and operating data included elsewhere in this prospectus.

                          MADISON RIVER CAPITAL, LLC

                     Selected Financial and Operating Data
                       (in thousands, except for ratios)

                                                  Period Ended December 31,
                         ------------------------------------------------------------------------------
                                 1996                 1997
                         -------------------- --------------------   1998       1999       2000
                                     Madison              Madison   Madison    Madison    Madison
                         Mebcom (a) River (b) Mebcom (a) River (b) River (c)  River (d)  River (e)
                         ---------- --------- ---------- --------- ---------  ---------  ---------
Statement of Operations
Data:
 Revenues...............  $ 5,435    $  --     $ 6,379    $  --    $  16,864  $  81,517  $ 169,658
 Operating expenses:
   Cost of services and
   selling, general and
   administrative
   expenses.............    3,756       429      4,259       949      12,157     54,517    119,573
   Depreciation and
   amortization.........      765         2        715        12       4,177     21,508     50,093
                          -------    ------    -------    ------   ---------  ---------  ---------
 Total operating
 expenses...............    4,521       431      4,974       961      16,334     76,025    169,666
                          -------    ------    -------    ------   ---------  ---------  ---------
 Operating income
 (loss).................      914      (431)     1,405      (961)        530      5,492         (8)
 Interest expense.......     (428)      (16)      (409)      (31)     (3,893)   (22,443)   (61,267)
 Other income...........      388        11        286        19         481      3,386      4,899
                          -------    ------    -------    ------   ---------  ---------  ---------
 Income (loss) before
 income taxes and mi-
 nority interest ex-
 pense .................      874      (436)     1,282      (973)     (2,882)   (13,565)   (56,376)
 Income tax (provision)
 benefit................     (226)      --        (480)      --          (52)    (1,625)    (2,460)
 Minority interest
 expense................      --        --         --        --          --         --        (750)
                          -------    ------    -------    ------   ---------  ---------  ---------
 Income (loss) before
 extraordinary item.....      648      (436)       802      (973)     (2,934)   (15,190)   (59,586)
 Extraordinary item.....      --        --         --        --         (173)       --         --
                          -------    ------    -------    ------   ---------  ---------  ---------
 Net income (loss)......  $   648    $ (436)   $   802    $ (973)  $  (3,107) $ (15,190) $ (59,586)
                          =======    ======    =======    ======   =========  =========  =========
Balance Sheet Data (at
period end):
 Cash and cash
 equivalents............  $ 1,974    $  532    $ 2,668    $7,698   $   6,354  $  83,729  $  63,410
 Telephone plant and
 equipment, net.........    6,390        77      6,980        69      89,486    293,322    400,319
 Total assets...........   12,437       615     13,073     8,021     285,763    785,290    992,017
 Long-term debt,
 including current
 portion................    5,747       --       5,522       --      219,876    535,611    678,114
 Total
 shareholders'/member's
 capital................    3,562       160      4,364     6,885      54,070    165,994    129,101
Other Financial Data:
 Capital expenditures...  $   951    $   79    $ 1,385    $    4   $   6,056  $  37,756  $  89,644
 Net cash provided by
 (used in) operating
 activities.............    1,585      (376)     2,887      (529)      3,582     12,938     19,182
 EBITDA(f)..............    1,679      (429)     2,120      (949)      4,707     27,000     50,085
 Ratio of earnings to
 fixed charges(g).......      3.0       --         4.1       --          --         --         --

Notes:
(a) Represents the historical consolidated financial information of Mebcom.
(b) Represents the historical consolidated financial information of Madison River Capital.
(c) Represents the historical consolidated financial information of Madison River Capital which includes the results of operations and financial position of Madison River Capital and its subsidiaries, including Mebcom (acquired on January 1, 1998) and Gallatin River (acquired on November 1,
    1998).
(d) Represents the historical consolidated financial information of Madison River Capital, which includes the results of operations and financial position of Madison River Capital and its subsidiaries, including Gulf Coast Services (acquired on September 29, 1999).
(e) Represents the historical consolidated financial information of Madison River Capital, which includes the results of operations and financial position of Madison River Capital and its subsidiaries, including Coastal Communications (acquired on March 30, 2000).
(f) EBITDA consists of operating income (loss) before depreciation and amortization. EBITDA is presented because we believe it is frequently used by investors and other interested parties in the evaluation of a company's ability to meet its future debt service, capital expenditures and working capital requirements. However, other companies in our industry may present EBITDA differently than we do. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flows from operating activities or as a measure of liquidity or as an alternative to net earnings as an indicator of our operating performance or any other measure of performance derived in accordance with generally accepted accounting principles. EBITDA is not calculated in the same manner as in the indenture with respect to the notes. See the Consolidated Statements of Cash Flows included in our consolidated financial statements.
(g) The ratio of earnings to fixed charges is computed by dividing income before income taxes and fixed charges (other than capitalized interest) by fixed charges. Fixed charges consist of interest charges, amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rental expense we believe to be representative of interest. For the years ended December 31, 1996, 1997, 1998, 1999 and 2000, our earnings were insufficient to cover fixed charges by $436, $973, $2,882, $13,565 and $56,376, respectively.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

   The accompanying unaudited pro forma consolidated statement of operations of Madison River for the year ended December 31, 2000 gives effect on a pro forma basis to the following transactions:

  .  the acquisition of Coastal Communications in March 2000; and

  . the issuance of $200.0 million of our 13 1/4% senior notes due 2010 in February 2000, and the related increase in interest expense.

   The unaudited pro forma consolidated statement of operations has been prepared to reflect the transactions as if they had been consummated on January 1, 2000. The pro forma adjustments are based on the historical financial statements of Madison River and accounting for the acquisition of Coastal Communications using the purchase method of accounting, which allocates the aggregate purchase price to the assets acquired and liabilities assumed based upon their respective fair values. The excess of the purchase price over the fair value of assets acquired, net of liabilities assumed, has been recorded as goodwill. We believe that the allocations set forth herein are reasonable; however, they are subject to revision as additional information becomes available. Our detailed assumptions and estimates are described in the accompanying supplemental notes.

   The pro forma information is not intended to be indicative of the actual results that would have been achieved had the acquisition of Coastal Communications or the issuance of the senior notes in fact been consummated on January 1, 2000, nor does it purport to be indicative of our future consolidated operating results. Such pro forma financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Other Indebtedness," the consolidated financial statements and notes thereto of Madison River Capital, Gulf Coast Services and Coastal Communications and the other financial data appearing elsewhere in this prospectus.

                           MADISON RIVER CAPITAL, LLC

            Unaudited Pro Forma Consolidated Statement of Operations
                          Year Ended December 31, 2000
                             (dollars in thousands)

                                     Historical
                             ---------------------------  Pro forma    Pro forma
                             Consolidated(a) Coastal(b)  Adjustments    Totals
                             --------------- ----------- -----------   ---------
                                             (unaudited)
Operating revenues:
  Local service............     $125,564       $ 7,371     $   --      $132,935
  Long distance service....       14,156           477         --        14,633
  Internet and enhanced
   data service............        6,777           534         --         7,311
  Transport service........           95           --          --            95
  Miscellaneous
   telecommunications
   service and equipment...       24,537           745         --        25,282
  Provision for
   uncollectible accounts..       (1,471)          (31)        --        (1,502)
                                --------       -------     -------     --------
    Total operating
     revenues..............      169,658         9,096         --       178,754
Operating expenses:
  Cost of services.........       64,367         2,174         --        66,541
  Depreciation and
   amortization............       50,093         1,397         966 (c)   52,456
  Selling, general and
   administrative
   expenses................       55,206         3,419         --        58,625
                                --------       -------     -------     --------
    Total operating
     expenses..............      169,666         6,990         966      177,622
                                --------       -------     -------     --------
Net operating income
 (loss)....................           (8)        2,106        (966)       1,132
Interest expense...........      (61,267)       (1,045)     (2,698)(d)  (65,010)
Other income, net..........        4,899           575         --         5,474
                                --------       -------     -------     --------
(Loss) income before income
 taxes and minority
 interest..................      (56,376)        1,636      (3,664)     (58,404)
Income tax expense.........       (2,460)         (569)        593 (e)   (2,436)
                                --------       -------     -------     --------
(Loss) income before
 minority interest.........      (58,836)        1,067      (3,071)     (60,840)
Minority interest..........         (750)          --         (250)(f)   (1,000)
                                --------       -------     -------     --------
Net (loss) income..........     $(59,586)      $ 1,067     $(3,321)    $(61,840)
                                ========       =======     =======     ========

                           MADISON RIVER CAPITAL, LLC

       Notes to Unaudited Pro Forma Consolidated Statement of Operations
                      for the Year Ended December 31, 2000
                             (dollars in thousands)

(a) This column represents Madison River's audited consolidated historical results of operations, including the operating results of Coastal Communications from March 31, 2000 to December 31, 2000.

(b) This column represents Coastal Communications' unaudited consolidated historical results of operations for the period from January 1, 2000 to March 30, 2000.

(c) This adjustment represents (i) an increase in Coastal Communications' depreciation expense as a result of the purchase of a building at the closing of the Coastal Communications acquisition, (ii) a decrease in Coastal Communications' depreciation expense as a result of the sale of certain property at the closing of the Coastal Communications acquisition,
    (iii) the amortization of debt issuance costs related to the offering of the senior notes and (iv) additional goodwill amortization resulting from the acquisition of Coastal Communications, as if the transactions had been consummated on January 1, 2000. For purposes of the pro forma presentation, the goodwill related to the Coastal Communications acquisition was computed as the excess of the purchase price over the net assets acquired excluding long-term debt based on its balance sheet as of March 30, 2000. The goodwill associated with the above acquisition is amortized over twenty-five years and the debt issuance costs are amortized over the ten year life of the senior notes. The following table sets forth the details of the depreciation and amortization adjustments:

                                                                Year ended
                                                             December 31, 2000
                                                             -----------------
   Increased depreciation related to purchase of a
    building................................................       $ 27
   Decreased depreciation related to sale of certain
    property................................................         (4)
                                                                   ----
   Net depreciation adjustment..............................         23
                                                                   ----
   Goodwill amortization related to Coastal Communications
    acquisition.............................................        817
   Amortization of senior notes issuance costs..............        126
                                                                   ----
   Net amortization adjustment..............................        943
                                                                   ----
                                                                   $966
                                                                   ====

(d) This adjustment represents additional interest expense related to the debt financing in the amount of $118.7 million with the RTFC related to the acquisition of Coastal Communications and the offering of the senior notes on February 17, 2000, offset by a reduction in interest expense for the $177.8 million term loan related to the Gulf Coast Services acquisition that was repaid with a portion of the proceeds from the senior notes offering. These adjustments assume the related transactions were consummated on January 1, 2000. The following table sets forth the details of the interest expense adjustment:

                                                                Year ended
                                                             December 31, 2000
                                                             -----------------
   Indebtedness related to Coastal Communications
    acquisition.............................................      $ 2,528(/1/)
   13 1/4% senior notes due March 2010......................        3,329(/2/)
   Reduction of interest expense on Gulf Coast Services
    acquisition financing repaid with the senior notes
    proceeds................................................       (2,114)(/3/)
   Elimination of interest expense on Coastal
    Communications' outstanding debt prior to acquisition...       (1,045)(/3/)
                                                                  -------
   Net interest adjustment..................................      $ 2,698
                                                                  =======

--------
  (1) Based on $108.7 million principal amount at a fixed rate of 8.5% and $10.0 million principal amount at a variable rate assumed to be 8.7% each for the period from January 1, 2000 to March 30, 2000.
  (2) Based on $200.0 million principal amount at a stated fixed rate of 13.25% plus amortization of the discount for the period from January 1, 2000 to February 17, 2000, the date of the senior notes offering.
  (3)  Based on amounts reported in the historical financial statements.

(e) This adjustment reflects the impact of the pro forma interest expense on the income tax provision for the year ended December 31, 2000. The $3.3 million pro forma interest expense related to the senior notes offering and the $2.1 million pro forma interest expense related to the Gulf Coast Services acquisition financing do not impact income tax expense as that interest expense is recorded on Madison River Capital which is a limited liability company.

(f) This adjustment represents the stated accretion of the put right on the redeemable Series A minority interest in Coastal Communications for the period from January 1, 2000 to March 30, 2000.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with the "Selected Financial and Operating Data," "Unaudited Pro Forma Consolidated Financial Information" and Madison River Capital's, Gulf Coast Services' and Coastal Communications' consolidated financial statements, including the notes related thereto, and other financial data appearing elsewhere in this prospectus. Certain statements set forth below constitute "forward-looking statements" that involve risks and uncertainties. During our existence, we have completed multiple acquisitions of telecommunications companies and assets. As a result, we believe that period-to-period comparisons of our financial results to date are not necessarily meaningful and should not be relied upon as an indication of future performance. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" or in other parts of this prospectus.

   Included in our discussion and analysis of our operating results are comparisons of EBITDA. EBITDA consists of operating income (loss) before depreciation and amortization and is presented because we believe it is frequently used by investors and other interested parties in the evaluation of a company's ability to meet its future debt service, capital expenditure and working capital requirements. However, other companies in our industry may present EBITDA differently than we do. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to net earnings as an indicator of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.

Overview

   We are an established and rapidly growing provider of integrated communications services and solutions that focuses on markets in the Gulf Coast, Mid-Atlantic and Midwest regions of the United States. Our integrated service offerings to business and residential customers include voice, high-speed data, fiber transport and Internet access. At December 31, 2000, we had approximately 210,000 voice and data lines in service.

   We are organized into two operating divisions, the Local Telecommunications Division ("LTD") and the Integrated Communications Division ("ICD"). The LTD is responsible for the integration, operation and development of our established markets which consist of four ILECs acquired since January 1998. The ILECs are located in North Carolina, Illinois, Alabama and Georgia. The ICD is responsible for developing and expanding our target markets and transport business as a CLEC. The ICD is building its base of customers around approximately 2,425 sheath-miles of fiber optic network and the LTD's current established operations.

   We are currently certified in ten states as a CLEC and in eleven states as a long distance provider as follows:

                                States
                States      Certified as a
              Certified     Long Distance
              as a CLEC        Provider
              ---------     --------------
            North Carolina  North Carolina
            South Carolina  South Carolina
               Georgia         Georgia
               Florida         Florida
               Alabama         Alabama
             Mississippi     Mississippi
              Louisiana       Louisiana
                Texas           Texas
              Tennessee       Tennessee
               Illinois        Illinois
                               Kentucky

   The majority of our fiber optic network, approximately 2,175 sheath-miles, comprises a long-haul network in the southeast United States that connects Dallas and Atlanta, two of the four Tier I Network Access Points. Further, the route connects other metropolitan areas such as Houston and New Orleans. During the third quarter of 2000, we entered into peering agreements with MCI/Worldcom in both Atlanta and Dallas. The peering agreements allow us to pass the Internet traffic we carry on our network to the Internet backbone providers.

   Since our inception, our principal activities have been the acquisition, integration, operation and improvement of the four ILECs in secondary markets. Through these acquisitions, we have acquired businesses with positive cash flow, government and regulatory authorizations and certifications, operating support systems, management and key personnel and facilities.

   Our current business plan is focused on continuing to develop our existing markets and expanding from those established markets into new expansion markets. Our ICD division currently serves the Research Triangle (Raleigh, Durham and Chapel Hill) and the Triad (Greensboro and Winston-Salem) in North Carolina; Peoria and Bloomington in Illinois; Biloxi, Mississippi; New Orleans, Louisiana; Atlanta, Georgia; and Houston and Dallas, Texas. Mobile and Montgomery, Alabama and Pensacola, Florida are markets we anticipate serving in the near future.

   As a result of our limited operating history as a consolidated company, there is limited operating and financial data about us upon which to base an evaluation of our performance.

Factors Affecting Future Operations

   The following is a discussion of the primary factors that we believe will affect our operations over the next few years.

 Revenues

   To date, our revenues have been derived principally from the sale of local and long distance communications services to customers in our established markets. For the fiscal year ended December 31, 2000, 96.1% of our operating revenues came from our LTD division. Our business plan is to generate increasing revenues from voice services (local and long distance), dedicated fiber transport, Internet access/enhanced data and other services. We expect that a substantial portion of our revenues will continue to be generated from the sale of communications services to customers in our established markets in the near term. Then, as we continue to develop and expand our CLEC business, we expect significant growth and a growing percentage of our revenues to come from sales of communications services to medium and large businesses and residential multi-dwelling units in our expansion markets. We also anticipate significant revenues to be generated from the sale of fiber transport services to large businesses, other major telecommunications carriers and other non-facilities based carriers. We will continue to offer bundled services and intend to continue to competitively price our services in each of our markets. In addition, we intend to continue to offer combined service discounts designed to give customers incentives to buy bundled services pursuant to long-term contracts. We expect the fiber transport business will be price driven, and, as a result, we will competitively price these services to gain market share.

 Expenses

   Historically, our operating expenses have remained relatively consistent from period to period as the ILECs, which are the foundation of our business, experienced fairly consistent results and are anticipated to continue to do so in the future. In 2000, the LTD generated $68.7 million in EBITDA. However, as we make investments to develop our expansion markets, our operating expenses have become less consistent. We are making significant expenditures in our expansion markets to build our fiber network and develop a marketing and sales infrastructure. We currently expect that we will incur negative EBITDA in our ICD division for 2001 as we develop our CLEC business infrastructure and network.

   We expect that our primary operating expenses will consist of cost of services and selling, general and administrative expenses in addition to depreciation and amortization.

 Cost of services

   Our cost of services includes:

  . plant specific costs and expenses, such as network and general support expense, central office switching and transmission expense, information origination/termination expense and cable and wire facilities expense;

  . plant nonspecific costs, such as testing, provisioning, network, administrative, power and engineering;

  . the cost of leasing unbundled copper loop lines and high capacity digital lines from the ILECs to connect our customers and other carriers' networks to our network;

  . the cost of leasing fiber transport from ILECs or other providers where our fiber transport capacity is not available;

  . the cost of collocating in ILEC central offices; and

  . the cost of purchasing and installing electronics on our fiber network.

   We have already entered into interconnection agreements with Bell South, GTE, Ameritech and Southwestern Bell. Other interconnection agreements may be required, and certifications by state regulators would be required in states where we are not certified as a competitive provider.

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   We have a resale agreement with Global Crossing to provide long distance transmission services. This agreement contains minimum volume commitments. Although we believe that we will meet these commitments and expect to experience lower cost per minute usage rates as volume increases, we may be required to obtain capacity through more expensive means.

 Selling, general and administrative expenses

   Selling, general and administrative expenses include:

  . selling and marketing expenses;

  . expenses associated with customer care;

  . billing and other operating support systems; and

  . corporate expenses.

   We currently employ a professional sales team and intend to expand this team to fulfill our expansion initiatives. We offer a competitive compensation package based on minimum quota sales and incentives for long-term contracts and bundled services. To date, we have been able to recruit experienced telecommunications sales professionals. It may not be possible to replicate the sales structure in other target markets due to competition for qualified sales professionals in the markets into which we are expanding.

   We have operating support and other back office systems that we use to enter, schedule, provision, track customer orders, test services and interface with trouble management, inventory, billing, collection and customer care service systems for our access lines in our established operations. As we expand into new markets, we may review and consider the benefits offered by the latest generation of systems, and we expect that our operations support systems and customer care expenses may also increase.

   Although we expect to maintain positive EBITDA as an enterprise as we expand from our established markets, operating losses in the markets into which we intend to expand will materially decrease our EBITDA. Further, our expansion plans require additional capital expenditures necessary to deliver high quality integrated communications services and solutions. Thus, we expect our free cash flow at times to be negative. Although we are currently projecting an increase in revenues, our revenues may not increase or even continue at their current levels, and we may not achieve or maintain profitability or generate cash from operations in future periods at the levels we currently project or at all. Our actual future operating results will differ from our current projections, and those differences may be material.

Pro Forma Results of Operations

   The pro forma statement of operations for the year ended December 31, 2000 has been prepared to give effect to the issuance of the senior notes and subsequent application of the proceeds in February 2000, and the Coastal Communications acquisition, and related financing, we consummated in March 2000, as if these transactions occurred on January 1, 2000.

 Year Ended December 31, 2000

   Pro forma revenues for the year ended December 31, 2000 were $178.8 million.

   Pro forma operating expenses for the year ended December 31, 2000 were $177.6 million, resulting in an operating margin of 0.6%. Cost of services represented 37.2% of total revenues; selling, general and administrative expenses represented 32.8% of total revenues; and depreciation

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

and amortization expenses represented 29.3% of total revenues. Amortization expense consisted primarily of goodwill amortization resulting from acquisitions.

   Pro forma interest expense for the year ended December 31, 2000 was $65.0 million, or 36.4% of total revenues. Interest expense was primarily attributable to the indebtedness related to acquisitions and the offering of the senior notes.

   Pro forma net loss for the year ended December 31, 2000 was $61.8 million, or 34.6% of total revenues. Pro forma EBITDA for the year ended December 31, 2000 was $53.6 million, or 30.0% of total revenues.

Historical Results of Operations

   In September 1999, we acquired Gulf Coast Services, and, in March 2000, we completed the Coastal Communications acquisition. As a result of these acquisitions, we believe that our historical financial statements for the fiscal year ended December 31, 2000 are not directly comparable with our historical financial statements for the year ended December 31, 1999. The operating results for the year ended December 31, 2000 include twelve months of operations for Gulf Coast Services and approximately nine months of operations for Coastal Communications whereas the year ended December 31, 1999 includes approximately three months of operations for Gulf Coast Services and no operations for Coastal Communications.

 Year Ended December 31, 2000 compared to Year Ended December 31, 1999

   Total revenues increased $88.1 million to $169.7 million for the year ended December 31, 2000 from $81.5 million for the same period of 1999. The increase is attributable principally to a full year of operations of Gulf Coast Services and approximately nine months of operations of Coastal Communications being included in 2000 whereas 1999 only had three months of operations for Gulf Coast Services and none for Coastal Communications. Revenues of Gulf Coast Services accounted for $43.1 million, or 48.9%, of the net increase. Revenues of Coastal Communications accounted for $30.4 million, or 34.4%, of the net increase. Revenues generated by the ICD grew $6.2 million over the prior year. The remaining increase was primarily due to stronger revenues from private label long distance growth. Revenues from voice services, which are comprised of local, network access and long distance service, as a percentage of total revenues, were approximately 82.4% and 87.2% for the years ended December 31, 2000 and 1999, respectively.

   Total operating expenses increased $93.6 million from $76.0 million, or 93.3% of total revenues in 1999, to $169.7 million, or 100.0% of total revenues in 2000. The increase is attributable to the inclusion of a full year of operations of Gulf Coast Services, approximately nine months of operations for Coastal Communications and the expansion of the CLEC and fiber transport business. The increases were partially offset by lower expenses in existing operations as a result of improved efficiencies. The inclusion of Gulf Coast Services' operating expenses accounted for $42.0 million, or 44.8%, the inclusion of Coastal Communications operating expenses accounted for $24.2 million, or 25.8%, and the expansion of the CLEC and fiber transport business accounted for $25.0 million, or 26.7%, of the net increase in operating expenses, respectively. Cost of services, as a percentage of total revenues, increased from 30.6% in 1999 to 37.9% in 2000, and selling, general and administrative expenses, as a percentage of total revenues, decreased from 36.3% in 1999 to 32.5% in 2000. Depreciation and amortization expense, as a percentage of total revenues, increased from 26.4% in 1999 to 29.5% in 2000.

   Net operating income decreased $5.5 million from $5.5 million, or 6.7% of total revenues in 1999, to a net operating loss of $8,000, or 0.0% of total revenues in 2000. The decrease in net operating income margin was directly attributable to the increase in operating expenses from the

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expansion of the CLEC and fiber transport business. The impact of the losses from the expansion of the CLEC business were offset by positive results from the inclusion of Gulf Coast Services for the full year and Coastal Communications for nine months as well as improved operating results in our other existing operations.

   Interest expense increased $38.8 million from $22.4 million, or 27.5% of total revenues in 1999, to $61.3 million, or 36.1% of total revenues in 2000. The increase in interest expense is attributable to the issuance of the senior notes in February, as well as the financing for the Gulf Coast Services acquisition for a full year and the Coastal Communications acquisition for nine months.

   Net loss increased $44.4 million from $15.2 million, or 18.6% of total revenues in 1999, to $59.6 million, or 35.1% of total revenues in 2000, as a result of the factors discussed above. EBITDA increased $23.1 million from $27.0 million, or 33.1% of total revenues in 1999, to $50.1 million, or 29.5% of total revenues in 2000. The increase in EBITDA is primarily attributable to the EBITDA contributions of the two acquisitions.

 Year Ended December 31, 1999 compared to Year Ended December 31, 1998

   In January and November 1998 and September 1999, we acquired Mebcom, Gallatin River and Gulf Coast Services, respectively. As a result of the acquisitions, we believe that our historical financial statements for the year ended December 31, 1999 and 1998 are not directly comparable. The operating results for the year ended December 31, 1999 include twelve months of operations of Mebcom and Gallatin River, and three months of operations of Gulf Coast Services, whereas the operating results for the year ended December 31, 1998 include twelve months of operations of Mebcom and only two months of operations of Gallatin River.

   Total revenues increased $64.7 million to $81.5 million for the year ended December 31, 1999. The increase is attributable to a full year of operations of Gallatin River in 1999 versus two months in 1998, and the inclusion of three months of operations of Gulf Coast Services in 1999. The change in Gallatin River's revenues accounted for $46.7 million, or 72.3% of the net increase; Gulf Coast Services' revenues accounted for $14.8 million, or 22.9% of the net increase. The remaining increase was primarily due to an approximate $2.0 million increase in miscellaneous revenues as directory advertising revenues increased. Revenues from voice services, which is comprised of local, network access and long distance service, as a percentage of total revenues, was approximately 87.2% and 87.9% for 1999 and 1998, respectively.

   Total operating expenses increased $59.7 million from $16.3 million, or 96.9% of total revenues in 1998, to $76.0 million, or 93.3% of total revenues in 1999. The increase is primarily due to a full year of operations of Gallatin River in 1999 versus two months in 1998, the inclusion of three months of operations of Gulf Coast Services, and the expansion of Internet and CLEC business. The change in Gallatin River's operating expenses accounted for $39.2 million, or 65.7% of the net increase; Gulf Coast Services' operating expenses accounted for $12.9 million, or 21.6% of the net increase; and the expansion of Internet and CLEC business accounted for $6.6 million, or 11.0% of the net increase in operating expenses. Cost of services, as a percentage of total revenues, increased from 24.2% in 1998 to 30.6% in 1999, whereas selling, general and administrative expenses, as a percentage of total revenues, decreased from 47.9% in 1998 to 36.3% in 1999. Depreciation and amortization expense, as a percentage of total revenues, increased slightly from 24.8% in 1998 to 26.4% in 1999. Goodwill amortization expense increased $6.5 million to $8.2 million in 1999 as a result of the acquisitions of Gallatin River in November 1998 and Gulf Coast Services in September 1999.

   Net operating income increased $5.0 million from $0.5 million, or 3.1% of total revenues in 1998, to $5.5 million, or 6.7% of total revenues in 1999. The increase in net operating income margin was directly attributable to the decrease in operating expenses as a percentage of total revenues.

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

   Interest expense increased $18.6 million from $3.9 million, or 23.1% of total revenues in 1998, to $22.4 million, or 27.5% of total revenues in 1999. The increase in interest expense was primarily due to the financings associated with the acquisitions of Gallatin River and Gulf Coast Services.

   Net loss increased $12.1 million from $3.1 million, or 18.4% of total revenues in 1998, to $15.2 million, or 18.6% of total revenues in 1999, as a result of the factors discussed above. EBITDA increased $22.3 million from $4.7 million, or 27.9% of total revenues in 1998, to $27.0 million, or 33.1% of total revenues.

Liquidity and Capital Resources

   We are a holding company with no business operations of our own. Our only significant assets are the capital stock/member interests of our subsidiaries. Accordingly, our only sources of cash to pay our obligations are cash on hand and distributions from our subsidiaries from their net earnings and cash flow. Even if our subsidiaries determine to pay a dividend on, or make a distribution in respect of, their capital stock/member interests, we cannot assure you that our subsidiaries will generate sufficient cash flow to pay such a dividend or distribute such funds or that they will be permitted to pay such a dividend or distribution under the terms of their credit facilities.

   Since our inception, we have funded our operations and growth through cash flow from operations, borrowings and equity contributions from our member. Our balance sheet reflected positive working capital of $11.4 million at December 31, 2000 and $63.2 million at December 31, 1999.

   Operating Activities. For the years ended December 31, 2000, 1999 and 1998, we generated cash from operating activities of $19.2 million, $12.9 million and $3.6 million, respectively. Though our net loss has grown each year, a significant percentage of this growth has come from increasing non-cash items such as depreciation, amortization and deferred compensation. The increase in cash from operating activities from 1999 to 2000 of approximately $6.2 million is primarily attributable to the increase in the net change in accounts payable and accrued expenses being significantly larger in 2000 when compared to the same period of 1999. This effectively offset the larger net loss. The increase from 1998 to 1999 can be attributed to our improved operating results as a result of the impact of the acquisitions of Gulf Coast Services and Gallatin River. For 1999, taking our net loss and adding back depreciation, amortization and deferred compensation, we generated operating cash flows of $8.9 million compared to $1.4 million in 1998 computed on the same basis.

   Investing Activities. For the year ended December 31, 2000, we used cash for investing activities in the amount of $209.9 million. Investing activities in 2000 were primarily attributable to the acquisition of Coastal Communications, net of cash acquired, for $116.6 million. In addition, purchases of telephone plant and equipment were $89.6 million. For the year ended December 31, 1999, we used cash for investing activities in the amount of $374.6 million, primarily in the acquisition of Gulf Coast Services, net of cash acquired, for $310.5 million, purchase of subordinated capital certificates ("SCC's") in our senior lender, RTFC, of $31.6 million related to the financing of the Gulf Coast Services acquisition and purchases of telephone plant and equipment of $37.8 million. For the year ended December 31, 1998, we used $269.9 million in cash for investing activities principally in the acquisitions of Mebcom and Gallatin River.

   Financing Activities. For the year ended December 31, 2000, net cash provided by financing activities was $170.4 million and consisted of $27.4 million in capital contributions from our member and $329.6 million in proceeds from long-term debt. The proceeds from long-term debt were made up of $197.3 million in net proceeds from the senior notes offering, $121.0 million in financing for the Coastal Communications acquisition and $11.3 million in additional borrowings used to purchase SCC's as part of the refinancing of our loan agreements with the RTFC. These amounts were offset

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

by payments on long-term debt of $186.7 million, the most significant payment resulting from the repayment of a note in the amount of $177.8 million to the RTFC. For 1999, net cash provided by financing activities was $439.0 million. This included loan proceeds of $316.2 million from the RTFC used in the Gulf Coast Services acquisition and capital contributions from our member of $127.1 million. For 1998, net cash provided by financing activities was $265.0 million which consisted principally of $50.3 million in capital contributions from our member and $227.1 million in proceeds from long-term debt related to the financing of the acquisitions of Mebcom and Gallatin River.

 Long-Term Debt and Revolving Credit Facilities

   We or our subsidiaries currently have outstanding term and revolving credit facilities with RTFC, which were entered into in connection with the acquisitions of Mebcom, Gallatin River, Gulf Coast Services and Coastal Communications. On December 29, 2000, our subsidiary, Madison River LTD Funding Corp., entered into a definitive agreement with the RTFC to refinance our five existing loan agreements with the RTFC, consolidating them into one new loan agreement. As part of the transaction, on that date, we borrowed an additional $11.3 million from the RTFC to finance the purchase of additional SCC's. Principal repayment terms and security provisions under the new agreement are substantially similar to those which existed under the previous separate agreements. Our blended interest rate fell from 8.13% to 7.98% as a result of the transaction. In addition, under the previous structure, we had four secured lines of credit that together totaled $31.0 million with certain amounts subject to an annual pay-down provision. With the new agreement, we consolidated these four credit lines into a new $31.0 million facility with no annual pay-down provision and which matures in March 2005. The new credit line bears interest at the RTFC base rate for a standard line of credit plus 50 basis points. The $7.8 million secured term facility available to Gulf Telephone Company remains available under the new agreement, and the $10.0 million unsecured line of credit obtained by Coastal Utilities continues to be effective under its original terms. The transaction received all necessary regulatory approvals and was completed during the first quarter of 2001. See "Description of Other Indebtedness."

   As of December 31, 2000, we had $468.0 million in term loans outstanding with the RTFC and another $10.0 million drawn against our secured line of credit. In addition, we had $46.9 million in SCC's which represent ownership interests in the RTFC. Pursuant to our original loan agreements entered into in connection with each acquisition, we purchased SCC's in amounts equal to 5% or 10% of the amount borrowed under the term facilities depending on the agreement. We financed the purchase of the SCC's with additional borrowings from the RTFC. As part of our refinancing in December 2000, we agreed to increase the level of SCC's for each note where we had originally purchased SCC's equivalent to 5% of the amount advanced to the 10% level. To accomplish this, we borrowed an additional $11.3 million from the RTFC to purchase an equivalent amount of SCC's. The SCC's are redeemed proportionately as we make payments to reduce the principal amount outstanding under the term facilities.

   In connection with the Mebcom acquisition, on January 16, 1998, Mebtel, Inc., our wholly owned subsidiary, entered into a secured credit facility with the RTFC consisting of a $23.3 million term loan and a $1.0 million revolving line of credit. The term facility matures in January 2013, and the line of credit was refinanced as part of the refinancing described above. A total of $22.6 million was funded from the term loan at the closing of the acquisition. The term facility bears interest at the base rate of RTFC's stated variable rate plus 50 basis points, with the right to convert, at our option under certain circumstances, into a fixed rate. In accordance with the credit facility, we converted $15.0 million of the facility into a fixed rate of 6.8% per annum, which was subsequently reduced as part of the refinancing to 6.5%, through September 2003. In April 2000, we converted the remaining variable portion of the facility in the amount of $7.2 million into a fixed rate of 8.55% per annum, which was subsequently reduced as part of the refinancing to 8.15%, through April 2003. In addition, we borrowed an additional $1.1 million during the refinancing and purchased SCC's, raising the level of

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

SCC's for this note from 5% to 10%. This additional advance bears interest at the base rate of RTFC's stated variable rate plus 50 basis points, or 8.5% at December 31, 2000, and we have the right to convert, at our option under certain circumstances, to a fixed rate. At December 31, 2000, $21.7 million was outstanding under this term facility.

   In connection with the Gallatin River acquisition, on October 30, 1998, Gallatin River Communications, LLC and Madison River Communications, Inc. (renamed Madison River Management Company effective March 6, 2000), our wholly owned subsidiaries, entered into a secured credit facility with the RTFC consisting of a $123.2 million term facility and $10.0 million revolving line of credit by Gallatin River Communications and a $73.7 million term facility by Madison River Management Company. The term loans were fully funded at the closing of the acquisition. The term facilities mature in October 2013, and the line of credit was refinanced as part of the refinancing described above. The term facilities bear interest at the base rate of RTFC's stated variable rate plus 75 basis points, with the right to convert, at our option under certain circumstances, into a fixed rate. In accordance with the credit facility, we have converted the $123.2 million term facility into a fixed rate of 7.0% per annum, which was subsequently reduced as part of the refinancing to 6.7%, through November 2004, and we converted the $73.7 million term facility into a fixed rate of 8.8% per annum, which was subsequently reduced as part of the refinancing to 8.4%, through April 2003. In addition, we borrowed an additional $10.2 million during the refinancing and purchased SCC's, raising the level of SCC's for these notes from 5% to 10%. This additional advance bears interest at the base rate of RTFC's stated variable rate plus 75 basis points, or 8.75% at December 31, 2000, and we have the right to convert, at our option under certain circumstances, to a fixed rate. At December 31, 2000, $124.1 million and $76.7 million, respectively, were outstanding under these term facilities.

   To finance the Gulf Coast Services acquisition, on September 29, 1999, we entered into a secured term facility with the RTFC for $177.8 million, and our subsidiary, Gulf Telephone Company, entered into two secured term facilities for $138.4 million and $7.8 million and a secured revolving line of credit for $10.0 million with the RTFC. The $138.4 million and $177.8 million term facilities were fully funded at the closing of the acquisition, and the $7.8 million term facility is available to Gulf Telephone Company for working capital and capital expenditures. In February 2000, we repaid in full our $177.8 million term facility with proceeds from the senior notes offering. The remaining term facilities with Gulf Telephone Company mature in September 2014, and the line of credit was refinanced as part of the refinancing described above. Gulf Telephone Company's term facilities bear interest at the base rate of RTFC's stated variable rate plus 35 basis points, with the right to convert, at our option under certain circumstances, into a fixed rate. In accordance with the credit facility, we converted the $138.4 million term facility into a fixed rate of 8.4% per annum through October 2004. At December 31, 2000, $136.9 million was outstanding under this term facility.

   On February 17, 2000, we privately placed $200.0 million of 13 1/4% senior notes due 2010. The proceeds from the offering were approximately $189.7 million, net of bond discount of $2.7 million and issuance costs of $7.6 million. We used the proceeds of the offering to repay our $177.8 million secured term facility with RTFC related to the Gulf Coast acquisition, to finance a portion of the Coastal Communications acquisition and for general corporate and working capital purposes. At December 31, 2000, the senior notes had a carrying value of $197.4 million.

   To finance the Coastal Communications acquisition, on March 30, 2000, our subsidiary, Coastal Utilities, entered into secured facilities for $118.7 million and a $10.0 million unsecured revolving line of credit with the RTFC. The secured facilities, which were completely drawn down, are composed of a $108.7 million, fifteen year term facility and a $10.0 million, interest only, five year line of credit facility. The term facility bears interest at the base rate of RTFC's stated variable rate plus 50 basis points, with the right to convert, at our option under certain circumstances, into a fixed rate. In accordance with the credit facility, we have converted the $108.7 million term facility into a fixed rate of 8.5% per annum through April 2005. The secured line of credit was refinanced as part of the refinancing described above. The unsecured line of credit, which remains undrawn, bears interest at the RTFC base rate for a standard line of credit plus 100 basis points. At December 31, 2000, $108.7 million remained outstanding under the term facility. Our first principal installment of $1.1 million is due in August 2001. In addition, as part of the financing, we issued to the former shareholders of Coastal Utilities, Series A non-voting common stock and Series B non-voting common stock of Coastal Communications in the face amount of $10.0 million and $5.0 million, respectively.

   At December 31, 2000, we had $38.8 million of undrawn credit facilities available with the RTFC.

 Capital Requirements

   Our business will require significant capital to fund capital expenditures, working capital needs, debt service and cash flow deficits. In the near term, we expect that our primary uses of cash will include the purchase and installation of:

  . electronics for our fiber optic network;

  . digital ATM switches; and

  . transmission equipment collocated in ILEC central offices.

   Our expenditures will also include:

  . real estate expenses in connection with our network facilities and operations;

  . the development and integration of operations support systems and other automated back office systems;

  . the upgrade and maintenance of our current network infrastructure;

  . sales and marketing;

  . corporate overhead; and

  . personnel development.

   We currently estimate that cash required to fund capital expenditures in 2001 will be approximately $65.0 million. For the year ended December 31, 2000, cash used to fund capital expenditures was approximately $65.0 million. We currently project that existing equity commitments, available borrowings under our credit facilities, cash and investments on hand and our cash flow from operations will be sufficient to finance our currently contemplated expansion initiatives in the Gulf Coast, Mid-Atlantic and Midwest markets through 2001. However, our actual cash needs may differ from our estimates, and those differences could be material. Our future capital requirements will depend on many factors, including, among others:

  . the extent to which we consummate any significant additional acquisitions;

  . the success of our expansion initiatives;

  . the demand for our services in our existing markets;

  . our ability to acquire, develop and integrate the necessary operational support systems and other back office systems; and

  . regulatory, technological and competitive developments.

   We may be unable to access the cash flow of our subsidiaries since certain of our subsidiaries are parties to credit or other borrowing agreements that restrict the payment of dividends, and those subsidiaries are likely to continue to be subject to such restrictions and prohibitions for the foreseeable future. In addition, future agreements governing the terms of our subsidiaries' indebtedness may restrict our subsidiaries' ability to pay dividends to us.

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

   Under the terms of Madison River Telephone's Operating Agreement, at any time on or after January 2, 2006, certain members may require Madison River Telephone to purchase all of their units at an amount equal to the fair market value of the units. Subject to compliance with the restrictions contained in our credit facilities and the indenture with respect to the senior notes, we may make distributions to Madison River Telephone to satisfy this obligation.

   As part of the Coastal Communications acquisition, we issued to the former shareholders of Coastal Utilities, Series A non-voting common stock and Series B non-voting common stock of Coastal Communications in the face amount of $10.0 million and $5.0 million, respectively. The Series A and Series B shares have put and call features exercisable by the holders and us. Based on the put and call features, the holders of Series A shares may put their shares to Coastal Communications in December 2005 for $17.7 million. The holders of the Series B shares have the right to put their shares for $35.0 million during the first two years subsequent to closing upon the occurrence of certain defined events. Such an event occurred with our successful completion of the exchange offer for the senior notes in July 2000. In February 2001, the holders of the Series B shares exercised their put option, and we have until April 2002 to repurchase the Series B shares for $35.0 million. The put and call features of the Series A and Series B shares are defined pursuant to the terms of a shareholders agreement.

   On December 27, 2000, we entered into a definitive agreement to sell over 4,200 access lines and other operating assets that comprise the exchanges in Staunton and Livingston, Illinois to Madison Telephone Company (a non-related entity) for approximately $13.6 million, subject to certain purchase price adjustments. As part of the agreement, we may provide certain services to Madison Telephone Company subsequent to the closing of the transaction. The transaction is subject to certain risks that could delay or prevent the closing of the transaction. Primarily, the transaction is subject to third-party consents including, but not limited to, obtaining approval from the Illinois Commerce Commission and the FCC pursuant to terms that are reasonably acceptable to Madison Telephone Company and us. In addition, Madison Telephone Company must obtain final approval from its lender for the financing of the transaction. The transaction is expected to be completed near the end of the second quarter of 2001.

   To the extent that our development plans or projections change or prove to be inaccurate, we may require additional financing or require financing sooner than we currently anticipate. Sources of additional financing may include commercial bank borrowings, RTFC financing, sales of non-strategic assets, vendor financing or the private or public sales of equity and debt securities. We cannot assure you that we will generate sufficient cash flow from operations in the future, that anticipated revenue growth will be realized or that future borrowings or equity contributions will be available in amounts sufficient to service our indebtedness and make anticipated capital expenditures. Failure to obtain any such financing could require us to significantly reduce our planned capital expenditures and scale back our expansion plans, either of which could have a material adverse effect on our projected financial condition and results of operations.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities," (SFAS 133) which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 was amended by SFAS No. 137 and SFAS No. 138 and is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. We adopted SFAS No. 133 in the first quarter of 2001. The adoption of SFAS No. 133, as amended, did not have a material impact on our consolidated financial statements.

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

Quantitative and Qualitative Disclosures About Market Risk

   Although we invest our short-term excess cash balances, the nature and quality of these investments are restricted under our internal investment policies. These investments are limited primarily to U.S. Treasury agency securities, certain time deposits and high quality repurchase agreements and commercial paper. We do not invest in any derivative or commodity type instruments. Accordingly, we are subject to minimal market risk on our investments.

   Our long-term secured debt facilities with the RTFC amortize over a 15-year period. As of December 31, 2000, we had fixed rate secured debt with the RTFC of $456.7 million at a blended rate of 7.93%. The fixed rates on the facilities expire from 2003 to 2005 at which time they will be adjusted. We have $11.3 million in term facilities and $10.0 million under a secured line of credit with the RTFC that bear variable interest rates approximating a blended average rate of 9.1%. Changes in interest rates would have an immaterial impact on the variable rate borrowings under our facility. The senior notes have a stated fixed rate of 13.25%. Accordingly, we are subject to only minimal interest rate risk on our long-term debt while our fixed rates are in place.

   As part of the Coastal Communications acquisition, we acquired a marketable equity security investment in Illuminet, Inc. with a fair value, as of December 31, 2000, of $6.9 million, for which we were subject to market risk. The entire equity security investment was sold for approximately $6.3 million during January 2001.

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

                                    BUSINESS

Our Business

   We are an established and rapidly growing provider of integrated communications services and solutions that focuses on markets in the Gulf Coast, Mid-Atlantic and Midwest regions of the United States. Our integrated service offering to business and residential customers includes local and long distance voice, high speed data, fiber transport and Internet access. We are organized into two operating divisions, the LTD and the ICD. The LTD is responsible for the integration, operation and development of our established markets which consist of four ILECs acquired since January 1998. The ILECs are located in Mebane, North Carolina; Foley, Alabama; Hinesville, Georgia and Galesburg, Illinois. During 2000, the LTD provided approximately 96%, or $163.0 million, of our total revenues. The ICD is responsible for developing and expanding our expansion markets as well as our fiber transport and Internet egress business as a CLEC. The ICD is building its base of customers around its approximately 2,425 sheath-mile fiber optic network and our current established operations. In 2000, the ICD had revenues of $6.7 million.

   Our parent company, Madison River Telephone Company, LLC, was founded in April 1996 by a management team led by J. Stephen Vanderwoude, former president and Chief Operating Officer of Centel Corporation. Since our inception, our principal activities have been to acquire, integrate, operate and improve the operation of local telephone companies in secondary markets. In January 1998, Madison River Telephone Company acquired all of the outstanding common stock of Mebcom Communications, Inc., a North Carolina telecommunications provider with approximately 9,000 access lines, for $23.0 million. Prior to the Mebcom acquisition, Madison River Telephone Company was a development stage company with no revenues and principal activities consisting of procuring governmental authorizations, raising capital, hiring management and other key personnel and pursuing acquisition opportunities. Madison River Capital, LLC was formed as a wholly owned subsidiary of Madison River Telephone Company in September 1999 to serve as a holding company for our operations.

   In November 1998, we acquired certain assets and liabilities from Central Telephone Company of Illinois, a local exchange company, for $232.0 million which we refer to as the "Gallatin River" acquisition. In the Gallatin River acquisition, we acquired approximately 82,000 access lines. We acquired Gulf Coast Services, a telecommunications provider in Foley, Alabama with more than 50,000 access lines and a certain network of fiber optic assets, in September 1999 for $312.6 million. In March 2000, our subsidiary, Coastal Communications, Inc., acquired all of the outstanding capital stock of Coastal Utilities, Inc., an ILEC in Hinesville, Georgia with approximately 41,000 access lines, for approximately $130.0 million in cash and issued Series A non-voting common stock of Coastal Communications in the face amount of $10.0 million and Series B non-voting common stock of Coastal Communications in the face amount of $5.0 million. Both the Series A and Series B shares have put and call features exercisable by the holders and us. Through these acquisitions, we have acquired businesses with positive cash flow, government and regulatory authorizations and certifications, operational support systems, management and key personnel and facilities.

   As of December 31, 2000, the LTD had approximately 196,000 voice access lines and 2,880 DSL lines in service. The LTD customer base was comprised of approximately 137,000 residential access lines and 59,000 business access lines, 63,000 long distance accounts and 30,000 dial-up Internet access subscribers. The number of access lines served by the LTD has increased faster than industry averages. The LTD also owns and operates approximately 750 sheath-miles of fiber optic network.

   Currently, in addition to our established markets, we have CLEC operations in North Carolina, Georgia, Alabama, Mississippi, Louisiana, Texas, Florida and Illinois. We are growing our customer base of medium and large businesses along the ICD's fiber optic network and around the operating units of our LTD. From our switches and our fiber transport networks, we are able to address over 2.3 million access lines for our targeted customer base in attractive secondary markets such as Greensboro and Raleigh-Durham, North Carolina; Mobile and Montgomery, Alabama; and Peoria, Illinois. In order to further expand the services available to our existing customers and to attract new customers, we continue to aggressively develop high-speed broadband service offerings utilizing advanced bandwidth enhancing technologies such as asynchronous transfer mode, or ATM, digital subscriber line, or DSL, and fiber optic networks.

   As of December 31, 2000, the ICD served approximately 9,000 voice access lines and approximately 1,660 DSL lines. The ICD owns and operates approximately 2,425 sheath-miles of fiber optic network, the majority of which comprises a long-haul network of approximately 2,175 sheath-miles in the Southeast running from Atlanta, Georgia to Dallas, Texas.

   On a pro forma basis, giving effect to the acquisition of Coastal Communications as if it was consummated on January 1, 2000, we would have generated $178.8 million in revenues and adjusted EBITDA of $58.4 million.

   Our network platform includes ten Nortel DMS digital switches, one Siemens digital switch and twelve Nortel ATM switches. We currently have interconnection agreements with BellSouth, Southwestern Bell, GTE and Ameritech. We have been certified as a CLEC in ten states. In addition, we have been certified as an ILEC in four states and are qualified to provide long distance services in eleven states. Our fiber optic network serves as the backbone to allow us to offer competitive data and voice transport and Internet egress services to our existing and future customers, and we believe it will also provide revenue opportunities from providing transport services to other carriers.

   Our equity holders are affiliates of Madison Dearborn Partners, Goldman, Sachs & Co. and Providence Equity Partners and certain members of our management.

Our Markets

   Our established and target markets are predominantly secondary markets. We believe customers in certain secondary markets have significant demand for a comprehensive service offering, which is not yet fully provided. The above average industry growth in our markets demonstrates the need and potential for a provider of a full range of communications solutions. We believe the markets we have targeted for expansion will experience rapid growth, similar to our established markets, in their demand for telecommunications services. We believe that our thorough knowledge of the markets in our regions, established operations and reputation for a high standard of service give us a competitive advantage over potential entrants in the markets we serve. We expect continued growth in our established markets where the lower population density favors the incumbent local provider because of the high cost of build-out relative to major urban markets. In the markets we are targeting for expansion, we believe we will be able to build upon our operations infrastructure, full suite of services, brand name recognition and reputation for quality customer service to successfully enter these markets.

Management

   Our management team has extensive experience in telecommunications, network engineering and operations, customer care, sales and marketing, project development and finance. J. Stephen Vanderwoude, our Chairman and Chief Executive Officer, has extensive experience in the telecommunications industry, including serving as President and Chief Operating Officer and a

Director of Centel Corporation and President and Chief Operating Officer of the Local Telecommunications division of Sprint Corporation. Many of the other members of the management team have extensive telecommunications industry experience, including positions at Sprint Corporation, Centel Corporation and Citizen's Communications. We believe our management team, which averages more than 30 years of experience in the telecommunications industry, has been successful in acquiring and successfully integrating strategic assets into our existing operations. We believe the skill and experience of our management team will continue to provide significant benefits to us as we continue to enhance and expand our service offerings.

Our Business Strategy

   Our objective is to be a leading regional provider of integrated communications services in our target markets in the Gulf Coast, Mid-Atlantic and Midwest regions of the United States. The key elements of our strategy include:

   Expanding our established regional presence. We are focused on expanding our base of services and reputation to serve the increasing needs of customers in our established markets and to enter new markets within our regions. We believe that we can capitalize on opportunities in select markets which have traditionally been underserved and become a leading regional communications provider. By pursuing a regional strategy, we are building on our established operational and network infrastructure and our management expertise.

   Continuing to deliver superior communications services. We intend to continue to deliver superior communications services through our integrated regional platform. We believe our performance advantage is derived from:

     Superior delivery of a full suite of services: We provide customers with a full suite of services. We have the ability to provide an array of integrated services in voice, high-speed data, fiber transport and Internet access, all on one bill. In most instances, we believe our customer care and service delivery are better than the services currently provided by the RBOCs and other incumbent providers.

     Economies of scale: We have centralized many business and back office functions including engineering, network management, network operations centers, information technology, procurement, regulatory, finance, accounting, legal and human resources, which creates economies of scale while maintaining local management and customer service functions in our operating locations. This allows us to serve our customers in a more cost-effective manner.

     Regional fiber optic network: Our ICD's 2,425 sheath-mile fiber network is a state of the art fiber communications backbone interconnecting our markets, which allows us to deliver high speed broadband applications to our customers cost-effectively. The network allows us to transport our and other carriers' data for termination or interconnection in major markets such as Atlanta, Dallas, Houston and New Orleans in addition to our Tier II and Tier III target markets. Two full service network control centers, operating 24 hours a day, seven days a week, provide backbone surveillance and performance monitoring for all core and edge network devices.

     Extensive local market knowledge: We have dedicated and experienced senior managers and customer service representatives located in each region with an extensive knowledge of the dynamics of their specific markets. In addition, we customize our operations to fit the requirements of each locale. We believe this approach will continue to produce better than average growth in customer lines, increased service penetration in acquired accounts and greater customer retention.

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

   Providing additional services. We seek to provide additional services and integrated communications solutions efficiently to our established base of customers and to customers in new markets. We intend to accomplish this by:

     Marketing value-added services to our established customer base: As an established provider of high quality, reliable services, we are pursuing a strategy of bundling our products to provide customers a full range of communications products through a single provider. For example, by the end of 2000, we increased our penetration in long distance to nearly 32% and Internet dial-up to nearly 15% of our access lines. Further, our DSL subscriptions in our ILEC regions increased from about 300 subscribers at December 31, 1999 to nearly 4,300 at December 31, 2000.

     Delivering integrated communications services to businesses in our expansion markets: We believe that offering integrated communications services appeals to business customers who seek to select from a full suite of services including voice, high-speed data, dedicated fiber transport, Internet access, conference bridge and voice mail, all on one bill. Our existing network, including our fiber communications backbone, along with our established operational infrastructure and management depth allow us immediate access to customers in our target markets. By utilizing the operations infrastructure in our established markets in combination with leased or owned fiber, we believe we can execute a capital efficient strategy to serve new markets effectively. In addition, we intend to utilize our owned fiber backbone to target wholesale customers including inter-exchange carriers, competitive access providers, Internet service providers, CLECs and wireless carriers.

   Growing through selective acquisitions. In addition to internal growth, we believe that we can continue to grow our business by engaging in selective acquisitions of value enhancing assets. Only those candidates that meet our rigorous selection criteria will be considered for acquisition. Among other criteria, we consider: current and historical operating performance; geographic location of network and proximity to our established or expansion markets; market demographic profile; quality of infrastructure and facilities; regulatory environment and outlook; integration; management; and opportunities to provide integrated communications services. In addition, our management team has demonstrated the ability to successfully integrate acquisitions into our operations in an efficient and timely manner.

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

Organization

                                    [CHART]
--------
(/1/Gulf)Long Distance, Inc. and Gulf Telephone Company are wholly-owned subsidiaries of Gulf Coast Services, Inc.
(/2/Gallatin)River Communications L.L.C. is a wholly-owned subsidiary of
    Gallatin River Holdings, L.L.C.
(/3/Madison)River Capital, LLC owns 100% of the voting stock of Coastal
    Communications, Inc. Non-affiliated parties own the remaining interests of Coastal Communications, Inc.
(/4/Coastal)Long Distance Services, Inc. is a wholly-owned subsidiary of Coastal Utilities, Inc.

Products and Services

   We currently provide integrated communications services to business and residential customers and transport services to end users and other data and voice carriers.

   Integrated communications services. We seek to capitalize on our local presence and network infrastructure by offering a full suite of integrated communications services in voice, high-speed data, fiber transport, Internet access and long distance services, as well as value-added features such as call waiting, caller identification, DSL, voicemail and conference bridge services, all on one bill.

   Outside of the markets in which we are an incumbent local provider, we intend to provide a full suite of integrated data-centric and voice-centric communications services in our target markets. In many cases, these markets are within a reasonable proximity of our existing markets or our network infrastructure. We provide services in such markets as Raleigh-Durham, Cary, Chapel Hill, Greensboro and Winston-Salem, North Carolina; Peoria, Illinois; and New Orleans, Louisiana.

   Set forth below are brief descriptions of our communications services:

     Voice. As of December 31, 2000, we provided local exchange service as an incumbent local telephone company in areas serving approximately 196,000 access lines. We offer all of

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

  our local telephone subscribers value-added features such as call waiting, call forwarding, conference calling, speed dialing, caller identification and call blocking. As of December 31, 2000, approximately 40% of our access lines subscribed to one or more of our value-added features. We offer local exchange services in all of the markets in which we currently provide telecommunications services. We also offer a full range of retail long distance services, including traditional switched and dedicated long distance, toll-free calling, international, calling card and operator services. On a pro forma basis, our voice services accounted for approximately 82.6% of our total revenues for the year ended December 31, 2000.

     In connection with our offering of local services in our expansion markets, we have entered into Interconnection Agreements with Ameritech for Illinois, GTE (now known as Verizon) for Illinois and North Carolina, BellSouth for all nine BellSouth States and Southwestern Bell for Texas, to
  (1) resell the interconnector's local exchange services and (2) interconnect our network with the interconnector's network for the purpose of immediately gaining access to the unbundled network elements necessary to provide local exchange services and DSL. The Interconnection Agreements contain provisions which grant us the right to obtain the benefit of any arrangements entered into during the term of the Interconnection Agreements between the interconnectors and any other carrier that materially differs from the rates, terms or conditions of our Interconnection Agreements. Under the Interconnection Agreements, we may resell one or more unbundled network elements of the interconnectors at agreed upon prices. The BellSouth and Ameritech Interconnection Agreements call for reciprocal compensation associated with the transport and termination of interconnected local traffic, excluding Internet service provider traffic. The GTE and Southwestern Bell agreements use the "bill and keep" method of compensation for the transport and termination of interconnected local traffic.

     Data and Internet related services. We provide high quality data and Internet related services to our customers primarily using ATM switches distributed strategically throughout our network, enabling customers to use a single network connection to communicate with multiple sites throughout our fiber optic network and egress to the Internet. We will continue to seek, through strategic business relationships with other providers, to interconnect our fiber optic network with the fiber optic networks of other companies. We anticipate increasing demand for data and Internet related services in the future and expect that in the future a larger percentage of our revenues will be derived from the sale of Internet egress and dedicated and multipoint data services. We also provide high-speed and high quality DSL services in all of our markets.

     Other Services. We sell and install customer premise equipment such as telephones and office private branch exchange systems for customers in our markets. We also print, publish and sell advertising in local telephone directories in markets where we are also the ILEC.

Sales and Marketing

   Our marketing approach emphasizes customer oriented sales, marketing and service. The sales and marketing group currently is comprised of 46 quota-carrying, direct sales personnel. We divide our sales group between General Business and Major Accounts. General Business, with 32 quota-carrying sales personnel, targets customers with eight to 100 access lines. Major Accounts, with 14 quota-carrying sales personnel, targets customers with more than 100 access lines and requirements for high capacity internet transport and access.

   We or our predecessors have been serving our established markets for at least five decades. We have opened offices in our new markets as we expand our operations. We currently have sales offices in Raleigh, North Carolina, which serves the Research Triangle and surrounding areas; Greensboro, North Carolina, which serves the Triad; Peoria and Bloomington, Illinois; Atlanta, Georgia; Houston and Dallas, Texas; and New Orleans, Louisiana. Our direct sales force targets medium and large businesses. Our sales personnel make direct calls to prospective and existing business customers, conduct analyses of business customers' usage histories and service needs, and demonstrate how our service package will improve a customer's communications capabilities and costs. Our sales personnel work closely with our network engineers and information systems consultants to design new service products and applications, such as xDSL and wholesale transport services. Our local offices are primarily responsible for coordinating service and customer premise equipment installation activities. Our technicians survey customer premises to assess building entry, power and space requirements and coordinate delivery, installation and testing of equipment.

   Our sales force is trained to emphasize our customer focused sales and customer service efforts, including our 24 hours a day, 365 days a year customer service center, which a customer may call with any question or problem regarding our services. Our employees answer customer service calls directly rather than requiring customers to use an automated queried message system. We believe that our customers value our "single point of contact" for meeting the customers' telecommunications needs, as well as our ability to provide a fully integrated portfolio of services. Our voice products include local, long distance, 800, international, voice mail and calling cards. Our data products include high-speed Internet services, as well as a wide area network product. Our ATM-based services are fully monitored for service performance by systems in our network operating centers, enabling us to provide preventative as well as corrective maintenance 24 hours a day, 365 days a year.

   We seek to maintain and enhance the strong brand identity and reputation that each of our local telephone companies enjoys in the communities that it serves, as we believe this is a significant competitive advantage. For example, in each of our major areas of operation, we market Internet access and presence through our local brand names, mebtel.net, mebtel.com, gallatinriver.com, coastal-online.com and gulfnet.com. As we market new services, or reach out from our established markets, we will seek to use our brand identities to attain increased recognition with potential customers. In our expansion markets, we are building and enhancing the brand identity of Madison River Communications.

Network

   We offer full facilities-based services in each of our markets. We own and operate a fully integrated telecommunications network comprised primarily of twelve ATM core switches, capable of handling both voice and data, and eleven TDM digital central office switches in our three regions of operation. Our network for our LTD and ICD also includes approximately 3,175 sheath-miles of fiber optic network with the predominant piece based in the southeastern United States. We currently own all of our network facilities and believe that our ownership creates strategic value for us. We continue to expand our network and look to identify new markets for other network expansion opportunities and will consider potential network facility acquisitions from time to time.

   We believe our proven Operational Support Systems (OSS) and Customer Care/Billing systems allow us to meet or exceed our customers' expectations. These OSSs include inter-company provisioning (Metasolve) and trading partner electronic data exchange systems (DSET), which offer a rapid exchange of mission critical data needed to provision and support the expansion of our competitive local services customer base. We currently bill customers in certain of our expansion operations using our Saville system and have begun to migrate our ILECs to Saville. Our OSSs are scalable to accommodate our planned growth and expansion.

   Switching Strategy. Our switch deployment strategy in our competitive local operations incorporates both TDM switching devices as well as newer ATM "soft switch" platforms. Using Nortel Network's Passport and Succession technology, supported by high density wave division multiplexing, fiber optic transport, we are building a next generation ATM network. TDM switching systems components are deployed as public switched telephone network interface vehicles through newly available integrated ATM-friendly modules in Nortel's DMS 500 and ATM edge devices. We deliver both switched and non-switched data-centric and voice-centric services to our targeted business market segments in a robust, cost effective, single solution package. Because of the growth in customer demand for data-centric products, our ability to compete in the market place is substantially improved by our single integrated voice-centric and data-centric ATM delivery medium.

   Presently, we have deployed two DMS 500 Passport and Succession based host systems in North Carolina and Illinois and have acquired a third DMS 500 in Louisiana and deployed Passport technology there. In each case, we have extended our switching footprint, employing ATM transport and "soft switch" remote technology in lieu of TDM and pulse code modulation, or PCM, switching and transport options. We believe our strategy of rapidly moving into nearby markets, using an extensive SONET transport network based on the latest ATM technology while leasing "last mile" DS1 (1.544 Mbs) local loop facilities from the incumbent local carrier, creates a highly competitive and robust telecommunications alternative to traditional local high-speed data and voice services. In addition, deployment of remote ATM "soft switches" along our existing fiber optic routes, in lieu of TDM remotes or host switching systems, enables us to expand our network footprint in a cost effective and timely manner with limited exposure to premature obsolescence.

   A basic foundation of our switch and private line deployment tactic is predicated on ATM's ability to handle single point and multi-point data-centric transport alternatives fully integrated with voice services. We believe this, together with our capacity to dynamically allocate bandwidth between voice and data demands beginning at the customer location and through our network, positions us on the leading edge of providing robust telecommunication customer products and solutions.

   We anticipate an increase in our voice and data handling capacity on our existing local, inter-city and inter-state fiber network by deploying ATM transport alternatives across our southeast fiber routes that increase voice traffic through-put to at least four times that of obsolete PCM schemes.

   We place our host switching systems and ATM remote switching devices strategically on our long-haul fiber route in the Gulf Coast. Presently, we have acquired a DMS 500 in New Orleans, Louisiana. We have deployed ATM remote switching devices in New Orleans, Louisiana; Houston and Dallas, Texas; Atlanta, Georgia; Mobile and Montgomery, Alabama; and Pensacola, Florida. We intend to deploy additional ATM remote switching devices in other locations that become strategic or network enhancing along our existing routes. Our voice suite of services will be deployed in these markets using our existing DMS 500 platforms or by newly deployed soft switches.

   Fiber Optic Facilities. The ICD's owned high capacity fiber network in the Gulf Coast region is capable of reaching over 20 major points of presence in six southeastern states (Alabama, Florida, Louisiana, Mississippi, Georgia and Texas). Presently, it extends approximately 2,175 sheath-miles, linking Dallas, Texas to Atlanta, Georgia along a route touching a number of southern and southeastern cities such as Houston, Texas; Baton Rouge and New Orleans, Louisiana; Biloxi, Mississippi; Mobile and Montgomery, Alabama; and Pensacola, Tallahassee and Lake City, Florida. Included in this total are fiber optic rings located in New Orleans, Louisiana and Montgomery, Alabama.

   In our fiber optic network in the Mid-Atlantic region, there are approximately 575,000 business access lines within the reach of our existing local service area. To reach these potential customers, we are developing an intercity fiber optic network stretching approximately 250 sheath-miles from Raleigh-Durham through the Research Triangle area to Winston-Salem, North Carolina. We acquired this fiber through long-term indefeasible rights of use arrangements, as well as optical windows with providers of wholesale fiber capacity.

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

   Serving as the backbone of our Gulf Coast and Mid-Atlantic regions, this high capacity optical network allows us to offer a full range of data-centric and voice-centric integrated communications services to our existing and targeted customers, including other communications carriers. Our network offers electronic diversity as well as diverse access routing.

   Our fiber network's advanced fiber and transmission electronics provide us with lower operating and maintenance costs compared with older fiber systems that are typical in commercial use today. In addition, we have entered into irrevocable rights of use and joint construction contracts, which have and will continue to reduce our net cost per fiber mile.

   In addition, our four ILECs own and operate approximately 750 sheath-miles of fiber in their local operating areas.

   Our network service centers located in Mebane, North Carolina and Galesburg, Illinois monitor all of our networks. In addition, we also monitor the performance of all of our ATM served customer lines through the capabilities of the ATM-based universal edge devices that we install on customer's premises. These two centers provide support for each other as well.

Industry Overview and Competition

   Over the past several years, the telecommunications industry has undergone significant structural change. Many of the largest service providers have achieved growth through acquisitions and mergers. These combinations have provided access to new markets, new products and economies of scale. Despite this consolidation, there are new entrants gaining market share from the large and established providers, in part, because the demand for all types of telecommunications services has been increasing, with especially rapid growth in high-speed data services, including the Internet. During 2000, capital in the form of public financing or public equity was not as available to new entrants and competitive providers as compared to the past several years. Capital constraints have caused a number of competitive providers to change their business plans. Consolidation of competitive providers has resulted in part due to these capital constraints.

   The passage of the Telecom Act, which amends the Communications Act of 1934, as amended, substantially changed the regulatory structure applicable to the telecommunications industry, with a stated goal of stimulating competition for virtually all telecommunications services, including local telephone service, long distance service and enhanced services. Due to the resulting increased regulatory flexibility, companies are increasingly bundling these services and providing one-stop shopping for end-user customers.

   The rural and small urban incumbent local telephone service industry is composed of a very large number of relatively small independent companies. According to the United States Telephone Association, there are over 1,300 independent telephone companies with less than 25,000 access lines in the U.S. A majority of these small telephone companies operate in sparsely populated rural areas where competition from competitive local telephone companies or wireless telecommunications companies (such as cellular or PCS providers) has been limited due to the generally unfavorable economics of constructing and operating such competitive systems.

   Many small incumbent local telephone companies in rural and small urban markets are owned by families or small groups of individuals and were founded soon after the expiration of Alexander Graham Bell's patent in the 1890's. We believe that the owners of these small companies are increasingly interested in selling such companies as the growing technical, administrative and regulatory complexities of the local telephone business challenge the capabilities of the existing management. In addition, certain large telephone companies are selling many of their small rural telephone exchanges to focus their attention on their major metropolitan operations that generate the

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

bulk of their consolidated revenue and which are increasingly threatened by competition. As a result, we believe that we have, and in the future will have, numerous opportunities to acquire rural and small urban telephone operations currently owned by the large telephone companies.

   Since the passage of the Communications Act, federal and state regulations promoting the widespread availability of telephone service have allowed rural and small urban telephone companies to maintain advanced technology while keeping prices affordable for customers. This policy commitment was reaffirmed and expanded by the universal service provisions of the Telecom Act. In light of the high cost per access line of installing lines and switches and providing telephone service in sparsely populated areas, a system of cost recovery mechanisms has been established to, among other things, keep customer telephone charges at a reasonable level and yet allow owners of such telephone companies to earn a fair return on their investment. These cost recovery mechanisms, which are less available to larger telephone companies, have resulted in robust telecommunications networks in many rural and small urban areas, and such capabilities may deter entry by potential competitors in these small markets.

   In markets where we implement our competitive local exchange strategy, we will be subject to competition from incumbent local telephone companies in those markets and other competitive local telephone companies, including cable television operators, other incumbent local telephone companies operating outside their traditional service areas, long distance carriers, wireless carriers and others. The ongoing consolidation and constraints on capital in the telecommunications industry could change the nature of our competitive environment.

Significant Customer

   One customer, AT&T, represented 10%, 15% and 14% of our operating revenues for the years ended December 31, 2000, 1999 and 1998, respectively.

Employees

   As of December 31, 2000, our work force consisted of 1,073 full time employees. Approximately 165 of our employees are represented by collective bargaining agreements with the International Brotherhood of Electrical Workers
(IBEW) and with the Communications Workers of America (CWA).
Our labor agreement with the CWA, covering employees of Gallatin River in Galesburg, Illinois, expires on April 30, 2002. Our labor agreements with the IBEW, covering employees of Gallatin River in Dixon and Pekin, Illinois, expire on November 30, 2002 and September 30, 2002, respectively. There can be no assurance that, upon the expiration of existing collective bargaining or similar agreements, new agreements will be reached without union action or that any such new agreements will be on terms satisfactory to us. We believe that our future success will depend on our continued ability to attract and retain highly skilled and qualified employees. We believe that our relations with our employees are good.

Properties

   We own and lease offices and space in a number of locations within our regions of operation, primarily for our corporate and administrative offices, central office switches and business offices, network operations centers, customer service centers, sales offices and network equipment installations. Our corporate headquarters and our accounting center are located in approximately 24,100 square feet of leased space in two separate buildings in Mebane, North Carolina. The lease for the corporate headquarters (including our renewal options) will expire in approximately eighteen years. The leases for the accounting center (including our renewal options) will expire at various times in eight to ten years.

   The LTD owns predominantly all of the properties in its operating regions used for its central office switches, business offices, regional headquarters and warehouse space. The poles, lines, wires, cable, conduits and related equipment owned by the LTD are located primarily on properties that we do not own, but are available for the LTD's use pursuant to consents of various governmental bodies or subject to leases, permits, easements or other agreements with the owners. The LTD owns approximately 750 sheath-miles of fiber in its operating regions.

   The ICD primarily leases properties for sales and administrative offices, ATM switches and data transmission equipment. It also leases local loop lines which connect its customers to its network as well as leasing space in ILEC central offices for collocating transmission equipment. Currently, the ICD has sales and administrative offices operating in leased space in Raleigh and Greensboro, North Carolina; Peoria and Bloomington, Illinois; Atlanta, Georgia; New Orleans, Louisiana; and Houston and Dallas, Texas. The ICD owns approximately 2,425 sheath-miles of fiber in North Carolina, Illinois and across the southeast from Atlanta to Houston and Dallas.

   Substantially all of our ILEC properties and telephone plant and equipment are pledged as collateral for our senior indebtedness. We believe our current facilities are adequate to meet our needs in our existing markets for the foreseeable future, and that additional facilities are available to meet our needs in our expansion markets as we continue to deploy our network.

Legal Proceedings

   Our subsidiary, Gulf Coast Services, sponsors an Employee Stock Ownership Plan (ESOP) that is the subject of an application before the Internal Revenue Service (IRS) for a compliance statement under the Voluntary Compliance Resolution Program. The application was filed with the IRS on May 17, 2000. According to the application, Gulf Coast Services made large contributions to the ESOP and to its 401(k) plan during 1997 and 1998, which caused the two plans to allocate amounts to certain employees in excess of the limits set forth in Section 415 of the Internal Revenue Code of 1986, as amended (the "Code"). The administrative committees for both plans sought to comply with the requirements of Code Section 415 by reducing employees' allocations under the ESOP before any reductions of allocations under the 401(k) plan. Although this approach is consistent with Treasury Regulations under Code Section 415, it may not have been consistent with the terms of the ESOP documents. The application requests a compliance statement to the effect that any failure to comply with the terms of the plans will not adversely affect the plans' tax-qualified status, conditioned upon the implementation of the specific corrections set forth in the compliance statement.

   We estimate that the cost to the ESOP of the corrective allocation described above will be approximately $3.3 million. In the application, Gulf Coast Services has requested that the assets held in the Section 415 Suspense Account and in the ESOP Loan Suspense Account be used by the ESOP for the correction. The 415 Suspense Account has an approximate value of $1.6 million and the ESOP Loan Suspense Account has a value in excess of the $1.7 million needed for the full correction. At this time, we cannot be certain whether the IRS will allow use of funds in the 415 Suspense Account or in the ESOP Loan Suspense Account to be used as part of the corrective action. If the IRS does not allow the use of those funds, Gulf Coast Services may be required to contribute to the ESOP the funds needed to make up any shortfall. However, Gulf Coast Services would first look to an escrow account established in connection with the sale of Gulf Coast Services by the sellers of Gulf Coast Services stock for reimbursement of any funds they may be required to contribute to the ESOP to comply with the Code. We do not believe the IRS's decision will have a material adverse effect on our consolidated financial condition or results of operations.

   We are involved in other various claims, legal actions and regulatory proceedings arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on our consolidated financial position, results of operations or cash flows.

                                   REGULATION

Overview

   We are subject to regulation by federal, state and local government agencies. At the federal level, the Federal Communications Commission generally has jurisdiction over interstate and international telecom services. State telecommunications regulatory commissions generally exercise jurisdiction over intrastate telecom services. The FCC does not directly regulate enhanced services and has preempted certain inconsistent state regulation of enhanced services. Additionally, municipalities and other local government agencies regulate limited aspects of our business, such as use of government owned rights of way, construction permits and building codes. The following description covers some of the major regulations affecting us, but there are numerous other areas of regulation that may influence our business.

Federal Regulation

   We must comply with the Communications Act. Pursuant to this statute, the FCC regulates the rates and terms for interstate access services, which are an important source of revenues for our incumbent local telephone subsidiaries. The amendments to the Communications Act contained in the Telecom Act have changed and are expected to continue to change the telecommunications industry. Among its more significant provisions, the Telecom Act (1) removes legal barriers to entry into local telephone services, (2) requires incumbent local telephone companies to interconnect with competitors, (3) establishes procedures pursuant to which incumbent local telephone companies may provide other services, such as the provision of long distance services by Bell Operating Companies and their affiliates (including their respective holding companies), and (4) directs the FCC to establish an explicit subsidy mechanism for the preservation of universal service.

   Access Charges. The FCC regulates the prices that incumbent local telephone companies charge for the use of their local telephone facilities in originating or terminating interstate transmissions. The FCC has structured these prices, known as "access charges," as a combination of flat monthly charges paid by the end-users and usage sensitive charges paid by long distance carriers.

   The FCC regulates the levels of interstate access charges by imposing price caps on larger incumbent local telephone companies. These price caps can be adjusted based on various formulae and otherwise through regulatory proceedings. Smaller incumbents may elect to base access charges on price caps, but are not required to do so unless they elected to use price caps in the past or their affiliated incumbent local telephone companies base their access charges on price caps. For 1999, our incumbent local telephone subsidiaries elected not to apply federal price caps. Instead, these subsidiaries employ rate-of-return regulation for their interstate access charges. They provide service pursuant to tariffs they file with the FCC for their interstate traffic sensitive access services, and participate in interstate common line tariffs filed by the National Exchange Carrier Association for a pool of small incumbent local telephone companies. NECA tariff rates are established based on the pooling carriers' expenses incurred and investment and a regulated rate of return. The authorized rate of return for such interstate access services is currently 11.25%. The FCC initiated a rulemaking proceeding in October 1998 considering whether to change this authorized rate of return. While the outcome and timing of this proceeding are uncertain, it could lead to a reduction in the authorized rate of return and consequently a decrease in our revenues from interstate access services.

   In May 1997, the FCC initiated a multi-year transition designed to lead to lower usage-sensitive access charges for larger incumbent local telephone companies. As part of this transition, the FCC, in August 1999, adopted an order and further notice of proposed rulemaking aimed at introducing additional pricing flexibility and other deregulation for these larger companies' interstate access charges, particularly special access and dedicated transport. In May 2000, the FCC lowered switched access rates, increased caps applicable to end-user rates and established additional universal service funding support for these larger companies. Previously, in May 1998, the FCC proposed to initiate a similar transition for smaller incumbent local telephone companies, including our incumbent local telephone subsidiaries, but this proceeding remains pending and the FCC has yet to take any substantive action.

   Several major industry groups that represent small incumbent local telephone companies jointly filed a petition, known as the "MAG petition," asking the FCC to implement comprehensive changes to its rules concerning access charges, incentive regulation, universal service and revisions to the authorized rate-of-return for interstate access services. The MAG petition proposes that the FCC increase access charges paid by the end user (subscriber line charges), reduce per-minute switched access charges, increase universal service funding, and end the rulemaking proceeding concerning changes to the authorized rate of return for non-price cap interstate access services. The petition also proposes that the FCC implement incentive regulation mechanisms for incumbent local telephone companies whose access charges are not based on price caps. These mechanisms would allow such companies the option of selecting incentive regulation based on frozen per-line interstate settlements, adjusted for inflation, and including a low-end earnings protection formula. It is not known whether the FCC will adopt the MAG petition as proposed, reject it entirely, or adopt selected portions of the proposal. Therefore, it is not known what impact this proceeding will have on Madison River Telephone Company's incumbent local telephone operations.

   Several long distance carriers have challenged the requirement to pay tariffed access rates to Madison River Communications, LLC and are paying only a portion of billed access charges. This would include access services provided under state and federal tariffs, as well as the state price lists filed in North Carolina. Madison River Communications, LLC has been proactive in working with these carriers to resolve these disputes.

   The FCC is currently considering whether long distance carriers are required to pay tariffed access rates for interstate access services provided by competitive local telephone companies, and whether long distance carriers could effectively cancel access services provided by competitive local telephone companies. The FCC has not yet released a decision on this matter, but this proceeding could resolve the question of how access rates are set for competitive local telephone companies and whether long distance carriers can unilaterally elect to not send traffic to, or receive traffic from, competitive local telephone companies. It is not known at this time what impact this decision could have on Madison River Communications, LLC's operations.

   Removal of Entry Barriers. Prior to the enactment of the Telecom Act, many states limited the services that could be offered by a company competing with an incumbent local telephone company. The Telecom Act generally prohibits state and local governments from enforcing any law, rule or legal requirement that has the effect of prohibiting any entity from providing any interstate or intrastate telecom service. However, states can modify conditions of entry into areas served by rural telephone companies where the state telecommunications regulatory commission has determined that certain universal service protections must be satisfied. The federal law should allow us to provide a full range of local and long distance services in most areas of any state. Following the passage of the Telecom Act, the level of competition in the markets we serve has increased and is expected to continue to increase. See "Business--Industry Overview and Competition."

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

   Interconnection with Local Telephone Companies and Access to Other Facilities. The Telecom Act imposes a number of access and interconnection requirements on all local telephone companies, including competitive local telephone companies, with additional requirements imposed on incumbent local telephone companies. These requirements are intended to ensure access to certain networks under reasonable rates, terms and conditions. Specifically, local telephone companies must provide the following:

  . Resale. Local telephone companies generally may not prohibit or place unreasonable restrictions on the resale of their services.

  . Telephone Number Portability. Local telephone companies must provide for telephone number portability, allowing a customer to keep the same telephone number even though it switches service providers.

  . Dialing Parity. Local telephone companies must provide dialing parity, which allows customers to route their calls to a telecommunications provider without having to dial special access codes.

  . Access to Rights-of-Way. Local telephone companies must provide access to their poles, ducts, conduits and rights-of-way on a reasonable, nondiscriminatory basis.

  . Reciprocal Compensation. Each local telephone company on whose network a call originates must reasonably compensate each local telephone company on whose network the call terminates.

   All of our local telephone subsidiaries have implemented full equal access (dialing parity) capabilities. The FCC's rules require our local telephone subsidiaries to use reasonable efforts to implement local number portability after receiving a request from another carrier to do so. These subsidiaries have not yet received such a request.

   In addition, all incumbent local telephone companies must provide the following, subject to possible exemptions for rural telephone companies based on economic or technical burdens:

  . Resale. An incumbent local telephone company must offer its retail local telephone services to resellers at a wholesale rate that is less than the retail rate charged to end-users.

  . Unbundling of Network Elements. Incumbent local telephone companies must offer access to various unbundled elements of their networks at cost-based rates.

  . Collocation. Incumbent local telephone companies must provide physical collocation, which allows competitive local telephone companies to install and maintain their own network termination equipment in incumbent local telephone companies' central offices, or functionally equivalent forms of interconnection under some conditions.

   All of our incumbent local telephone subsidiaries qualify as rural telephone companies under the Telecom Act. Therefore, they have an exemption from the incumbent local telephone company interconnection requirements until they receive a bona fide request for interconnection and the applicable state telecommunications regulatory commission lifts the exemption. Despite its rural status, Gallatin River agreed with the Illinois Commerce Commission that Gallatin River would not contest requests by competitive local telephone companies for such interconnection arrangements. State commissions have jurisdiction to review certain aspects of interconnection and resale agreements.

   The FCC has adopted rules regulating the pricing of the provision of unbundled network elements by incumbent local telephone companies. Although the United States Supreme Court has upheld the FCC's authority to adopt such pricing rules, the specific pricing guidelines created by the

FCC remain subject to review by the federal courts. In addition to proceedings regarding the FCC's pricing rules, the FCC's other interconnection requirements remain subject to further court and FCC proceedings.

   The Telecom Act requires utilities to provide access to their poles, ducts, conduits and rights-of-way to telecom carriers on a nondiscriminatory basis. In October 2000, the FCC adopted rules prohibiting certain anticompetitive contracts between carriers and owners of multi-tenant buildings, requiring incumbent local telephone companies to disclose existing demarcation points in such buildings and to afford competitors with access to rights of way, and prohibiting restrictions on the use of antennae by users which have a direct or indirect ownership or leasehold interest in such properties.

   Bell Operating Company Entry into Long Distance Services. Our principal competitor for local services in each area where we operate as a competitive local telephone company is an incumbent local telephone company. In many of these areas, the incumbent local telephone company is a Bell Operating Company. Although Bell Operating Companies and their affiliates were, prior to the passage of the Telecom Act, prohibited from providing long distance services, the Telecom Act allows a Bell Operating Company to provide long distance service in its own local service region upon a determination by the FCC that it had satisfied a 14-point checklist of competitive requirements. In December 1999, the FCC granted Bell Atlantic authority to provide long distance services in New York. In June 2000, the FCC granted SBC authority to provide long distance services in Texas, and in January 2001, the FCC granted SBC authority to provide long distance services in Oklahoma and Kansas. A number of similar applications are currently pending. In addition, federal legislation has been introduced to allow the Bell Operating Companies to provide long distance Internet and high-speed data services.

   Relaxation of Regulation. Through a series of proceedings, the FCC has decreased the regulatory requirements applicable to carriers which do not dominate their markets. All providers of domestic interstate services other than incumbent local telephone companies are classified as non-dominant carriers. Our subsidiaries which are operating as non-dominant carriers are subject to relatively limited regulation by the FCC. Among other things, these subsidiaries must offer interstate services at just and reasonable rates in a manner that is not unreasonably discriminatory.

   The FCC is in the process of phasing out the ability of long distance carriers to provide domestic interstate services pursuant to tariffs. This transition is scheduled to end on July 1, 2001, when carriers are required to have completed the process of detariffing their mass-market consumer services offerings. These carriers will no longer be able to rely on tariffs as a means of specifying the prices, terms and conditions under which they offer interstate services. The FCC has adopted rules that require long distance carriers to make specific public disclosures on the carriers' Internet web sites. Non-dominant local telephone companies are permitted to withdraw their interstate access tariffs.

   Universal Service. The FCC is required to establish a "universal service" program that is supposed to ensure that affordable, quality telecommunications services are available to all Americans. The Telecom Act sets forth policies and establishes certain standards in support of universal service, including that consumers in rural areas should have access to telecommunications and information services that are reasonably comparable in rates and other terms to those services provided in urban areas. A new universal service support mechanism for larger incumbent local telephone companies went into effect on January 1, 2000. The FCC has initiated a proceeding to review universal service support mechanisms for smaller incumbent local telephone companies in a subsequent proceeding but has not yet released a decision.

   We are required to make contributions to federal and state universal service support. Our contribution to federal universal service support programs is assessed against our interstate end-user telecommunications revenues. Our contribution for such state programs is assessed against our intrastate revenues. Although many states are likely to adopt an assessment methodology similar to the federal methodology, states are free to calculate telecommunications service provider contributions in any manner they choose as long as the process is not inconsistent with the FCC's rules.

   Internet. The FCC has to date treated Internet service providers (ISPs) as enhanced service providers rather than common carriers. As such, ISPs have been exempt from various federal and state regulations, including the obligation to pay access charges and contribute to universal service funds. The FCC has determined that both dedicated and dial-up calls from a customer to an ISP are interstate, not local, calls, and, therefore, are subject to the FCC's jurisdiction. On March 24, 2000, the D.C. Circuit Court of Appeals vacated and remanded this determination so that the FCC can explain more clearly why such calls are not considered local. In addition, several states are considering this issue, and at least one state has held that the originating local exchange carrier is not required to pay reciprocal compensation for such calls.

   Customer Information. Carriers are subject to limitations on the use of customer information the carrier acquires by virtue of providing telecommunications services. Protected information includes information related to the quantity, technical configuration, type, destination and the amount of use of services. A carrier may not use such information acquired through one of its service offerings to market certain other service offerings without the approval of the affected customers. These restrictions may affect our ability to market a variety of packaged services to existing customers.

   Preferred Carrier Selection Changes. A customer may change its preferred long distance carrier at any time, but the FCC and some states regulate this process and require that specific procedures be followed. When these procedures are not followed, particularly if the change is unauthorized or fraudulent, the process is known as "slamming." The FCC has levied substantial fines for slamming and has recently increased the penalties for slamming, although no such fines have been assessed against us.

State Regulation--Incumbent Local Telephone Company

   Most states have some form of certification requirement which requires telecom providers to obtain authority from the state telecommunications regulatory commission prior to offering common carrier services. Our operating subsidiaries in Alabama, Illinois, North Carolina and Georgia are incumbent local telephone companies and are certified in those states to provide local telephone services.

   State telecommunications regulatory commissions generally regulate the rates incumbent local telephone companies charge for intrastate services, including rates for intrastate access services paid by providers of intrastate long distance services. Incumbent local telephone companies must file tariffs setting forth the terms, conditions and prices for their intrastate services. Under the Telecom Act, state telecommunications regulatory agencies have jurisdiction to arbitrate and review interconnection disputes and agreements between incumbent local telephone companies and competitive local telephone companies, in accordance with rules set by the FCC. See "--Federal Regulation." State regulatory commissions may also formulate rules regarding taxes and fees imposed on providers of telecommunications services within their respective states to support state universal service programs.

   In Alabama, Gulf Telephone is subject to regulation by the Alabama Public Service Commission (APSC). Gulf Telephone must have tariffs approved by and on file with that commission for basic, non-basic and interconnection services. The APSC has proposed to expand flat-rated local calling areas to provide county-wide flat rated calling. Gulf Telephone operates entirely in South Baldwin County and provides flat-rated local calling to its entire service area. The APSC's proposal, if enacted, would result in decreased IntraLATA toll calling, with a possible increase in local rate to offset the reduced long distance revenue. It is not known whether the APSC will proceed with this plan or how such a plan would impact Gulf Telephone's overall revenues.

   The Illinois Commerce Commission (ICC) regulates Gallatin River. Gallatin River provides services pursuant to tariffs that are filed with, and subject to the approval of, the ICC. The rates for these services are regulated on a rate of return basis by the ICC, although Gallatin River has some pricing flexibility with respect to services that have been deemed competitive by the ICC, such as digital centrex, high capacity digital service, wide area telephone service, and digital data services. The ICC has approved several interconnection agreements under the Telecom Act between Gallatin River and mobile wireless carriers. The ICC has approved an interconnection agreement between Gallatin River and a facility-based competitive local telephone company. In addition, several other competitive local telephone companies have expressed an interest in adopting the agreement for interconnection with Gallatin River. Gallatin River is required to support state universal service programs and is subject to ICC rules implementing these and the federal universal service programs.

   In North Carolina, our operating subsidiary Mebtel is regulated by the North Carolina Utilities Commission. Mebtel provides service pursuant to tariffs that are filed with, and subject to the approval of, that commission. Effective January 1, 2000, a price cap plan applies to Mebtel's rates for intrastate services, replacing rate of return regulation. Mebtel is subject to commission rules implementing state and federal universal service programs.

   In Georgia, Coastal Communications is regulated by the Georgia Public Service Commission. Passage of the Telecommunications and Competition Development Act of 1995 in Georgia significantly changed that commission's regulatory responsibilities. Instead of setting prices for telecommunications services, the commission now manages and facilitates the transition to competitive markets, establishes and administers a universal access fund, monitors rates and service quality, and mediates disputes between competitors. A price cap plan applies to Coastal Communications' rates for intrastate services.

State Regulation--Competitive Local Telephone Company

   Madison River Communications, LLC (MRC) is certified to provide intrastate local, toll and access services in the states of Illinois, North Carolina, South Carolina, Tennessee, Georgia, Florida, Alabama, Mississippi, Louisiana, and Texas. In association with these certifications, MRC has filed state local, access and toll tariffs in all states except North Carolina, in which MRC has filed a price list. MRC works with local counsel and/or consultants in each state to maintain its knowledge of any changes in state regulations and regulatory requirements. Tariffs are updated as needed and periodic state financial and quality of service filings are made as required.

   MRC has interconnection agreements with Verizon in Illinois and North Carolina, with SBC in Texas and Illinois, and with BellSouth in its nine-state operating area. These interconnection agreements govern the relationship between the incumbent local telephone companies and MRC's operations in the areas of resale of retail services, reciprocal compensation, central office collocation, purchase of unbundled network elements, and use of operational support systems.

Local Government Authorizations

   We may be required to obtain from municipal authorities street opening and construction permits or operating franchises to install and expand fiber optic facilities in certain cities. We have obtained such municipal franchises in our incumbent local telephone company territories in Alabama, North Carolina, Illinois and Georgia. In some cities, subcontractors or electric utilities with which we have contracts may already possess the requisite authorizations to construct or expand our networks.

   Some jurisdictions where we may provide service require license or franchise fees based on a percent of certain revenues. There are no assurances that jurisdictions that do not currently impose fees will not seek to impose fees in the future. The Telecom Act requires jurisdictions to charge nondiscriminatory fees to all telecom providers, but it is uncertain how quickly this requirement will be implemented by particular jurisdictions in which we operate or plan to operate, especially regarding materially lower fees that may be charged to incumbent local telephone companies.

                                   MANAGEMENT

Board of Managers and Executive Officers

   We are managed by our sole member, Madison River Telephone Company. As of April 16, 2001, the Board of Managers of Madison River Capital consisted of the following nine members: J. Stephen Vanderwoude, Paul H. Sunu, Robert C. Taylor, Jr., James N. Perry, Jr., James H. Kirby, Sanjeev K. Mehra, Joseph P. DiSabato, Mark A. Pelson and Albert J. Dobron, Jr. At present, all managers are appointed by certain groups of members of Madison River Telephone Company. The members holding a majority of the member units, the group consisting of Madison Dearborn Partners' affiliates, the group consisting of Goldman Sachs' affiliates, and the group consisting of Providence Equity Partners' affiliates, are each entitled to appoint up to two individuals affiliated with it to the Board of Managers. The members holding a majority of the member units held by those individuals in management subject to employment agreements are entitled to appoint up to three individuals to the Board of Managers, at least two of whom must be J. Stephen Vanderwoude, James D. Ogg or Paul H. Sunu. In the event that an appointed Manager ceases to serve as a member of the Board of Managers, the resulting vacancy on the Board of Managers must be filled by a person appointed by the members that appointed the withdrawn manager. The following table sets forth certain information regarding the members of the Board of Managers, executive officers and key operations personnel of Madison River Capital and its operating subsidiaries.

   Name                     Age                     Position
   ----                     ---                     --------
   J. Stephen Vanderwoude..  56 Managing Director--Chairman and Chief Executive
                                 Officer; Member of Board of Managers


   James D. Ogg............  62 Managing Director and Chairman--Local
                                 Telecommunications Division


   Paul H. Sunu............  44 Managing Director--Chief Financial Officer and
                                 Secretary; Member of Board of Managers


   Kenneth Amburn..........  58 Managing Director and Chief Operating Officer--
                                 Local Telecommunications Division


   Bruce J. Becker.........  54 Managing Director--Chief Technology Officer and
                                 President and Chief Operating Officer--
                                 Integrated Communications Division

   Michael T. Skrivan......  47 Managing Director--Revenues


   Joseph P. DiSabato......  34 Member of Board of Managers


   Albert J. Dobron, Jr. ..  32 Member of Board of Managers


   James H. Kirby..........  32 Member of Board of Managers


   Sanjeev K. Mehra........  41 Member of Board of Managers


   Mark A. Pelson..........  39 Member of Board of Managers


   James N. Perry, Jr......  39 Member of Board of Managers


   Robert C. Taylor, Jr....  41 Member of Board of Managers

   The following sets forth certain biographical information with respect to the members of our Board of Managers and our executive officers:

   Mr. J. Stephen Vanderwoude, a founding member of Madison River Telephone Company in 1996, serves as a Managing Director--Chairman and Chief Executive Officer. He has over 34 years of telecommunications experience including serving as President and Chief Operating Officer and a director of Centel Corporation and President and Chief Operating Officer of the Local Telecommunications division of Sprint Corporation. He has also served as President and Chief Executive Officer and director of Powerhouse Technologies, Inc. from 1994 to 1995. He is currently a director of Centennial Communications, GigaRed LLC and First Midwest Bancorp.

   Mr. James D. Ogg, a founding member of Madison River Telephone Company in 1996, serves as a Managing Director and is Chairman of the Local Telecommunications Division. He has over 41 years of telecommunications experience including serving as President of Centel--Illinois and Vice President and General Manager of Centel--Virginia and Centel--North Carolina. Mr. Ogg has also served as Vice President for Governmental Relations for Centel Corporation. In this capacity, Mr. Ogg was responsible for advocacy of corporate policy on telecommunications, cable and electric businesses before Congress and federal regulatory agencies. Mr. Ogg has successfully testified in or managed seventeen rates cases and brings extensive experience in dealing with federal and state regulatory processes. Mr. Ogg was retired from Sprint Corporation, the acquiror of Centel in 1994.

   Mr. Paul H. Sunu, a founding member of Madison River Telephone Company in 1996, serves as Managing Director--Chief Financial Officer and Secretary. Mr. Sunu is a certified public accountant and a member of the Illinois Bar with 19 years of experience in finance, tax, treasury, securities and law. From 1991 to 1996, Mr. Sunu served as Senior Vice President, CFO and General Counsel for RHR International Company, a management consulting firm with 16 profit centers located in North America, Europe and Russia. Mr. Sunu has also served as President and is one of four principals who established JMG Financial Group, a tax and investment consulting firm. The four principals of JMG established Equity Partners, Ltd., a real estate acquisitions and management firm. Today, Equity Partners is known as Great Lakes REIT, a New York Stock Exchange company.

   Mr. Kenneth Amburn serves as a Managing Director and is Chief Operating Officer of the Local Telecommunications Division, joining Madison River in 1998. He has over 36 years of telecommunications experience including service as Vice President--Operations for Centel--Texas where he had oversight for operations involving over 280,000 access lines and for customer services, network maintenance, construction, and overall business operations for Texas. Mr. Amburn has also served as Vice President, East Region Telecommunications for Citizens Utilities where he was responsible for establishing the operations and completing the transition of 1,400 employees to Citizens Utilities in connection with a 500,000 access line purchase from GTE. In addition, Mr. Amburn established entrepreneurial operations through his service with Network Construction Services, Inc. as Executive Vice President and a member of the Board of Directors from 1995 to 1998.

   Mr. Bruce J. Becker serves as Managing Director--Chief Technology Officer and is President and Chief Operating Officer of the Integrated Communications Division, joining Madison River in 1999. He has over 37 years of telecommunications experience including serving as the Senior Vice President of Operations and Planning for ICG Telecommunications and CIO for ICG's Telecommunications Group from 1995 to 1997. Prior to that time, Mr. Becker served in various roles for Centel Corporation, including Vice President of Strategic and Technical Planning, General Manager of Network Engineering and Operations for Centel's Nevada and Texas Region, General Manager of Operational Planning and Marketing for Centel--Nevada and General Network and Switching Manager Centel--Texas. Most recently, from 1997 to 1998, Mr. Becker founded and served as President of BTC Partners LTD., a telecommunications consulting firm providing services to an array of CLECs, ILECs, CATV providers, telecommunications and data transport equipment manufacturers and investment groups. Mr. Becker has also served as a voting director of the T1 Committee, a director on the UNLV School of Engineering Board, a senior member of Northern Telecom's technical advisory board, an active member of USTA and has testified as an expert witness at the state and federal level on numerous rate and technology proceedings and inquiries.

   Mr. Michael T. Skrivan serves as Managing Director--Revenues for Madison River Telephone Company, joining Madison River in 1999. He is a certified public accountant and a certified management accountant with 23 years of experience in the telecommunications industry. Prior to joining Madison River Telephone Company, Mr. Skrivan was a founding member in the consulting firm of Harris, Skrivan & Associates, LLC, which provides regulatory and financial services to local exchange carriers from 1995 to 1999. Mr. Skrivan was also an executive with Illinois Consolidated Telephone Company for nine years, holding positions in regulatory, strategic planning, marketing and customer service. At Illinois Consolidated, which serves 80,000 access lines, he helped develop competitive businesses, including wireless services, long distance services, fiber operations, directory services, operator services, inmate services and payphone services. Mr. Skrivan began his telecommunications career with Ernst & Young's Telecommunications Consulting Practice, providing cost-of-service studies to Independent Telephone Companies throughout the United States.

   Mr. Joseph P. DiSabato is a member of the Board of Managers and a Managing Director of Goldman, Sachs & Co. in the Merchant Banking Division where he has been employed since 1994. Mr. DiSabato serves on the Board of Directors of several privately held companies on behalf of Goldman Sachs.

   Mr. Albert J. Dobron, Jr. is a member of the Board of Managers and a Vice President of Providence Equity Partners. He has been at Providence Equity Partners since 1999. Mr. Dobron is also an observer on the Board of Directors of Surebridge, Inc. Prior to that time, Mr. Dobron worked for Morgan Stanley & Co. from 1996 to 1999 in mergers and acquisitions and held positions with the K.A.D. Companies, a private equity investment group, working primarily in an operating role with one of the firm's portfolio companies. From 1994 to 1996, he was earning his Masters of Business Administration degree at the Harvard Business School.

   Mr. James H. Kirby is a member of the Board of Managers and a Managing Director of Madison Dearborn Partners. He joined Madison Dearborn Partners in 1996 and focuses on venture capital and private equity investing in the communications industry. Prior to his joining Madison Dearborn Partners, Mr. Kirby was with The Beacon Group from 1995 to 1996 and Lazard Freres & Co from 1993 to 1995 in private equity investing and investment banking. Mr. Kirby currently serves on the Board of Directors of Completel Europe N.V., GigaRed LLC, iplan networks, LLC, New RadioToner GMBH, OnCue Telecommunications Limited, PaeTec Communications, Inc. and Star Technology Group Limited.

   Mr. Sanjeev K. Mehra is a member of the Board of Managers and a Managing Director in Goldman Sachs' Merchant Banking Division for the past five years. He serves on the board of Amscan Holdings, Inc. and on the boards of several portfolio companies. He is a member of the Principal Investment Area's Investment Committee.

   Mr. Mark A. Pelson is a member of the Board of Managers and a Managing Director of Providence Equity Partners where he has been employed since 1996. Mr. Pelson is currently also a director of Carrier 1 International S.A., Global Metro Networks, Mpower Communications, Inc. and Language Line Holdings, LLC. Prior to joining Providence, Mr. Pelson was a co-founder and director of TeleCorp, Inc., a wireless telecommunications company from 1994 to 1996. He previously served in various management positions with AT&T, most recently as a general manager of strategic planning and mergers and acquisitions.

   Mr. James N. Perry, Jr. is a member of the Board of Managers and a Managing Director and co-founder of Madison Dearborn Partners. Prior to his joining Madison Dearborn Partners in 1993, Mr. Perry was with First Chicago Venture Capital for eight years. Mr. Perry concentrates on investments in the communications industry and currently also serves on the Boards of Directors of Allegiance Telecom, Inc., @link Networks, Inc., Completel LLC, Clearnet Communications Inc., Enews.com, Focal Communications Corporation, Omnipoint Corporation, Orblynx, Inc., Pangea Ltd., Reiman Holding Company, LLC and Wireless One Network, L.P.

   Mr. Robert C. Taylor, Jr. is a member of the Board of Managers and is President and Chief Executive Officer of Focal Communications Corporation. He was appointed to this position in August

1996 and is also the company's co-founder and a director. Prior to Focal Communications Corporation, Mr. Taylor was Vice President of Global Accounts for MFS Communications. Mr. Taylor is currently Chairman of the Association for Local Telecommunications Services (ALTS), the nation's leading organization representing facilities-based competitive local exchange carriers (CLECs). In addition, Mr. Taylor sits on the board of directors for IPLAN Networks, a CLEC based in Argentina.

Committees of the Board of Managers

   The Board of Managers of Madison River Capital has an Audit Committee and a Compensation Committee. The Audit Committee, which is comprised of Messrs. Mark Pelson and Joseph DiSabato, is responsible for overseeing the actions of Madison River Capital's and our independent auditors and reviewing our internal financial and accounting controls and policies. The Compensation Committee, which is comprised of Messrs. James Perry, Sanjeev Mehra and
J. Stephen Vanderwoude, is responsible for determining salaries, incentives and other forms of compensation for officers and other employees and administers various incentive compensation and benefit plans. One member of our Compensation Committee, Mr. Vanderwoude, also serves as our Chairman and Chief Executive Officer.

   All executive officers serve at the discretion of the Board of Managers, subject to the terms of any employment agreements. There are no family relationships among managers and executive officers.

Compensation of Managers and Executive Officers

   The following table sets forth certain information regarding the cash and non-cash compensation paid by Madison River Telephone Company to the Chief Executive Officer and to each of our four most highly compensated executive officers other than the Chief Executive Officer, whose combined salary and bonus exceeded $100,000 during the fiscal years ended December 31, 2000 and 1999. The managers of Madison River Capital do not receive any compensation for serving on the Board of Managers.

                           Summary Compensation Table

                                                               Long-term
                                                              Compensation
                                  Annual Compensation            Awards
                          ----------------------------------- ------------
                                                               Securities
                                                               Underlying
                                                 Other Annual Unit Option      All Other
          Name            Year  Salary   Bonus   Compensation    Grants    Compensation/(1)/
          ----            ---- -------- -------- ------------ ------------ -----------------
J. Stephen Vanderwoude..  2000 $169,647 $190,000     --           --           $   5,250
 (Chairman and CEO)       1999  189,800  111,000     --           --             250,244
James D. Ogg............  2000  160,202   89,010     --           --               5,250
 (Chairman of the LTD)    1999  160,646   50,004     --           --              61,793
Paul H. Sunu............  2000  160,014  140,000     --           --               5,250
 (CFO and Secretary)      1999  160,014   90,000     --           --              47,132
Ken Amburn..............  2000  160,053   60,000     --           --               5,250
 (COO of the LTD)         1999  197,809    3,334     --           --               4,467
Bruce J. Becker.........  2000  160,000   80,000     --           --               5,250
 (CTO and President and   1999  160,000      --      --           --                 --
 COO of the ICD)

--------
/(1)/ Includes matching contributions for the 401(k) Savings Plan and compensation deferred from previous years.

401(k) Savings Plans

   In 1998, we established a 401(k) savings plan covering substantially all of our employees that meet certain age and employment criteria. Pursuant to the plan, eligible employees may elect to reduce their current compensation by up to 15% of eligible compensation. We have agreed to contribute an amount equal to 50% of employee contributions for the first 6% of compensation contributed on behalf of all participants. We made matching contributions of approximately $1.1 million, $0.5 million and $23,600 in 2000, 1999 and 1998, respectively. In addition, we made a discretionary contribution of $0.2 million in 2000. The 401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended, so that contributions by employees or by us to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn and our contributions are deductible by us when made.

Long-Term Incentive Plan

   In 1998, we adopted a long-term incentive plan arrangement which provides for annual incentive awards for certain employees as approved by the Board of Managers. Under the terms of the plan, annual awards are expensed over the succeeding twelve months after the award is determined. The incentive awards vest automatically at the time of a qualified event as defined under the plan. Vested awards are payable under certain circumstances as defined under the long-term incentive plan arrangement. We recognized compensation expense of $4.8 million, $2.6 million and $0.3 million in the years ended December 31, 2000, 1999 and 1998, respectively, related to the long-term incentive awards.

Pension Plan

   In May 1998, we adopted a noncontributory defined benefit pension plan, which was transferred to us from our subsidiary Mebtel, Inc. The plan covers all full-time employees, except employees of Gulf Coast Services and Coastal Communications, who have met certain age and service requirements and provides benefits based upon the participants' final average compensation and years of service. Our policy is to fund the maximum allowable contribution by the Internal Revenue Service and comply with the funding requirements of the Employee Retirement Income Security Act of 1974.

Employment Agreements

   We have entered into employment, confidentiality and noncompetition agreements with Messrs. J. Stephen Vanderwoude, James D. Ogg, Paul H. Sunu and Bruce J. Becker providing for employment of each executive for a five-year period, subject to termination by either party (with or without cause) on 30 days' prior written notice. The agreements also provide that employees may not disclose any confidential information while employed by us or thereafter. Additionally, the agreements provide that the employees will not compete with us for a period of up to a maximum of fifteen months following termination for cause or voluntary termination of employment.

                               PRINCIPAL MEMBERS

   All of Madison River Capital's outstanding member units are owned by Madison River Telephone Company. Madison River Capital owns all of the outstanding stock in Madison River Finance Corp. The following table sets forth certain information regarding the beneficial ownership of Madison River Telephone Company's member units as of April 16, 2001 by (A) each holder known by Madison River Telephone Company to beneficially own five percent or more of such member units, (B) each executive officer of Madison River Telephone Company and (C) all executive officers and managers as a group. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Options or warrants to purchase member units that are currently exercisable or exercisable within 60 days of April 16, 2001 are deemed to be outstanding and to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

                                    Number of
                                  Class A Units,
                                   Warrants or
                                   Options Held
              Name                  by Member              Percentage of Units
              ----                --------------           -------------------
J. Stephen Vanderwoude...........   4,352,809.02(/1/)(/2/)         2.03%
James D. Ogg.....................   1,863,068.01(/1/)(/2/)            *
Paul H. Sunu.....................   2,123,726.16(/1/)(/2/)            *
Bruce J. Becker..................   1,387,563.29(/1/)(/2/)            *
Ken Amburn.......................            --                     --
Madison Dearborn Partners
 group(/3/) .....................  85,962,015.42                  40.05%
Goldman Sachs group(/4/).........  71,635,012.69                  33.44%
Providence Equity Partners
 group(/5/)......................  47,279,108.13                  22.07%
ORVS Madison River...............   5,550,253.16(/2/)              2.59%
All officers and managers as a
 group (13 persons).............. 214,603,302.73                  99.99%

--------
*  Represents less than one percent (1%).
(1) Excludes the following incentive interests granted to management. The units granted to the named executive officers below vest over time while the units granted to the Madison River Long Term Incentive Plan contain vesting provisions which are contingent upon the occurrence of certain liquidity events, including the sale of the company or an initial public offering:

                                                     Class B Units Class C Units
                                                     ------------- -------------
      J. Stephen Vanderwoude........................     3,000         1,550(a)
      James D. Ogg..................................     1,500         1,150
      Paul H. Sunu..................................     1,000         1,150
      Bruce J. Becker...............................       --            770
      Madison River Long Term Incentive Plan........     3,835         5,067

     --------
     (a) Includes 1,200 units which J. Stephen Vanderwoude gifted in trust to his three adult children for which the named executive officer disclaims beneficial ownership.

(2) Includes the following units which are owned by ORVS Madison River but beneficial ownership of which is attributable to each officer: J. Stephen Vanderwoude--1,387,563.29; James D. Ogg--1,387,563.29; Paul H. Sunu--
    1,387,563.29; and Bruce J. Becker--1,387,563.29.
(3) Includes 392,610 units which Madison Dearborn Capital Partners, L.P. has the right to acquire upon conversion of existing indebtedness and 76,569,405.42 units held by Madison Dearborn Capital Partners II, L.P.; 8,711,355.10 units held by Madison Dearborn Capital Partners III, L.P.; 193,429.77 units held by Madison Dearborn Special Equity III, L.P.; 75,000.00 units held by Madison Dearborn Special Advisors Fund I, LLC; and 20,215.13 units held by Madison Dearborn Special Co-Invest Partners I.
(4) Includes 37,331,285.78 units held by GS Capital Partners II, L.P.; 7,614,577.66 units held by GSCPII Mad River Holding, L.P.; 1,657,820.36 units held by GSCPII Germany Mad River Holding, L.P.; 17,867,826.82 units held by GSCPII Offshore Mad River Holding, L.P.; 2,341,390.43 units held by Bridge Street Fund 1997, L.P.; and 4,822,111.85 units held by Stone Street Fund 1997, L.P.
(5) Includes 47,279,108.13 units held by Providence Equity Partners, L.P. and Providence Equity Partners II L.P.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Goldman, Sachs & Co., which holds directly and through affiliates approximately 33.4% of the Class A interests in Madison River Telephone Company, our parent and sole member, was the lead underwriter of the syndicate that purchased the $200.0 million in senior notes that we privately placed in February 2000. As a result, we paid Goldman, Sachs & Co. an underwriting discount fee of $5.5 million.

   Paul H. Sunu, CFO and Secretary, and James D. Ogg, Chairman of the LTD, each have loans outstanding payable to Madison River Telephone Company. The proceeds of these loans were used to purchase Class A interests in Madison River Telephone Company. The loans, payable on demand, bear interest at 8% and are secured by the Class A interests. As of April 16, 2001, Paul H. Sunu and James
D. Ogg each had outstanding loan amounts of $250,000.

                       DESCRIPTION OF OTHER INDEBTEDNESS

   The following is a summary of the material terms of some of our indebtedness. This description does not purport to be complete and is subject to, and qualified in its entirety by reference to, all provisions of the agreements evidencing such indebtedness. Terms used and not defined herein have the meanings given to them in the agreements described.

   To finance the purchase of our four ILEC's, certain of our subsidiaries borrowed funds under separate loan agreements with the RTFC. In total, we had five separate loan agreements with the RTFC. Each agreement was secured by various security interests and guaranties and contained customary negative covenants as well as financial covenants.

   On December 29, 2000, our subsidiary, Madison River LTD Funding Corp.
(MRLF), entered into a definitive agreement with the RTFC to refinance our five existing loan agreements with the RTFC into one new agreement. MRLF holds the equity interests of Mebtel, Gulf Coast Services, Coastal Communications and Madison River Management Company as well as a portion of the Class A interests of Gallatin River Holdings L.L.C. Principal repayment terms under the new agreement are substantially the same as those which existed under the previous separate agreements.

   Pursuant to the terms of the new agreement, we purchased additional SCCs in the amount of $11.3 million with financing provided by the RTFC. With the additional SCCs, our SCC-to-outstanding term loan ratio was approximately 10.0% subsequent to the refinancing. Prior to this, our ratio was lower due to the Mebtel financing and Gallatin River financing requiring SCCs at 5% of their respective outstanding term loan balances.

   In addition, the separate agreements previously provided four secured lines of credit which totaled $31.0 million. Each line of credit was for a five year term and the Gulf Coast Services' line of credit contained an annual paydown provision. Under the new agreement, we now have one $31.0 million secured line of credit that does not have a provision requiring an annual paydown. The new line of credit expires in March 2005 and bears interest at the RTFC base rate for a standard line of credit plus 50 basis points.

   The new agreement also left in place and available to be drawn, a $7.8 million term loan available to MRLF and a $10.0 million unsecured line of credit at Coastal Utilities. The $7.8 million term facility is available to fund working capital and capital expenditures; however, as of December 29, 2003, the RTFC may, in its sole discretion, stop advancing funds under this facility. The $10.0 million unsecured line of credit is available for general corporate purposes and expires in

March 2005. In addition, under the terms of the unsecured revolving line of credit agreement, we must repay all amounts advanced under the facility within 360 days of the first advance and bring the outstanding amount to zero for a period of five consecutive days.

   Upon completion of the refinancing, we had $468.0 in term loans outstanding and $10.0 million advanced under our secured line of credit. Our blended interest rate on the outstanding amounts fell from 8.13% to 7.98%. The transaction received all necessary regulatory approvals and was completed during the first quarter of 2001.

   Following is a summary of the key provisions and terms of our new agreement with the RTFC.

   The new agreement contains six term notes with separate advances under each note as follows (dollars in millions):

                                                                                            Maximum
                                         Amount                            Date            Spread to
                                      Outstanding    Interest             Fixed               RTFC
                                         as of      Rate as of           Interest            "base"
                                      December 31, December 31, Fixed or   Rate               Rate
                         Availability     2000         2000     Variable Expires  Maturity (/1/)(/2/)
                         ------------ ------------ ------------ -------- -------- -------- ----------
Term note 9001:
  Advance No. 1.........      --         $ 13.7        6.50%     Fixed   09/10/03 01/16/13   50 bps
  Advance No. 2.........      --         $  6.9        8.15%     Fixed   04/11/03 01/16/13   50 bps
  Advance No. 3.........      --         $  1.1        8.50%    Variable      n/a 01/16/13   50 bps
Term note 9002:
  Advance No. 1.........      --         $117.8        6.70%     Fixed   11/20/04 10/30/13   75 bps
  Advance No. 2.........      --         $  6.2        8.75%    Variable      n/a 10/30/13   75 bps
Term note 9003:
  Advance No. 1.........      --         $ 72.7        8.40%     Fixed   04/11/03 10/30/13   75 bps
  Advance No. 2.........      --         $  4.0        8.75%    Variable      n/a 10/30/13   75 bps
Term note 9004:
  Advance No. 1.........      --         $136.9        8.40%     Fixed   10/07/04 09/29/14   35 bps
Term note 9005:
  Advance No. 1.........     $7.8           --          n/a       n/a         n/a 09/29/14   35 bps
Term note 9006:
  Advance No. 1.........      --         $108.7        8.50%     Fixed   04/25/05 03/29/15   50 bps

--------
(1) The RTFC "base" rate is the rate established by the RTFC from time to time for loans similarly classified.
(2) Pricing subject to reduction based on achievement of a specified leverage ratio and certain other factors.

   In addition, we have secured and unsecured revolving line of credit facilities available to us with the following terms (dollars in millions):

                                                                           Maximum
                                          Amount                          Spread to
                                       Outstanding    Interest               RTFC
                                          as of      Rate as of             "base"
                                       December 31, December 31,             Rate
                          Availability     2000         2000     Maturity (/1/)(/2/)
                          ------------ ------------ ------------ -------- ----------
Secured revolving credit
 facility...............     $21.0        $10.0         9.60%    03/29/05   50 bps
Unsecured revolving
 credit facility........     $10.0          --           n/a     03/29/05  100 bps

   The facilities are secured under a first mortgage lien on substantially all of the property, assets and revenue of MRLF and its subsidiaries.
Additionally, all of the outstanding equity interests of the following subsidiaries are pledged in support of the facilities: MRLF, Madison River Management Company, Gulf Coast Services, Inc., Gulf Telephone Company, Gulf Long Distance, Inc., Gallatin River Holdings L.L.C., Gallatin River Communications L.L.C., MEBTEL, Inc., Coastal

Communications, Inc., Coastal Utilities, Inc. and Coastal Long Distance Services, Inc. The following entities provided guarantees in support of the loan facilities: Coastal Utilities, Inc., Gallatin River Holdings L.L.C., Gallatin River Communications L.L.C., Gulf Long Distance, Inc., Gulf Telephone Company, MEBTEL, Inc. and Madison River Management Company.

   The facilities contain customary negative covenants as well as financial covenants, including:

  . Minimum annual times-interest-earned ratios,

  . Minimum debt service coverage ratios,

  . Maximum leverage ratios, and

  . Restrictions on the declaration or payment of dividends or other distributions to shareholders.

   The SCCs we own are non-interest bearing, equity certificates that are amortized annually to maintain certificate amounts equal to 10% of the outstanding balance on the term credit facilities. Amortization of the certificates is paid to us in cash in the year following the principal repayments.

   In addition, we receive a share of RTFC's net margins in the form of patronage capital refunds. Patronage capital is allocated based on the percentage that our interest payments contribute to RTFC's gross margins. Currently, 70% of the RTFC's patronage capital allocation is retired with cash after the end of the year and the rest is received in the form of patronage capital certificates. The patronage capital certificates will be retired with cash in accordance with RTFC's board-approved rotation cycle.

                            DESCRIPTION OF THE NOTES

General

   The notes were issued under an indenture, dated as of February 17, 2000, among Madison River Capital, LLC, Madison River Finance Corp. and Norwest Bank Minnesota, National Association (now known as Wells Fargo Bank Minnesota, National Association), as trustee under the indenture. The indenture is governed by New York law. In this section entitled "Description of the Notes," the word "Madison River" refers only to Madison River Capital, LLC and not to any of its subsidiaries, and the word "Finance" refers only to Madison River Finance Corp. and not to any of its subsidiaries, and the word "Issuers" refers collectively to Madison River and Finance. You can find the definitions of certain capitalized terms used in this section under the subheading entitled "--Certain Definitions" below.

   Finance is a wholly owned subsidiary of Madison River that was incorporated in Delaware to serve as a co-issuer of the notes. We believe that certain purchasers of the notes may not have been permitted to purchase debt securities of limited liability companies such as Madison River unless a corporation jointly issues such debt securities. Finance will not have any substantial operations or assets and will not have any revenues. As a result, you should not expect Finance to participate in servicing the interest and principal obligations on the notes. See "--Certain Covenants--Restrictions on Activities of Finance" below.

   The following description is a summary of the material provisions of the indenture. It does not restate this agreement in its entirety. We urge you to read the indenture because it, and not this description, define your rights as holders of the notes. Copies of the indenture can be obtained by following the instructions contained in this prospectus in the section "Where You Can Find More Information." The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

Brief Description of the Notes

 The Notes

   These notes:

    . are general unsecured obligations of the Issuers;

    . are equal in right of payment with all existing and future unsubordinated unsecured Indebtedness of the Issuers; and

    . are senior in right of payment to any future subordinated
      Indebtedness of the Issuers.

   The operations of Madison River are conducted through its subsidiaries and, therefore, Madison River depends on the cash flow of its subsidiaries to meet its obligations, including its obligations under the notes. The notes will be effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of Madison River's subsidiaries. Any right of Madison River to receive assets of any of its subsidiaries upon the subsidiary's liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that Madison River is itself recognized as a creditor of the subsidiary, in which case the claims of Madison River would still be subordinate in right of payment to any security in the assets of the subsidiary and any Indebtedness of the subsidiary senior to that held by Madison River. As of December 31, 2000, Madison River's subsidiaries would have had approximately $480.7 million of Indebtedness and $6.2 million of trade payables outstanding.

   As of December 31, 2000, all of our subsidiaries were "Restricted Subsidiaries." However, under the circumstances described below under the subheading "Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture.

Principal, Maturity and Interest

   The Issuers issued notes with a maximum aggregate principal amount of $200 million in denominations of $1,000 and integral multiples of $1,000. The notes will mature on March 1, 2010.

   The Issuers may issue additional notes ("Additional notes") from time to time, subject to the provisions of the indenture described below under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock." The notes and any Additional notes subsequently issued under the indenture would be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

   Interest on the notes accrues at the rate of 13 1/4% per annum and is payable semi-annually in arrears on March 1 and September 1. The Issuers will make each interest payment to the Holders of record on the immediately preceding February 15 and August 15.

   Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

   If a Holder of more than $5.0 million in principal amount of the notes has given wire transfer instructions to the Issuers, the Issuers will make all payments of principal, premium and interest on those notes in accordance with those instructions. All other payments on these notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuers elect to make payments of interest by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Notes

   The Trustee will initially act as paying agent and registrar. The Issuers may change the paying agent or registrar without prior notice to the Holders of the notes, and either Issuer or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

   A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the indenture. The Issuers are not required to transfer or exchange any note selected for redemption. Also, the Issuers are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

   The registered Holder of a note will be treated as the owner of it for all purposes.


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

Optional Redemption

   At any time prior to March 1, 2003, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes originally issued under the indenture at a redemption price of 113.250% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Public Equity Offerings by Madison River or the net cash proceeds of a Strategic Equity Investment in Madison River or a capital contribution to Madison River's common equity made with the net cash proceeds of a concurrent Public Equity Offering by, or Strategic Investment in, Madison River's direct parent; provided that:

(1) at least 65% in aggregate principal amount of notes remains outstanding immediately after the occurrence of such redemption (excluding notes held by Madison River and its Subsidiaries); and

(2) the redemption must occur within 60 days of the date of the closing of such Public Equity Offering or Strategy Equity Investment.

   Except pursuant to the preceding paragraph, the notes will not be redeemable at the Issuers' option prior to March 1, 2005.

   After March 1, 2005, the Issuers may redeem all or a part of these notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest to the applicable redemption date, if redeemed during the twelve-month period beginning on March 1 of the years indicated below:

             Year                           Percentage
             ----                           ----------
             2005..........................  106.625%
             2006..........................  104.417%
             2007..........................  102.208%
             2008 and thereafter...........  100.000%

Mandatory Redemption

   The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

 Change of Control

   If a Change of Control occurs, each Holder of notes will have the right to require the Issuers to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder's notes pursuant to the Change of Control Offer. In the Change of Control Offer, the Issuers will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest to the date of purchase or, in the case of repurchases of notes prior to the full Accretion Date, at a purchase price equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest to such date of repurchase. Within 30 days following any Change of Control, the Issuers will mail a notice to each Holder briefly describing the transaction or transactions that constitute a Change of Control and offering to repurchase notes on the date specified in such notice (the "Change of Control Payment Date"), pursuant to the procedures required by the indenture and described in such notice.

   The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

   On the Change of Control Payment Date, the Issuers will, to the extent lawful:

(1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions thereof being purchased by Madison River.

   The paying agent will promptly mail to each Holder of notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof.

   The provisions described above that require the Issuers to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that the Issuers repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

   The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuers and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

   The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Madison River and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Issuers to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Madison River and its Subsidiaries taken as a whole to another Person or group may be uncertain.

 Asset Sales

   Madison River will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Madison River (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) such fair market value is determined by Madison River's Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee; and

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

(3) at least 75% of the consideration therefor received by Madison River or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

  (a) any Indebtedness or other liabilities (as shown on Madison River's or such Restricted Subsidiary's most recent balance sheet), of Madison River or any Restricted Subsidiary (other than contingent liabilities and Indebtedness that is by its terms subordinated to the notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Madison River or such Restricted Subsidiary from further liability; and

  (b) any securities, notes or other obligations received by Madison River or any such Restricted Subsidiary from such transferee that are (subject to ordinary settlement periods) converted within 60 days of the applicable Asset Sale by Madison River or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash received in that conversion).

   In the event and to the extent that the Net Proceeds received by Madison River or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after February 17, 2000 in any period of 12 consecutive months exceed 10% of Consolidated Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet has been provided to the Trustee pursuant to the "Reports" covenant), then Madison River or the applicable Restricted Subsidiary may apply such Net Proceeds, within 365 days after the date on which the Net Proceeds so received exceed 10% of Consolidated Tangible Assets:

(1) to reduce Indebtedness under a Credit Facility;

(2) to reduce other Indebtedness of any of Madison River's Restricted Subsidiaries;

(3) to acquire all or substantially all of the assets of a Telecommunications Business;

(4) to the acquisition of Voting Stock of a Person primarily engaged in a Telecommunications Business from a Person that is not a Subsidiary of Madison River; provided, that, after giving effect thereto, the Person whose Voting Stock was so acquired becomes a Restricted Subsidiary of Madison River;

(5) to make a capital expenditure; or

(6) to acquire other long-term assets that are used or useful in a Telecommunications Business.

   Pending the final application of any such Net Proceeds, Madison River may temporarily reduce borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture.

   Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Issuers will make an Asset Sale Offer to all Holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the indenture and such other senior Indebtedness of Madison River. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Madison River may use such Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of notes and such pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

   Notwithstanding the three immediately preceding paragraphs, Madison River and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent that (i) at least 75% of the consideration received by Madison River and its Restricted Subsidiaries in such Asset Sale consists of cash, assets that would qualify under sections (3) through (6) of the second preceding paragraph, or any combination of any of the foregoing and (ii) such Asset Sale is for Fair Market Value; provided that any such consideration received by Madison River or any of its Restricted Subsidiaries that constitutes an Investment is made in compliance with the covenant described below under the caption "Certain Covenants--Restricted Payments" and any Net Cash Proceeds received by Madison River or any of its Restricted Subsidiaries in connection with any such Asset Sale are applied in accordance with the immediately preceding paragraph.

   The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each purchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

Selection and Notice

   If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption as follows:

(1) if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

   No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address.

   Notices of redemption may not be conditional.

   If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

 Restricted Payments

   Madison River will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Madison River's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Madison River or any of its

   Restricted Subsidiaries) or to the direct or indirect holders of Madison River's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Madison River or payable to Madison River or a Restricted Subsidiary of Madison River);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Madison River) any Equity Interests of Madison River or any direct or indirect parent of Madison River or any Restricted Subsidiary of Madison River (other than any such Equity Interests owned by Madison River or any Restricted Subsidiary of Madison River);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes, except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (3) above and in this clause (4) being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2) Madison River would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Consolidated Cash Flow Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Madison River and its Restricted Subsidiaries after February 17, 2000 (excluding Restricted Payments permitted by clauses
    (2), (3) and (4) of the next succeeding paragraph), shall not exceed, at the date of determination, without duplication, the sum of:

  (a) an amount equal to 100% of Madison River's Consolidated EBITDA since February 17, 2000 to the end of Madison River's most recently ended fiscal quarter for which internal financial statements are available taken as a single accounting period, less the product of 1.5 times Madison River's Consolidated Interest Expense since February 17, 2000 to the end of Madison River's most recently ended fiscal quarter for which internal financial statements are available, taken as a single accounting period; plus

  (b) 100% of the aggregate net cash proceeds received by Madison River since February 17, 2000 as a contribution to its common equity capital or from the issue or sale of Equity Interests of Madison River (other than sales of Disqualified Stock) in excess of $24 million or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Madison River that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of Madison River and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock); plus

  (c) to the extent that any Restricted Investment that was made after February 17, 2000 is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and
      (ii) the initial amount of such Restricted Investment.

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

   So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

 (1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the indenture;

 (2) the making of any Investment or the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of Madison River in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Madison River) of, Equity Interests of Madison River (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause
     (3)(b) of the preceding paragraph;

 (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

 (4) the payment of any dividend by a Restricted Subsidiary of Madison River to the holders of its common Equity Interests on a pro rata basis;

 (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Madison River or any Restricted Subsidiary that is held by any current or former employee, director or consultant (or their estates or the beneficiaries of such estates) of Madison River or any Subsidiary; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any twelve-month period;

 (6) so long as no Default or Event of Default under the indenture shall have occurred and be continuing or shall be in existence immediately thereafter, making loans to members of management of Madison River pursuant to written agreements with such members, in an aggregate principal amount not to exceed $1.0 million in the aggregate at any one time outstanding;

 (7) the payment of cash in lieu of the issuance of fractional shares of common stock upon exercise or conversion of securities exercisable or convertible into common stock of Madison River;

 (8) payments or distributions, in the nature of satisfaction of dissenters' rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions hereof applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of Madison River;

 (9) any purchase or acquisition from, or withholding on issuances to, any employee of Madison River's Capital Stock in order to satisfy any applicable federal, state or local tax payments in respect of the receipt of shares of Madison River's Capital Stock;

(10) any withholding on issuances to any employee of Madison River of Madison River's Capital Stock in order to pay the purchase price of such Capital Stock or similar instrument pursuant to a stock option, equity incentive or other employee benefit plan or agreement of Madison River or any of its Restricted Subsidiaries;

(11) so long as Madison River is a limited liability company treated as a partnership or an entity disregarded as separate from its owner for federal, state and local income tax purposes (and prior to any distribution of any Tax Amount, Madison River delivers a certificate prepared by the Tax Amount CPA to such effect), distributions to members of Madison River in an amount, with respect to any period beginning after December 31, 1998, not to exceed the Tax Amount with respect to Madison River for such period;

(12) payments to Holdings for expenses incurred by Holdings in the ordinary course of business directly relating to the administration of Madison River or its Restricted Subsidiaries in an amount not to exceed $1.0 million in any fiscal year; and

(13) other Restricted Payments in an aggregate amount not to exceed $2.0 million.

   The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Madison River or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, the Issuers shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

 Incurrence of Indebtedness and Issuance of Preferred Stock

   Madison River will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, "incur"), with respect to any Indebtedness (including Acquired Debt), and Madison River will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Madison River may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and Madison River's Restricted Subsidiaries may incur Indebtedness under Credit Facilities or pursuant to Permitted Telecommunications Financing if, in each case:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2) the Debt to Consolidated Cash Flow Ratio at the time of incurrence of such Indebtedness or the issuance of such Disqualified Stock, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds therefrom as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period of Madison River for which internal financial statements are available, would have been no greater than 6.0 to 1 for Indebtedness incurred on or prior the date that is eighteen months after February 17, 2000, or no greater than 5.5 to 1 for Indebtedness incurred after such date.

   The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

 (1) the incurrence by Madison River or any of its Restricted Subsidiaries of Indebtedness under one or more Credit Facilities in an aggregate principal amount (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Madison River and its Restricted Subsidiaries thereunder) at any one time outstanding not to exceed an amount equal to $517 million, less the aggregate amount of all Net Proceeds of Asset Sales applied to repay Indebtedness under Credit Facilities pursuant to the covenant described above under the caption "-- Repurchase at the Option of Holders--Asset Sales";

 (2) the incurrence by Madison River and its Restricted Subsidiaries of Existing Indebtedness;

 (3) the incurrence by Madison River of Indebtedness represented by the notes;

 (4) the incurrence by Madison River or any of its Restricted Subsidiaries of Indebtedness in connection with Permitted Telecommunications Financing;

 (5) the incurrence by Madison River or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4) or this clause (5) of this paragraph;

 (6) the incurrence by Madison River or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Madison River and any of its Restricted Subsidiaries; provided, however, that:

   (a) if Madison River is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes; and

   (b) (i) any subsequent issuance or transfer of Equity Interests, other than directors qualifying shares, that results in any such Indebtedness being held by a Person other than Madison River or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Madison River or a Restricted Subsidiary; shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Madison River or such Restricted Subsidiary, as the case may be, that was not permitted by this clause
       (6);

 (7) the incurrence by Madison River or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this indenture to be outstanding;

 (8) the guarantee by Madison River or a Restricted Subsidiary of Madison River that was permitted to be incurred by another provision of the indenture;

 (9) the incurrence by Madison River of Indebtedness or by a Restricted Subsidiary of Madison River of Indebtedness not to exceed, at any one time outstanding, 2.0 times the aggregate net cash proceeds received by Madison River after February 17, 2000 from the issuance and sale of its Common Stock (other than Disqualified Stock) to a Person that is not a Subsidiary of Madison River, to the extent such net cash proceeds have not been used pursuant to clause 3(b) of the second paragraph or clause
     (2) of the third paragraph of the covenant described above under the caption "--Restricted Payments" to make a Restricted Payment or to make a Permitted Investment pursuant to clause (9) of the definition thereof; and provided that such Indebtedness (other than Acquired Debt) does not mature prior to the Stated Maturity of the notes and the Weighted Average Life to Maturity of such Indebtedness is longer than that of the notes;

(10) the incurrence by Madison River of Indebtedness, to the extent that the net proceeds thereof are promptly (A) used to repurchase notes tendered in a Change of Control Offer or (B) deposited to defease all of the notes as described below under "--Legal Defeasance and Covenant Defeasance;"

(11) the incurrence by Madison River or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation, letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(12) Indebtedness arising from agreements of Madison River or a Restricted Subsidiary of Madison River providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that (a) such Indebtedness is not reflected on the balance sheet of Madison River or any Restricted Subsidiary (contingent obligations referred to in the footnote or footnotes to

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

    financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (a)) and (b) the maximum assumable liability in respect of such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received without giving effect to any such subsequent changes in value) actually received by Madison River and/or such Restricted Subsidiary in connection with such disposition;

(13) obligations in respect of performance and surety bonds and completion guarantees provided by Madison River or any Restricted Subsidiary of Madison River in the ordinary course of business;

(14) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; and

(15) the incurrence by Madison River or any of its Restricted Subsidiaries of additional Indebtedness (in addition to any Indebtedness permitted by clauses (1) through (14) above or by the first paragraph of this covenant) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, not to exceed $25.0 million.

   Madison River will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Madison River unless such Indebtedness is also contractually subordinated in right of payment to the notes on substantially identical terms; provided, however, that no Indebtedness of Madison River shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of Madison River solely by virtue of being unsecured.

   For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Madison River will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

 Liens

   Madison River will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

 Dividend and Other Payment Restrictions Affecting Subsidiaries

   Madison River will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Madison River or any of Madison River's Restricted Subsidiaries, or with respect to any other interest or participation in,

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   or measured by, its profits, or pay any indebtedness owed to Madison River or any of its Restricted Subsidiaries;

(2) make loans or advances to Madison River or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to Madison River or any of its Restricted Subsidiaries.

   However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

 (1) Existing Indebtedness as in effect on February 17, 2000 and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness, as in effect on February 17, 2000;

 (2) the indenture and the notes;

 (3) applicable law;

 (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Madison River or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred by Madison River or such Restricted Subsidiary;

 (5) customary non-assignment provisions in contracts entered into in the ordinary course of business;

 (6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

 (7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition;

 (8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

 (9) Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "--Liens" that limit the right of Madison River or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

(10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(12) restrictions imposed pursuant to the terms of Indebtedness of a Restricted Subsidiary of Madison River that was permitted by the indenture to be incurred; provided that such restrictions, in the written view of the Board of Directors of Madison River or an executive officer of Madison
     River:

   (a) are required in order to obtain such financing;

   (b) are customary for such financings or, in the absence of industry customs, reasonable in the view of the Board of Directors or such executive officer; and


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   (c) will not materially impair Madison River's ability to make interest and principal payments as required under the notes.

 Merger, Consolidation, or Sale of Assets

   Madison River may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Madison River is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person; unless:

(1) either: (a) Madison River is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Madison River) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than Madison River) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of Madison River under the Registration Rights Agreement, the notes and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

(3) immediately after such transaction no Default or Event of Default exists;
    and

(4) except in the case of a merger of Madison River with or into a Wholly Owned Subsidiary of Madison River, Madison River or the Person formed by or surviving any such consolidation or merger (if other than Madison River), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made will, immediately after such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Consolidated Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."


   In addition, Madison River may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation, or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Madison River and its Restricted Subsidiaries.

 Transactions with Affiliates

   Madison River will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to Madison River or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Madison River or such Restricted Subsidiary with an unrelated Person; and

(2) Madison River delivers to the Trustee:

  (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.5 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this

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     covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

  (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

   The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement entered into by Madison River or any of its Restricted Subsidiaries in the ordinary course of business of Madison River or such Restricted Subsidiary;

(2) transactions between or among Madison River and/or its Restricted Subsidiaries;

(3) transactions with a Person that is an Affiliate of Madison River solely because Madison River owns an Equity Interest in such Person;

(4) payment of reasonable fees to directors who are not otherwise Affiliates of Madison River or any of its Restricted Subsidiaries, and customary indemnification and insurance arrangements in favor of any director;

(5) sales or issuances of Equity Interests (other than Disqualified Stock) to Affiliates of Madison River;

(6) Restricted Payments that are permitted by the provisions of the indenture described above under the caption "--Restricted Payments";

(7) the issuance or sale of Equity Interests (other than Disqualified Stock) of Madison River; and

(8) loans or advances, not to exceed $2.0 million in the aggregate at any time outstanding, to employees in the ordinary course of business.

 Designation of Restricted and Unrestricted Subsidiaries

   The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by Madison River and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "--Restricted Payments" or Permitted Investments, as applicable. All such outstanding Investments will be valued at their fair market value at the time of such designation. That designation will only be permitted if such Restricted Payment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

 Sale and Leaseback Transactions

   Madison River will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Madison River or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1) Madison River or such Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Debt to Consolidated Cash Flow Ratio test in the first paragraph of the covenant described above under the caption "--Incurrence of Additional Indebtedness and

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   Issuance of Preferred Stock" and (b) incurred a Lien to secure such
   Indebtedness pursuant to the covenant described above under the caption "-- Liens";

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee, of the property that is the subject of such sale and leaseback transaction; and

(3) the transfer of assets in that sale and leaseback transaction is permitted by, and Madison River applies the proceeds of such transaction in compliance with, the covenant described above under the caption "--Asset Sales."

 Restrictions on Activities of Finance

   Finance will not hold any material assets, become liable for any material obligations, other than the notes, or engage in any significant business activities; provided that Finance may be a co-obligor with respect to Indebtedness if Madison River is a primary obligor of such Indebtedness and the net proceeds of such Indebtedness are received by Madison River or one or more of Madison River's Restricted Subsidiaries other than Finance.

 Reports

   Whether or not required by the SEC, so long as any notes are outstanding, the Issuers will furnish to the Holders of notes, within 15 days of the time periods specified in the SEC's rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Madison River were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Madison River's certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if Madison River were required to file such reports.

   If Madison River has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Madison River and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Madison River.

 Payments for Consent

   Madison River will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Events of Default and Remedies

   Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on the notes;

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(2) default in payment when due of the principal of or premium, if any, on the notes;

(3) failure by Madison River or any of its Subsidiaries (a) to comply for 30 days after notice with the provisions described under the captions "-- Certain Covenants--Restricted Payments," "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" or (b) to comply with "-- Certain Covenants--Merger, Consolidation or Sale of Assets," "--Repurchase at the Option of Holders--Change of Control" or "--Repurchase at the Option of Holders--Asset Sales;"

(4) failure by Madison River or any of its Restricted Subsidiaries for 45 days after notice from the Trustee or the Holders of 25% or more of the outstanding notes to comply with any of the other agreements in the indenture or the notes;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Madison River or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Madison River or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after February 17, 2000, if that default:

  (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

  (b) results in the acceleration of such Indebtedness prior to its express maturity,

   and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(6) failure by Madison River or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) certain events of bankruptcy or insolvency with respect to Madison River or any of its Restricted Subsidiaries.

   In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Madison River, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all notes that are outstanding will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

   Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the notes then outstanding may direct the trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

   After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the trustee, the Holders of a majority in aggregate principal amount of notes outstanding by written notice to Madison River and the Trustee, may rescind and annul such declaration and its consequences if (a) Madison River has paid or deposited with the trustee a sum sufficient to pay (1) all sums paid or advanced by the trustee under the indenture and the reasonable

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compensation, expenses, disbursements and advances of the trustee, its agents and counsel, (2) all overdue interest on all notes then outstanding, (3) the principal of and premium, if any, on any notes then outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the notes and (4) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the notes; (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (c) all Events of Default, other than the non-declaration of acceleration, have been cured or waived as provided in the indenture. No such rescission shall affect any subsequent default or impair any right consequent thereon.

   The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

   In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Madison River with the intention of avoiding payment of the premium that Madison River would have had to pay if Madison River then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to March 1, 2005, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Madison River with the intention of avoiding the prohibition on redemption of the notes prior to March 1, 2005, then the premium specified in the indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

   The Issuers are required to deliver to the Trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Issuers are required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

   No director, officer, employee, incorporator or stockholder of Madison River or any Subsidiary, as such, shall have any liability for any obligations of Madison River under the notes, the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

   The Issuers may, at their option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes ("Legal Defeasance") except for:

(1) the rights of Holders of notes then outstanding to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due from the trust referred to below;

(2) the Issuers' obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers' obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

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   In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

   In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes then outstanding on the stated maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Issuers has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since February 17, 2000, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the notes then outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the notes then outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Madison River or any of its Restricted Subsidiaries is a party or by which Madison River or any of its Restricted Subsidiaries is bound;

(6) the Issuers must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

(7) the Issuers must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and

(8) the Issuers must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

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Amendment, Supplement and Waiver

   Except as provided in the next three succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

   Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

(1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders");

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of or premium, if any, or interest on the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders");

(8) make any change in the preceding amendment and waiver provisions.

   In addition, any amendment to, or waiver of, the provisions of the indenture relating to subordination that adversely affects the rights of the Holders of the notes will require the consent of the Holders of at least 75% in aggregate principal amount of notes then outstanding.

   Notwithstanding the preceding, without the consent of any Holder of notes, the Issuers and the Trustee may amend or supplement the indenture or the notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of Madison River's obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of Madison River's assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder; or

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.


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Satisfaction and Discharge

   The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

  (a) all notes that have been authenticated (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust and thereafter repaid to Madison River) have been delivered to the Trustee for cancellation; or

  (b) all notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuers have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuers are a party or by which the Issuers are bound;

(3) Madison River has paid or caused to be paid all sums payable by it under the indenture; and

(4) Madison River has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

   In addition, Madison River must deliver an Officers' Certificate and an Opinion of Counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

   If the Trustee becomes a creditor of the Issuers, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

   The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

   Anyone who receives this prospectus may obtain a copy of the indenture without charge by writing to Madison River Capital, LLC, 103 South Fifth Street, Mebane, North Carolina 27302,

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Attention: General Counsel. In addition, we filed the indenture as an exhibit to our Form S-4 of which this prospectus is a part. See the section in this prospectus entitled "Where You Can Find More Information" for information regarding how to obtain documents from the SEC.

Book-Entry, Delivery and Form

   The notes will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Global Notes"). Upon issuance, the Global Notes initially will be deposited with the Trustee, as custodian for DTC in New York, New York and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

   Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "--Depositary Procedures--Exchange of Book-Entry notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes (as defined below).

   Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear System ("Euroclear") and Clearstream Banking, formerly known as Cedel Bank, Societe anonyme ("Cedel")), which may change from time to time.

   Initially, the Trustee will act as paying agent and registrar under the indenture. The notes may be presented for registration of transfer and exchange at the offices of the registrar.

Depositary Procedures

   The following description of the operations and procedures of DTC, Euroclear and Cedel are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. Madison River takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

   DTC has advised Madison River that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

   DTC has also advised Madison River that, pursuant to procedures established by it,

  (a) upon deposit of the Global Notes, DTC will credit the accounts of Participants with portions of the principal amount of the Global Notes and

  (b) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to

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     the Participants) or by the Participants and the Indirect Participants
     (with respect to other owners of beneficial interests in the Global
     Notes).

   Investors in the Global Notes may hold their interests therein directly through DTC, Euroclear and Cedel, if they are Participants in such system, or indirectly through organizations which are Participants in such system. All interests in a Global Note, including those held through Euroclear or Cedel, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Cedel may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

   Except as described below, owners of interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "Holders" thereof under the indenture for any purpose.

   Payments in respect of the principal of, and premium, if any, and interest on the Global Notes will be payable to DTC in its capacity as the registered Holder of the Global Notes under the indenture. Under the terms of the indenture, Madison River and the Trustee will treat the persons in whose names the notes are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of Madison River, the Trustee or any agent of Madison River has or will have any responsibility or liability for:

(1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes, or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised Madison River that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or Madison River. Neither Madison River nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and Madison River and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

   Except for trades involving only Euroclear and Cedel participants, interest in the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants. See "--Same Day Settlement and Payment."


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   Transfers between Participants in DTC will be effected in accordance with
DTC's procedures, and will be settled in same day funds, and transfers between participants in Euroclear and Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

   Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Cedel participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Cedel, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Cedel, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedel participants may not deliver instructions directly to the depositaries for Euroclear or Cedel.

   DTC has advised Madison River that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the relevant Global Notes and only in respect of such portion of the relevant Global Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for notes in certificated form, and to distribute such notes to its Participants.

   Although DTC, Euroclear and Cedel have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Participants in DTC, Euroclear and Cedel, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of Madison River, the Trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

 Exchange of Book-Entry Notes for Certificated Notes

   A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if

(1) DTC (x) notifies Madison River that it is unwilling or unable to continue as depositary for the Global Notes and Madison River thereupon fails to appoint a successor depositary or (y) has ceased to be a clearing agency registered under the Exchange Act,

(2) Madison River, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes, or

(3) there shall have occurred and be continuing a Default or Event of Default with respect to the notes.

   In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon request but only upon prior written notice given to the Trustee by or on behalf of DTC in accordance with customary procedures. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).


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 Same Day Settlement and Payment

   The indenture requires that payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the holder of the applicable Global Notes. With respect to Certificated Notes, Madison River will make all payments of principal, premium, if any, and interest, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the Global Notes will be eligible to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Madison River expects that secondary trading in any certificated notes will also be settled in immediately available funds.

   Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day (which must be a business day for Euroclear and Cedel) immediately following the settlement date of DTC. DTC has advised Madison River that cash received in Euroclear or Cedel as a result of sales of interests in a Global Note by or through a Euroclear or Cedel participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel following DTC's settlement date.

Certain Definitions

   Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

   "Acquired Debt" means, with respect to any specified Person:

(1) Indebtedness or Disqualified Stock of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

   "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

   "Asset Sale" means:

(1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Madison River and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "--Change of Control" and/or the provisions

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   described above under the caption "--Merger, Consolidation or Sale of
   Assets" and not by the provisions of the Asset Sale covenant; and

(2) the issuance or sale by Madison River or any of its Restricted Subsidiaries of Equity Interests in any of Madison River's Subsidiaries.

   Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a fair market value of less than $1.0 million;

(2) a transfer of assets between or among Madison River and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary to Madison River or to another Restricted Subsidiary;

(4) a transaction that is either a Restricted Payment or Restricted Investment that is permitted by the covenant described above under the caption "-- Restricted Payments" or a Permitted Investment;

(5) the sale or other disposition of real or personal property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable or not required for use in connection with the business of Madison River or any Restricted Subsidiary, as the case may be;

(6) the sale or other disposition of cash or Cash Equivalents; and

(7) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business.

   "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

   "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as such term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

   "Board of Directors" means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

   "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

   "Capital Stock" means:

(1) in the case of a corporation, corporate stock (including common stock and preferred stock);

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

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(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest, other than straight debt obligations, or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

   "Cash Equivalents" means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 365 days from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of 365 days or less from the date of acquisition, bankers' acceptances with maturities not exceeding 365 days and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within 365 days after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

   "Change of Control" means the occurrence of any of the following:

(1) the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Madison River and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

(2) the adoption of a plan relating to the liquidation or dissolution of the Issuers;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Madison River, measured by voting power rather than number of shares; for purposes of this definition a percentage ownership of the equity securities of a person shall be deemed to be beneficial ownership of a corresponding percentage of any equity securities beneficially owned by such person.

(4) the first day on which a majority of the members of the Board of Directors of Madison River Capital are not Continuing Directors; or

(5) Madison River or Holdings consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Madison River or Holdings, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Madison River or Holdings is converted into or exchanged for cash (other than fractional shares), securities or other property, other than any such transaction where the Voting Stock of Madison River or Holdings outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority

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   of the outstanding shares of such Voting Stock of such surviving or transferee Person immediately after giving effect to such issuance.

   "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

   "Consolidated Indebtedness" means, with respect to any Person as of any date of determination, the sum, without duplication, of (i) the total amount of Indebtedness of such Person and its Restricted Subsidiaries, plus (ii) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries, plus (iii) the aggregate liquidation value of all Disqualified Stock of such Person and all preferred stock of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

   "Consolidated EBITDA" means, for any period, the consolidated net income of Madison River and its Restricted Subsidiaries for such period calculated in accordance with GAAP plus, to the extent such amount was deducted in calculating such consolidated net income:

(1) Consolidated Interest Expense;

(2) income taxes;

(3) depreciation expense;

(4) amortization expense;

(5) all other non-cash items, extraordinary items and the cumulative effects of changes in accounting principles reducing such consolidated net income, less all non-cash items, extraordinary items and the cumulative effects of changes in accounting principles increasing such consolidated net income (other than the accrual of revenue in the ordinary course of business), all as determined on a consolidated basis for Madison River and its Restricted Subsidiaries in conformity with GAAP; and

(6) gains and losses on Asset Sales;

provided that, Consolidated EBITDA shall not include: the net income (or net loss) of any Person that is not a Restricted Subsidiary, except (I) with respect to net income, to the extent of the amount of dividends or other distributions actually paid to Madison River or any of its Restricted Subsidiaries by such Person during such period and (II) with respect to net losses, to the extent of the amount of investments made by Madison River or any Restricted Subsidiary in such Person during such period.

   "Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization or original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations); and

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, and

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon);


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   "Consolidated Tangible Assets" means, with respect to Madison River, the total consolidated assets of Madison River and its Restricted Subsidiaries, less the total intangible assets of Madison River and its Restricted Subsidiaries, as shown on the most recent internal consolidated balance sheet of Madison River and such Restricted Subsidiaries calculated on a consolidated basis in accordance with GAAP.

   "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Madison River or Holdings, as applicable, who:

(1) was a member of such Board of Directors on February 17, 2000; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

   "Credit Facilities" means one or more debt facilities or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

   "Debt to Consolidated Cash Flow Ratio" means, as of any date of determination, the ratio of (a) the Consolidated Indebtedness of Madison River as of such date to (b) the Consolidated EBITDA of Madison River for the four most recent full fiscal quarters ending immediately prior to such date for which internal financial statements are available, in each case determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by Madison River and its Subsidiaries from the beginning of such four-quarter period through and including such date of determination (including any related financing transactions) as if such acquisitions and dispositions had occurred at the beginning of such four-quarter period. For purposes of making the computation referred to above, (i) acquisitions that have been made by Madison River or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the reference period and Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded.

   "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

   "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Madison River to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that Madison River may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--Restricted Payments."

   "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

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   "Existing Indebtedness" means up to $535 million in aggregate principal amount of Indebtedness of Madison River and its Restricted Subsidiaries in existence on February 17, 2000, until such amounts are repaid.

   "fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors of Madison River, whose determination shall be evidenced by a resolution thereof set forth in an officers' certificate delivered to the Trustee; provided that for purposes of clause
(11) of the second paragraph of the covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," (x) the fair market value of any security registered under the Exchange Act shall be the average of the closing prices, regular way, of such security for the 20 consecutive trading days immediately preceding the sale of Capital Stock and (y) in the event the aggregate fair market value of any other property (other than cash or Cash Equivalents) received by Madison River exceeds $10.0 million, the fair market value of such property shall be determined by a nationally recognized investment banking firm (or, if no such investment banking firm is qualified to issue such an opinion, by a nationally recognized appraisal firm or public accounting firm) and set forth in the written opinion of such firm which shall be delivered to the Trustee.

   "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on February 17, 2000.

   "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

   "Hedging Obligations" means, with respect to any Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

   "Holder" means a Person in whose name a note is registered.

   "Holdings" means Madison River Telephone Company, a limited liability corporation organized under the laws of Delaware.

   "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

(1) borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) banker's acceptances;

(4) representing Capital Lease Obligations;


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(5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

   The amount of any Indebtedness outstanding as of any date shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

   "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Madison River or any Restricted Subsidiary of Madison River sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Madison River such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Madison River, Madison River shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Restricted Payments."

   "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

   "Net Proceeds" means the aggregate cash proceeds received by Madison River or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, (i) legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, (ii) taxes paid or reasonably estimated to be payable as a result thereof, (including, for so long as Madison River is treated as a partnership or an entity disregarded as separate from its owner for federal, state and local income tax purposes, taxes reasonably estimated to be payable by, or with respect to the net income of, the members of Madison River with respect to such members' allocable shares of net income arising from such Asset Sale); (iii) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale; (iv) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or joint ventures as a result of such Asset Sale; and (v) the deduction of appropriate amounts provided by the seller

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as a reserve in accordance with GAAP against any liabilities associated with the assets disposed of in such Asset Sale and retained by Madison River or any Restricted Subsidiary after such Asset Sale and, without duplication, any reserves that Madison River's Board of Directors determines in good faith should be made in respect of the sale price of such asset or assets for post closing adjustments; provided that in the case of any reversal of any reserve referred to above, the amount so reserved shall be deemed to be Net Proceeds from an Asset Sale as of the date of such reversal.

   "Non-Recourse Debt" means Indebtedness:

(1) as to which neither Madison River nor any of its Restricted Subsidiaries
    (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of Madison River or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Madison River or any of its Restricted Subsidiaries.

   "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

   "Permitted Investments" means:

 (1) any Investment in Madison River or in a Restricted Subsidiary of Madison River;

 (2) any Investment in Cash Equivalents;

 (3) any Investment by Madison River or any Restricted Subsidiary of Madison River in a Person, if as a result of or concurrently with such Investment:

   (a) such Person becomes a Restricted Subsidiary of Madison River; or

   (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Madison River or a Restricted Subsidiary of Madison River;

 (4) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders--Asset Sales";

 (5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Madison River;

 (6) loans or advances to employees made in the ordinary course of business not to exceed $2.0 million at any one time outstanding;

 (7) securities and other assets received in settlement of trade debts or other claims arising in the ordinary course of business;

 (8) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits;

 (9) other Investments in Telecommunications Businesses; provided, that the aggregate amount of such Investments does not exceed at any time the sum of

   (a) $25.0 million; plus

   (b) the amount of Net Proceeds received by Madison River after February 17, 2000 as a capital contribution or from the sale of its Capital Stock (other than Disqualified Stock) to a

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

      Person who is not a Subsidiary of Madison River, except to the extent such Net Proceeds are used to make Restricted Payments permitted pursuant to clause (2) of the second paragraph of the "Restricted Payments" covenant or Investments permitted pursuant to this clause
      (9); plus

   (c) the net reduction in Investments made pursuant to this clause (9) resulting from distributions on or repayments of such Investments or from the Net Proceeds from the sale of any such Investment (except in each case to the extent any such payment or proceeds are included in the calculation of Consolidated EBITDA) or from such Person becoming a Restricted Subsidiary; provided, that the net reduction in any such Investment shall not exceed the amount of such Investment.

(10) any Investment existing as of February 17, 2000, and any amendment, modification, extension or renewal thereof to the extent such amendment, modification, extension or renewal does not require Madison River or any Restricted Subsidiary to make any additional cash or non-cash payments or provide additional services in connection therewith; and

(11) Hedging Obligations entered into in the ordinary course of business and not for speculative purposes.

   "Permitted Liens" means:

(1) Liens securing Indebtedness under Credit Facilities that were permitted by the terms of the indenture to be incurred;

(2) Liens in favor of Madison River;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Madison River or any Subsidiary of Madison River; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Madison River or the Subsidiary;

(4) Liens on property existing at the time of acquisition thereof by Madison River or any Restricted Subsidiary of Madison River, provided that such Liens were in existence prior to the contemplation of such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, deposits to secure the performance of bids, trade contracts, government contracts, leases or licenses or other obligations of a like nature incurred in the ordinary course of business (including without limitation, landlord Liens on leased properties);

(6) Liens existing on February 17, 2000;

(7) Liens securing the notes and the indenture;

(8) Liens granted in favor of the Holders of the notes;

(9) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor.

(10) Liens incurred in the ordinary course of business of Madison River or any Restricted Subsidiary of Madison River with respect to obligations that do not exceed $10.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by Madison River or such Restricted Subsidiary.

(11) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations that

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    are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which an appropriate reserve or provision shall have been made in accordance with GAAP;

(12) easements, rights of way, and other restrictions on use of property or minor imperfections of title that in the aggregate are not material in amount and do not in any case materially detract from the property subject thereto or interfere with the ordinary conduct of the business of Madison River or its Subsidiaries;

(13) Liens related to Capital Lease Obligations, mortgage financings or purchase money obligations (including refinancings thereof), in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Madison River or any Restricted Subsidiary or a Telecommunications Business, provided that any such Lien encumbers only the asset or assets so financed, purchased, constructed or improved;

(14) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

(15) leases or subleases granted to third Persons not interfering with the ordinary course of business of Madison River;

(16) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(17) Liens on the assets of Madison River to secure Hedging Obligations with respect to Indebtedness permitted by the Indenture to be incurred;

(18) attachment or judgment Liens not giving rise to a Default or an Event of Default; and

(19) any interest or title of a lessor under any capital lease or operating lease.

   "Permitted Refinancing Indebtedness" means any Indebtedness of Madison River or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Madison River or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by Madison River or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

   "Permitted Telecommunications Financing" means the incurrence of any Indebtedness or the issuance of any preferred stock (including Indebtedness under any Credit Facility entered into with

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any vendor or supplier or any financial institution); provided that such
Indebtedness is incurred or such preferred stock is issued solely for the purpose of financing the cost (including the cost of design, development, acquisition, construction, installation, improvement, transportation or integration) of acquiring, constructing, expanding, developing or improving equipment, inventory, licenses or network assets (including acquisitions by way of acquisitions of real property rights, leasehold improvements, Capitalized Leases and acquisitions of the Capital Stock of a Person that becomes a Restricted Subsidiary of Madison River to the extent of the fair market value of the equipment, inventory, licenses or network assets so acquired) after February 17, 2000.

   "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

   "Principals" means Goldman, Sachs & Co., Madison Dearborn Partners and Providence Equity Partners.

   "Public Equity Offering" means any underwritten public offering of common stock of Madison River or Holdings in which the net cash proceeds to Madison River are at least $25.0 million.

   A "Public Market" shall be deemed to exist if (i) a Public Equity Offering has been consummated and (ii) 25% or more of the total issued and outstanding Common Stock of Madison River immediately following the consummation of such Public Equity Offering has been distributed by means of an effective registration statement under the Securities Act.

   "Related Party" with respect to any Principal means:

(1) any controlling stockholder, 50% or more owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal; or

(2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (1).

   "Restricted Investment" means an Investment other than a Permitted
Investment.

   "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

   "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

   "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

   "Strategic Equity Investment" means an investment in Madison River or Holdings by a company which is primarily engaged in the telecommunications industry and which has a market capitalization (if a public company) on the date of such investment in Madison River or Holdings of more than $1.0 billion or, if not a public company, had total revenues of more than $1.0 billion during its previous fiscal year.

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   "Subsidiary" means, with respect to any Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

   "Tax Amount" means for any taxable period an amount equal to the product of
(1) the Taxable Income of Madison River as determined by the Tax Amount CPA and
(2) the Tax Percentage; provided, however, that in determining the Tax Amount, the effect thereon of any net operating loss carryforwards that would have arisen if Madison River were a separate entity shall be taken into account.

   "Taxable Income" means, with respect to Madison River for any period, the hypothetical taxable income or loss of Madison River for such period for federal income tax purposes computed on the hypothetical assumption that Madison River is a separate entity as reasonably determined by the Tax Amount CPA.

   "Tax Amount CPA" means a nationally recognized certified public accounting firm selected by Madison River.

   "Tax Percentage" means, for a particular taxable year, the highest effective marginal combined rate of federal, state and local income tax, imposed on an individual or corporate taxpayer, whichever rate is higher, as certified by the Tax Amount CPA in a certificate filed with the Trustee. The rate of "state income tax" to be taken into account for purposes of determining the Tax Percentage for a particular taxable year shall be deemed to be the highest New York State income tax rate imposed on individuals or corporations for such year, whichever rate is higher. The rate of "local income tax" to be taken into account for purposes of determining the Tax Percentage for a particular taxable year shall be deemed to be the highest New York City income tax rate imposed on individuals or corporations for such year, whichever rate is higher.

   "Telecommunications Business" means the development, ownership or operation of one or more telephone, telecommunications or information systems or the provision of telephony, telecommunications or information services (including, without limitation, any voice, video transmission, data or Internet services) and any related, ancillary or complementary business; provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors of Madison River.

   "Unrestricted Subsidiary" means any Subsidiary of Madison River that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with Madison River or any Restricted Subsidiary of Madison River unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Madison River or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Madison River;

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(3) is a Person with respect to which neither Madison River nor any of its
    Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Madison River or any of its Restricted Subsidiaries; and

(5) has at least one director on its board of directors that is not a director or executive officer of Madison River or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Madison River or any of its Restricted Subsidiaries.

   Any designation of a Subsidiary of Madison River as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Madison River as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock," Madison River shall be in default of such covenant. The Board of Directors of Madison River may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Madison River of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

   "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

   "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

   "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

                              PLAN OF DISTRIBUTION

   This prospectus is to be used by Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions effected from time to time. Goldman, Sachs & Co. may act as a principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will

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

be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

   Certain affiliates of Goldman, Sachs & Co. purchased Class A Units of our sole parent, Madison River Telephone Company, which in the aggregate constitute 33.4% of the equity ownership of Madison River Telephone. Goldman, Sachs & Co. has informed Madison River that it does not intend to confirm sales of the notes to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.

   We have been advised by Goldman, Sachs & Co. that, subject to applicable laws and regulations, Goldman, Sachs & Co. currently intends to continue to make a market in the notes. However, Goldman, Sachs & Co. is not obligated to do so, and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will be sustained. See "Risk Factors--Risk Factors Related to the Notes--You may find it difficult to sell your notes."

   Goldman, Sachs & Co. and their respective affiliates may in the future engage in commercial and/or investment banking transactions with Madison River and its affiliates. Goldman, Sachs & Co. acted as an initial purchaser in connection with the initial sale of the notes and received a customary underwriting discount in connection with that transaction.

   Goldman, Sachs & Co. and Madison River have entered into a registration rights agreement with respect to the use by Goldman, Sachs & Co. of this prospectus. Pursuant to such agreement, we agreed to bear all registration expenses incurred under such agreement and to indemnify Goldman, Sachs & Co. against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

   The validity of the notes offered hereby has been passed upon for us by Skadden, Arps, Slate, Meagher & Flom (Illinois), Chicago, Illinois.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited the consolidated financial statements and schedule of Madison River Capital, LLC at December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, as set forth in their report. We have included these financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

   Ernst & Young LLP, independent auditors, have audited the consolidated statements of operations and cash flows of Gulf Coast Services, Inc. for the period from January 1, 1999 to September 29, 1999 and the two years in the period ended December 31, 1998, as set forth in their report. We have included these financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

   Golden Associates, independent auditors, have audited the consolidated financial statements of Coastal Utilities, Inc. and Subsidiary at December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, as set forth in their report. We have included these financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Golden Associates's report, given on their authority as experts in accounting and auditing.

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                       INDEX TO THE FINANCIAL STATEMENTS

MADISON RIVER CAPITAL, LLC
Report of Independent Auditors......................................................    F-2
Consolidated Balance Sheets at December 31, 2000 and 1999 ..........................    F-3
Consolidated Statements of Operations and Comprehensive Loss for the Years Ended
 December 31, 2000, 1999 and 1998 ..................................................    F-4
Consolidated Statements of Member's Capital for the Years Ended December 31, 2000,
 1999 and 1998......................................................................    F-5
Statements of Cash Flows for the Years Ended December 31, 2000, 1999 and 1998.......    F-6
Notes to Consolidated Financial Statements..........................................    F-7
Schedule II--Valuation and Qualifying Accounts......................................   F-24

COASTAL UTILITIES, INC. AND SUBSIDIARY
Independent Auditor's Report........................................................   F-25
Consolidated Balance Sheets at December 31, 1998 and 1999 and March 30, 2000
 (Unaudited)...........................................................................F-26
Consolidated Statements of Earnings for the Years Ended December 31, 1997, 1998 and
 1999 and for the Period from January 1, 2000 to March 30, 2000 (Unaudited).........   F-28
Consolidated Statements of Stockholders' Equity for the Years Ended December 31,
 1997, 1998 and 1999 and for the Period from January 1, 2000 to March 30, 2000
 (Unaudited)........................................................................   F-29
Consolidated Statements of Cash Flows for the Years Ended December 31, 1997, 1998
 and 1999 and for the Period from January 1, 2000 to March 30, 2000 (Unaudited).....   F-30
Notes to Consolidated Financial Statements..........................................   F-32

GULF COAST SERVICES, INC.
Report of Independent Auditors......................................................   F-50
Consolidated Statements of Operations for the Years Ended December 31, 1997, 1998
 and for the Period from January 1, 1999 to September 29, 1999......................   F-51
Consolidated Statements of Cash Flows for the Years Ended December 31, 1997, 1998,
 and for the Period from January 1, 1999 to September 29, 1999......................   F-52
Notes to Consolidated Statements of Operations and Cash Flows.......................   F-53

                         Report of Independent Auditors

Member
Madison River Capital, LLC

   We have audited the accompanying consolidated balance sheets of Madison River Capital, LLC as of December 31, 2000 and 1999, and the related consolidated statements of operations and comprehensive loss, member's capital, and cash flows for each of the three years in the period ended December 31, 2000. Our audits also included the financial statement schedule listed in the index on page F-1. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Madison River Capital, LLC at December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

Raleigh, North Carolina
February 9, 2001

                           Madison River Capital, LLC

                          Consolidated Balance Sheets
                                 (in thousands)

                                                               December 31
                                                            ------------------
                                                              2000      1999
                                                            --------  --------
Assets
Current assets:
 Cash and cash equivalents ................................ $ 63,410  $ 83,729
 Accounts receivable, less allowance for uncollectible
  accounts of $1,150
  and $1,087 in 2000 and 1999, respectively ...............   14,376    11,673
 Receivables, primarily from interexchange carriers........    9,642     6,592
 Income tax recoverable ...................................      355        54
 Inventories ..............................................    2,363     1,343
 Deferred income taxes ....................................    1,510        48
 Other current assets .....................................    5,685     1,436
                                                            --------  --------
   Total current assets ...................................   97,341   104,875
                                                            --------  --------
Telephone plant and equipment
 Land, buildings and general equipment ....................   54,920    48,575
 Central office equipment .................................   84,818    48,345
 Poles, wires, cables and conduit .........................  204,493    80,409
 Leasehold improvements ...................................    1,656     1,372
 Software .................................................    6,193     6,829
 Construction-in-progress .................................   88,739   121,353
                                                            --------  --------
                                                             440,819   306,883
 Accumulated depreciation and amortization ................  (40,500)  (13,561)
                                                            --------  --------
 Telephone plant and equipment, net .......................  400,319   293,322
                                                            --------  --------
Other assets:
 Rural Telephone Bank stock, at cost ......................   10,078     8,606
 Rural Telephone Finance Cooperative stock, at cost........   46,946    42,933
 Goodwill, net of accumulated amortization of $25,770 and
  $9,840
  in 2000 and 1999, respectively...........................  393,282   326,560
 Deferred income taxes ....................................      --      5,131
 Other assets .............................................   44,051     3,863
                                                            --------  --------
   Total other assets .....................................  494,357   387,093
                                                            --------  --------
   Total assets ........................................... $992,017  $785,290
                                                            ========  ========
Liabilities and member's capital
Current liabilities:
 Accounts payable ......................................... $  6,201  $  4,160
 Accrued expenses .........................................   59,430    23,767
 Advance billings and customer deposits ...................    4,921     3,700
 Other current liabilities ................................      168       609
 Current portion of long-term debt ........................   15,258     9,467
                                                            --------  --------
   Total current liabilities ..............................   85,978    41,703
                                                            --------  --------
Noncurrent liabilities:
 Long-term debt ...........................................  662,856   526,144
 Deferred income taxes ....................................   47,023    41,557
 Other liabilities ........................................   21,309     9,892
                                                            --------  --------
   Total noncurrent liabilities ...........................  731,188   577,593
                                                            --------  --------
   Total liabilities ......................................  817,166   619,296
Redeemable minority interest...............................   45,750       --
Member's capital:
 Member's interest.........................................  213,054   185,700
 Accumulated deficit.......................................  (79,292)  (19,706)
 Accumulated other comprehensive loss......................   (4,661)      --
                                                            --------  --------
   Total member's capital..................................  129,101   165,994
                                                            --------  --------
   Total liabilities and member's capital.................. $992,017  $785,290
                                                            ========  ========

                            See accompanying notes.

                           Madison River Capital, LLC

          Consolidated Statements of Operations and Comprehensive Loss
                                 (in thousands)

                                                          December 31
                                                   ---------------------------
                                                     2000      1999     1998
                                                   --------  --------  -------
Operating revenues:
  Local service..................................  $125,564  $ 68,813  $14,831
  Long distance service..........................    14,156     2,292      --
  Internet and enhanced data service.............     6,777       998      --
  Transport service..............................        95       --       --
  Miscellaneous telecommunications service and
   equipment.....................................    24,537    10,999    2,145
  Provision for uncollectible accounts...........    (1,471)   (1,585)    (112)
                                                   --------  --------  -------
    Total operating revenues.....................   169,658    81,517   16,864
                                                   --------  --------  -------
Operating expenses:
  Cost of services...............................    64,367    24,909    4,083
  Depreciation and amortization..................    50,093    21,508    4,177
  Selling, general and administrative expenses...    55,206    29,608    8,074
                                                   --------  --------  -------
    Total operating expenses.....................   169,666    76,025   16,334
                                                   --------  --------  -------
Net operating (loss) income......................        (8)    5,492      530
Interest expense.................................   (61,267)  (22,443)  (3,893)
Other income, net................................     4,899     3,386      481
                                                   --------  --------  -------
Loss before income tax expense, minority interest
 and extraordinary item..........................   (56,376)  (13,565)  (2,882)
Income tax expense...............................     2,460     1,625       52
                                                   --------  --------  -------
Loss before minority interest and extraordinary
 item............................................   (58,836)  (15,190)  (2,934)
Minority interest expense........................       750       --       --
                                                   --------  --------  -------
Loss before extraordinary item...................   (59,586)  (15,190)  (2,934)
Extraordinary item--loss on early extinguishment
 of debt.........................................       --        --      (173)
                                                   --------  --------  -------
Net loss.........................................   (59,586)  (15,190)  (3,107)
Other comprehensive loss:
  Unrealized loss on securities..................    (4,661)      --       --
                                                   --------  --------  -------
Comprehensive loss...............................  $(64,247) $(15,190) $(3,107)
                                                   ========  ========  =======


                            See accompanying notes.

                           Madison River Capital, LLC

                  Consolidated Statements of Member's Capital
                                 (in thousands)

                                                          Accumulated
                                                             Other
                                    Member's Accumulated Comprehensive
                                    Interest   Deficit       Loss       Total
                                    -------- ----------- ------------- --------
Balance at December 31, 1997....... $  8,293  $ (1,409)     $   --     $  6,884
  Member's capital contributions...   50,293       --           --       50,293
  Net loss.........................      --     (3,107)         --       (3,107)
                                    --------  --------      -------    --------
Balance at December 31, 1998.......   58,586    (4,516)         --       54,070
  Member's capital contributions...  127,114       --           --      127,114
  Net loss.........................      --    (15,190)         --      (15,190)
                                    --------  --------      -------    --------
Balance at December 31, 1999.......  185,700   (19,706)         --      165,994
  Member's capital contributions...   27,354       --           --       27,354
  Net loss.........................      --    (59,586)         --      (59,586)
  Other comprehensive loss.........      --        --        (4,661)     (4,661)
                                    --------  --------      -------    --------
Balance at December 31, 2000....... $213,054  $(79,292)     $(4,661)   $129,101
                                    ========  ========      =======    ========




                            See accompanying notes.

                           Madison River Capital, LLC

                     Consolidated Statements of Cash Flows
                                 (in thousands)

                                                        December 31
                                               -------------------------------
                                                 2000       1999       1998
                                               ---------  ---------  ---------
Operating activities
Net loss.....................................  $ (59,586) $ (15,190) $  (3,107)
Adjustments to reconcile net loss to net cash
 provided by operating activities:
 Depreciation................................     32,567     11,705      2,376
 Amortization................................     17,526      9,804      1,801
 Deferred compensation.......................      4,772      2,576        313
 Deferred income taxes.......................     (4,436)       147        296
 Amortization of debt discount...............        117        --         --
 Minority interest expense...................        750        --         --
 Rural Telephone Finance Cooperative
  patronage capital..........................     (1,185)      (342)       --
 Changes in operating assets and liabilities:
  Accounts receivable........................     (1,588)       217       (879)
  Receivables, primarily from interexchange
   carriers..................................     (1,565)    (1,283)    (1,871)
  Income tax recoverable.....................        224         52       (105)
  Due from related party.....................        --      (1,075)     1,481
  Inventories................................       (326)        22        (94)
  Other current assets.......................     (3,019)     3,611     (1,445)
  Accounts payable and accrued expenses......     35,286      2,279      4,593
  Advance billings and customer deposits.....        592        500        332
  Other current liabilities..................       (947)       (85)      (109)
                                               ---------  ---------  ---------
Net cash provided by operating activities....     19,182     12,938      3,582

Investing activities
Purchases of telephone plant and equipment...    (89,644)   (37,756)    (6,056)
Acquisitions, net of cash acquired...........   (116,618)  (310,458)  (252,896)
Purchase of Rural Telephone Finance
 Cooperative stock, net......................     (4,252)   (31,617)   (10,974)
Decrease in other assets.....................        647      5,249        --
                                               ---------  ---------  ---------
Net cash used in investing activities........   (209,867)  (374,582)  (269,926)

Financing activities
Capital contributions from member............     27,354    127,114     50,293
Proceeds from long-term debt.................    329,649    316,167    227,091
Payments on long-term debt...................   (186,717)    (4,822)   (13,125)
Increase in other long-term liabilities......         80        560        742
                                               ---------  ---------  ---------
Net cash provided by financing activities....    170,366    439,019    265,001
                                               ---------  ---------  ---------
Net (decrease) increase in cash and cash
 equivalents.................................    (20,319)    77,375     (1,343)
Cash and cash equivalents at beginning of
 year........................................     83,729      6,354      7,697
                                               ---------  ---------  ---------
Cash and cash equivalents at end of year.....  $  63,410  $  83,729  $   6,354
                                               =========  =========  =========
Supplemental disclosures of cash flow
 information
Cash paid for interest.......................  $  51,896  $  20,879  $   3,465
                                               =========  =========  =========
Cash paid for income taxes...................  $   2,038  $   2,085  $     305
                                               =========  =========  =========

                            See accompanying notes.

                           Madison River Capital, LLC

                   Notes to Consolidated Financial Statements

                               December 31, 2000
          (amounts in thousands, except for operating and share data)

1. Summary of Significant Accounting Policies

Description of Business

   On August 26, 1999, Madison River Capital, LLC (the "Company"), a wholly-owned subsidiary of Madison River Telephone Company (the "Parent"), was organized as a limited liability company under the provisions of the Delaware Limited Liability Company Act. Under the provisions of this Act, the member's liability is limited to the Company's assets provided that the member returns to the Company any distributions received. Prior to the formation of Madison River Capital, LLC, the operations of the operating subsidiaries were consolidated at the Madison River Telephone Company, LLC level. Concurrent with the formation of Madison River Capital, LLC as a subsidiary of Madison River Telephone Company, LLC, all operations were consolidated at the Madison River Capital, LLC level. All historical operations presented in these financial statements prior to the date of formation of the Company include the consolidated financial statements of the following operating subsidiaries:
Gallatin River Holdings, LLC, Gulf Coast Services, Inc., Madison River Management Company (formerly Madison River Communications, Inc.), Madison River Long Distance Solutions, Inc., Mebtel, Inc., and Madison River Communications, LLC (formerly Mebtel Integrated Communications Solutions, LLC).

   The Company was formed for the primary purpose of acquiring and operating local exchange telephone companies throughout the United States. Since January 1998, the Company has acquired four incumbent local exchange carriers in North Carolina, Illinois, Alabama and Georgia.

   The Company focuses on markets in the Gulf Coast, Mid-Atlantic and Midwest regions of the United States. The Company is organized into two operating divisions. The Local Telecommunications Division ("LTD") is responsible for the integration, operation and development of the Company's established markets which consist of four incumbent local exchange carriers ("ILECs") acquired since January 1998 which comprise the Company's regulated operations. The Integrated Communications Division ("ICD") is responsible for developing and expanding the Company's target markets and transport business as a competitive local exchange carrier ("CLEC").

Basis of Presentation

   The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Regulatory Assets and Liabilities

   As a regulated entity, the Company is subject to the provisions of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" ("SFAS 71"). Accordingly, the Company records certain assets and liabilities that result from the effects of the rate-making process, which would not be recorded under generally accepted accounting principles for non-regulated entities. These regulatory assets and liabilities relate primarily to fixed assets and the regulatory impact thereof.

   Property, plant and equipment of the Company's regulated telephone operations have been depreciated using the straight line method over lives approved by regulators. Such depreciable lives

                           Madison River Capital, LLC
have generally exceeded the depreciable lives used by nonregulated entities. In addition, in accordance with regulatory accounting, retirements of regulated telephone property have been charged to accumulated depreciation, along with the costs of removal, less salvage, with no gain or loss recognized. These accounting policies have resulted in accumulated depreciation being significantly less than if the Company's telephone operations had not been regulated.

   Statement of Financial Accounting Standards No. 101, "Regulated Enterprises Accounting for the Discontinuance of Application of FASB Statement No. 71" ("SFAS 101"), specifies the accounting required when an enterprise ceases to meet the criteria for application of SFAS 71. SFAS 101 requires the elimination of the affects of any actions of regulators that have been recognized as assets and liabilities in accordance with SFAS 71 but would not have been recognized as assets and liabilities by enterprises in general, along with an adjustment of certain accumulated depreciation accounts to reflect the difference between recorded depreciation and the amount of depreciation that would have been recorded had the Company's telephone operations not been subject to rate regulation.

   The ongoing applicability of SFAS 71 to the Company's regulated telephone operations is being monitored due to the changing regulatory, competitive and legislative environments, and it is possible that changes in these areas or in the demand for regulated services or products could result in the Company's telephone operations no longer being subject to SFAS 71 in the future. If the regulated operations of the Company no longer qualify for the application of SFAS 71, the net adjustments required could result in a material, noncash charge against earnings.

Cash Equivalents

   It is the Company's policy to consider investments with a maturity of three months or less at the date of purchase to be cash equivalents.

Telephone Plant in Service

   Telephone plant is stated at cost, which includes certain labor and direct costs associated with the installation of certain assets.

   Depreciation is provided using composite straight-line rates, which approximated 4.50%, 6.54% and 5.42% of average depreciable property for 2000, 1999 and 1998, respectively. Such rates are approved by the public utility commissions in the states where we have regulated telephone plant in service.

   Maintenance, repairs and minor renewals are primarily expensed as incurred. Additions, renewals and betterments are capitalized to telephone plant accounts. The original cost of depreciable property retired is removed from telephone plant accounts and charged to accumulated depreciation, which is credited with the salvage value less removal cost. Under this method, a profit or loss is not recognized on ordinary retirements of depreciable property.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

                           Madison River Capital, LLC

Inventories

   Inventories are comprised primarily of poles, wires and telephone equipment and are stated at the lower of cost (average cost) or market.

Revenues

   Network access service revenues are based on charges to interexchange carriers for switched and special access services. Traffic sensitive and special access revenues for interstate services are on a bill and keep basis, subject to earnings levels established by the Federal Communications Commission. Interstate common line revenues, which include universal service support, end user common line charges and carrier common line charges are based on cost settlements with the National Exchange Carrier Association ("NECA") Common Line Pool. For service between local access and transport areas ("LATA"), access revenues are based on a bill and keep arrangement. Within the LATA, originating service revenues are based on a bill and keep arrangement and terminating service is settled with other local exchange carriers within the state. The Company provides billing and collection services to interexchange carriers and provides certain directory advertising services. Local service revenues are billed monthly in advance and deferred until earned. Long distance revenues are billed based on usage. Miscellaneous telecommunications service and equipment revenues are recorded as the service is performed or upon the delivery of the equipment.

Income Taxes

   For federal and state income tax purposes the Company and its subsidiaries, except for Mebtel, Inc., Gulf Coast Services, Inc., Coastal Communications, Inc., Madison River Long Distance, Inc. and Madison River Management Company, which are taxable C Corporations, are treated as partnerships. Accordingly, income, losses and credits are passed through directly to the members. The tax provision in the accompanying financial statements reflects the income tax expense and income tax accounts attributable to the taxable C Corporation subsidiaries.

Allocation of Distributions

   Distributions to members, if any, are allocated in accordance with the terms outlined in the Company's Operating Agreement.

Goodwill

   Goodwill resulting from the purchase price for the assets in excess of fair market value is being amortized using the straight-line method over twenty-five years. The Company recorded amortization expense related to this goodwill of approximately $15,930, $8,170 and $1,670 for the years ended December 31, 2000, 1999 and 1998, respectively. The carrying value of goodwill is reviewed if the facts and circumstances suggest impairment. If this review by management indicates that the carrying value will not be recoverable, as determined based on undiscounted cash flows over the remaining amortization period, the Company would reduce the carrying value by the estimated shortfall of cash flows on a discounted basis. Based upon the application of this policy, no impairments were recognized during 2000, 1999 or 1998.

Concentration of Credit Risk

   The Company's principal financial instrument subject to potential concentration of credit risk is accounts receivable which are unsecured. The Company provides an allowance for doubtful

                           Madison River Capital, LLC
receivables based on an analysis of the likelihood of collection of outstanding amounts. One customer represented 10%, 15% and 14% of operating revenues for the years ended December 31, 2000, 1999 and 1998, respectively.

Comprehensive Income (Loss)

   Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130") requires that total comprehensive income
(loss) be disclosed with equal prominence as net income (loss). Comprehensive income (loss) is defined as changes in member's capital exclusive of transactions with owners such as capital contributions and distributions. For 2000, the Company had a comprehensive loss, net of income taxes, of $4,661 from unrealized losses on equity securities available for sale. Comprehensive loss is equivalent to the Company's net loss for 1999 and 1998.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Investments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes a new model for accounting for derivatives and hedging activities and supersedes several existing standards. SFAS 133, as amended by SFAS 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. In June 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities--An Amendment of FASB Statement No. 133." Therefore, the Company adopted SFAS 133 on January 1, 2001. The adoption of SFAS 133 did not have a material impact on the consolidated financial statements.

2. Rural Telephone Bank Stock

   The Company's investment in Rural Telephone Bank ("RTB") stock is carried at cost and consists of 25,155 shares of $1,000 par value Class C stock and 1,203,338 shares of $1 par value Class B stock at December 31, 2000. At December 31, 1999, the Company had 10,127 shares of $1,000 par value Class C stock and 15,861 shares of $1 par value Class B stock. For 2000, 1999 and 1998, the Company received cash dividends from the RTB of $1,421, $551 and $71, respectively.

3. Rural Telephone Finance Cooperative Equity

   The Company's investment in Rural Telephone Finance Cooperative ("RTFC") stock is carried at cost and consists of Subordinated Capital Certificates ("SCCs") acquired as a condition of obtaining long-term financing from the RTFC. The SCCs are redeemed proportionately as the principal of the long-term financing is repaid to the RTFC. The Company also receives cash dividends and patronage capital certificates from the RTFC, which the Company records at cost. For 2000, 1999 and 1998, the Company recognized patronage capital income from the RTFC of $4,119, $1,118 and $79, respectively.

4. Available for Sale Equity Securities

   As part of the acquisition of Coastal Utilities, Inc., the Company acquired a marketable equity security investment that has been classified as available for sale in accordance with Statement of Financial Accounting Standard No. 115, "Accounting for Certain Investments in Debt and Equity Securities". The equity securities are carried at their estimated fair value based on current market

                           Madison River Capital, LLC
quotes with unrealized gains and losses reported, net of tax, in other comprehensive income. At December 31, 2000, the securities had a fair value of $6,915 and unrealized holding losses, net of income tax benefit of $3,497, in the amount of $4,661. During 2000, the Company had proceeds from sales of the securities of $5,442 and realized losses of $3,071.

5. Long-Term Debt and Lines of Credit

   On February 17, 2000, the Company completed a private debt offering of $200,000 13 1/4% senior notes (the "Private Placement Notes") which mature in 2010. Semiannual interest payments are due on March 1 and September 1. The net proceeds from the offering were approximately $189,711, reflecting a bond discount of $2,738 and issuance costs of $7,551. The funds were used (i) to repay $160,000 of RTFC indebtedness, which was comprised of $177,778 of principal less $17,778 in proceeds from the redemption of the Company's investment in RTFC SCC's applied towards the repayment of the debt, (ii) to finance a portion of the Coastal Utilities acquisition and (iii) for general corporate and working capital purposes.

   On May 11, 2000, the Company filed a registration statement on Form S-4 with the Securities and Exchange Commission in order to issue publicly registered notes (the "Exchange Notes") in exchange for the Private Placement Notes. The registration statement became effective on June 27, 2000. The terms of the Exchange Notes are substantially identical to the terms of the Private Placement Notes except that the transfer restrictions, registration rights and liquidated damage provisions relating to the Private Placement Notes do not apply to the Exchange Notes. The exchange offer expired on July 28, 2000. The entire $200,000 in Private Placement Notes was tendered and exchanged for Exchange Notes.

   Under the terms of the indenture that governs the senior notes, the Company must comply with certain financial and administrative covenants. In addition, the Company is restricted in its ability to incur additional indebtedness, to pay dividends, to redeem or repurchase its member's interests, to make various investments, to create certain liens or use assets as security in other transactions, to sell certain assets or utilize certain asset sale proceeds, to merge or consolidate with or into other companies or to enter into transactions with affiliates.

   On December 29, 2000, the Company entered into a definitive agreement with the RTFC to refinance its five existing loan agreements with the RTFC into one new loan agreement. As part of the transaction, on that date, the Company borrowed an additional $11,313 from the RTFC to finance the purchase of additional SCC's. Principal repayment terms and security provisions under the new agreement are substantially the same as existed under the previous separate agreements. In addition, the new agreement consolidated the four separate secured lines of credit which totaled $31,000 into a new $31,000 facility with no annual pay-down provisions.

   Under the new agreement, the Company is subject to various financial and administrative covenants. The transaction received all necessary regulatory approvals and was completed during the first quarter of 2001.

                           Madison River Capital, LLC

   Long-term debt consists of the following:

                                                                  December 31
                                                               -----------------
                                                                 2000     1999
                                                               -------- --------
First mortgage notes collateralized by substantially all
 assets:
  RTFC note payable in escalating quarterly principal
   installments through August 2013, interest payments due
   quarterly at a fixed rate of 6.7%.......................... $117,808 $123,192
  RTFC note payable in escalating quarterly principal
   installments through August 2013, interest payments due
   quarterly at the financial institution's base rate plus
   0.75% (8.75% at December 31, 2000).........................    6,246      --
  RTFC note payable in escalating quarterly principal
   installments through August 2013, interest payments due
   quarterly at a fixed rate of 8.4%..........................   72,684   73,684
  RTFC note payable in escalating quarterly principal
   installments through August 2013, interest payments due
   quarterly at the financial institution's base rate plus
   0.75% (8.75% at December 31, 2000).........................    3,982      --
  RTFC note payable in escalating quarterly principal
   installments through November 2012, interest payments due
   quarterly at a fixed rate of 6.5%..........................   13,654   14,351
  RTFC note payable in escalating quarterly principal
   installments through November 2012, interest payments due
   quarterly at a fixed rate of 8.15%.........................    6,925    7,278
  RTFC note payable in escalating quarterly principal
   installments through November 2012, interest payments due
   quarterly at the financial institution's base rate plus
   0.5% (8.5% at December 31, 2000)...........................    1,085      --
  RTFC note payable in escalating quarterly principal
   installments through August 2014, interest payments due
   quarterly at a fixed rate of 8.4%..........................  136,902  138,389
  RTFC note payable, repaid in full in February 2000..........      --   177,778
  RTFC note payable in escalating quarterly principal
   installments through February 2015, interest payments due
   quarterly at a fixed rate of 8.5%..........................  108,689      --
  RTFC secured line of credit loan, maturing March 2005 with interest payments due quarterly at the financial
   institution's line of credit base rate plus 0.5% (9.6% at
   December 31, 2000).........................................   10,000      --
Mortgage note payable in monthly installments of $18 with a
 balloon payment of $2,238 in April 2006, interest at a fixed
 rate of 8%, secured by land and building.....................    2,367      --
Unsecured 13 1/4% senior notes payable, due March 1, 2010,
 with interest payable semiannually on March 1 and September
 1............................................................  197,379      --
Other.........................................................      393      939
                                                               -------- --------
                                                                678,114  535,611
Less current portion..........................................   15,258    9,467
                                                               -------- --------
                                                               $662,856 $526,144
                                                               ======== ========

                           Madison River Capital, LLC

   Principal maturities of long-term debt at December 31, 2000 are as follows:

      2001............................................................. $ 15,258
      2002.............................................................   20,408
      2003.............................................................   27,485
      2004.............................................................   29,074
      2005.............................................................   30,785
      Thereafter.......................................................  555,104
                                                                        --------
                                                                        $678,114
                                                                        ========

   Under the terms of the new agreement with the RTFC, the Company has a $31,000 secured revolving line of credit from the RTFC with a term up to five years. Interest is payable quarterly at the lender's base rate plus one-half percent per annum. At December 31, 2000, the Company had drawn down $10,000 under this line of credit.

   The Company has a $10,000 unsecured revolving line of credit that bears variable interest at the financial institution's base rate plus 1.0%. In addition, the Company has a fifteen year, $7,778 term loan facility with the RTFC. Interest is payable at the lender's base rate plus .35% per annum. The Company had no borrowings under either of these facilities at December 31, 2000.

   Under the terms of the RTFC debt agreement, the Company is restricted from declaring or paying dividends under specified circumstances and is required to comply with certain financial covenants. At December 31, 2000, substantially all of the assets of the Company and its subsidiaries were restricted due to these financial covenants.

   The Company estimates that the fair value of its long-term debt approximates $620,735 at December 31, 2000 and $535,611 at December 31, 1999. Disclosure about fair value of financial instruments is based upon information available to management as of December 31, 2000 and 1999. Although management is not aware of any factors that would significantly affect the fair value of amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date.

6. Leases

   The Company leases its office space under noncancelable operating lease agreements which expire through 2010. The office leases contain certain provisions for renewal and also contain certain escalation clauses. Future minimum lease payments for years subsequent to December 31, 2000 are as follows:

      2001............................................................... $1,774
      2002...............................................................  1,448
      2003...............................................................  1,498
      2004...............................................................  1,436
      2005...............................................................  1,073
      Thereafter.........................................................  2,356
                                                                          ------
                                                                          $9,585
                                                                          ======

   Total rent expense was approximately $1,434, $319 and $116 for the years ended December 31, 2000, 1999 and 1998, respectively.

                           Madison River Capital, LLC

7. Income Taxes

   Income taxes for the Company's wholly-owned corporate subsidiaries, Mebtel, Inc., Gulf Coast Services, Inc. ("GCSI"), Coastal Communications, Inc. ("CCI"), Madison River Long Distance Solutions, Inc. ("MRLD") and Madison River Management Company ("MRM") are calculated using the liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in Mebtel's, GCSI's, CCI's, MRLD's and MRM's financial statements or tax returns. Deferred income taxes arise from temporary differences between the income tax basis and financial reporting basis of assets and liabilities. Components of income tax expense for the years ended December 31 are as follows:

                                                          2000    1999    1998
                                                         ------  ------  ------
      Current:
        Federal......................................... $5,826  $  965  $ (194)
        State...........................................    780     242     (32)
      Deferred:
        Federal......................................... (3,838)    255     249
        State...........................................   (598)   (108)     47
                                                         ------  ------  ------
      Subtotal..........................................  2,170   1,354      70
      Investment tax credits, net.......................    (18)    (18)    (18)
      Change in valuation allowance.....................    308     289     --
                                                         ------  ------  ------
      Total income tax expense.......................... $2,460  $1,625  $   52
                                                         ======  ======  ======

   The net (loss) income before taxes of the wholly-owned corporate subsidiaries for the years ended December 31, 2000, 1999 and 1998 was approximately $(15,412), $979 and $(508), respectively. Differences between reported tax expense computed by applying the statutory federal income tax rate to (loss) income before income taxes and reported tax expense for the years ended December 31 are as follows:

                                                         2000     1999   1998
                                                        -------  ------  -----
      Amount computed at statutory rate................ $(5,240) $  333  $(173)
      Non-deductible goodwill amortization.............   3,455     856    258
      Increase in tax valuation allowance..............     308     289    --
      Dividends received deduction.....................   3,139     --     --
      State income taxes, net of federal benefit.......     182     134    --
      Amortization of investment tax credits...........     (18)    (18)   (18)
      Other, net.......................................     634      31    (15)
                                                        -------  ------  -----
      Total income tax expense......................... $ 2,460  $1,625  $  52
                                                        =======  ======  =====

   MRM had a net operating loss carryforward of approximately $3,850 at December 31, 2000, which will begin to expire in 2018. MRLD had a net operating loss carryforward of approximately $434 at December 31, 2000, which will begin to expire in 2019. At December 31, 2000, GCSI and its wholly-owned subsidiary, Gulf Long Distance, had state net operating loss carry forwards of approximately $12,800 and $6,300, respectively, which expire beginning in 2000 through 2013 and 2005 through 2019, respectively.

                           Madison River Capital, LLC

   The tax effects of temporary differences that gave rise to significant portions of deferred tax assets and deferred tax liabilities of at December 31 are as follows:

                                                             2000      1999
                                                           --------  --------
      Deferred tax assets:
        Accrued employee benefits......................... $  4,273  $  2,435
        Deferred compensation.............................    3,992     1,037
        Net operating loss carryforwards..................    2,712     1,513
        Other deferred assets.............................    2,494     1,012
                                                           --------  --------
        Total deferred tax assets.........................   13,471     5,997
        Valuation allowance for deferred tax assets.......   (1,126)     (818)
                                                           --------  --------
        Net deferred tax assets...........................   12,345     5,179
      Deferred tax liabilities:
        Book basis of property, plant and equipment in
         excess of tax basis..............................  (40,007)  (36,602)
        Basis difference in investment....................   (9,433)   (4,955)
        Other deferred liabilities........................   (8,418)      --
                                                           --------  --------
      Total deferred tax liabilities......................  (57,858)  (41,557)
                                                           --------  --------
      Net deferred tax liabilities........................ $(45,513) $(36,378)
                                                           ========  ========

8. Benefit Plans

 Pension Plans

   The Company adopted the Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which standardizes disclosure requirements for pensions and other postretirement benefits, eliminates certain disclosures and requires additional information.

   The Company adopted a noncontributory defined benefit pension plan, which was transferred to the Company from its wholly-owned subsidiary, Mebtel, Inc., in May 1998, that covers all full-time employees, except employees of Gulf Coast Services and Coastal Communications, who have met certain age and service requirements. The plan provides benefits based on participants' final average compensation and years of service. The Company's policy is to fund the maximum contribution allowable by the Internal Revenue Code and comply with the funding requirements of the Employee Retirement Income Security Act of 1974. During 1998, the plan reflected the impact of a reduction in the number of Mebtel employees covered by the plan which significantly reduced the minimum pension liability.

                           Madison River Capital, LLC

   The following table sets forth the funded status of the Company's pension plan and amounts recognized in the Company's financial statements at December 31, 2000 and 1999:

                                                               2000     1999
                                                              -------  -------
      Projected benefit obligation at beginning of year...... $(1,690) $(1,252)
        Service cost.........................................    (579)    (418)
        Interest cost........................................    (143)     (90)
        Actuarial (loss) gain................................    (212)      56
        Gross benefits paid..................................       5       14
                                                              -------  -------
      Projected benefit obligation at end of year............  (2,619)  (1,690)
                                                              -------  -------
      Fair value of plan assets at beginning of year.........   2,036    2,028
        Actual return on plan assets, net....................      76       22
        Contributions........................................     410      --
        Distributions........................................      (5)     (14)
                                                              -------  -------
      Fair value of plan assets at end of year...............   2,517    2,036
                                                              -------  -------
      Funded status of the plan..............................    (102)     346
        Unrecognized prior service costs.....................      23       28
        Unrecognized net obligation..........................      15       18
        Unrecognized net actuarial gain......................    (246)    (554)
                                                              -------  -------
      Net pension liability.................................. $  (310) $  (162)
                                                              =======  =======

   Weighted-average assumptions used for the plan are as follows:

                                                                December 31
                                                               ----------------
                                                               2000  1999  1998
                                                               ----  ----  ----
      Plan discount rates..................................... 7.50% 7.50% 7.50%
      Rates of increase in future compensation levels......... 3.00% 3.00% 3.00%
      Expected long-term rates of return on assets............ 8.00% 8.00% 8.00%

   The following table sets forth the net periodic pension cost for the plan:

                                                              December 31
                                                           -------------------
                                                           2000   1999   1998
                                                           -----  -----  -----
      Service cost........................................ $ 579  $ 418  $  54
      Interest cost.......................................   143     90     84
      Estimated return on plan assets.....................  (163)  (162)  (162)
      Net amortization and deferral.......................    (2)   (26)   (32)
                                                           -----  -----  -----
        Net periodic pension costs (benefit).............. $ 557  $ 320  $ (56)
                                                           =====  =====  =====

   The Company also has a non-contributory defined benefit pension plan that covers employees at its wholly-owned subsidiary, Coastal Communications, who have met certain age and service requirements. The plan provides benefits based on participants' final average compensation and years of service. The Company's policy is to fund the maximum contribution allowable by the Internal Revenue Code and comply with the funding requirements of the Employee Retirement Income Security Act of 1974.

                           Madison River Capital, LLC

   The following table sets forth the funded status of Coastal Communication's pension plan and amounts recognized in the Company's financial statements related to this plan at December 31, 2000:

      Projected benefit obligation at beginning of period............ $(10,357)
        Service cost.................................................     (297)
        Interest cost................................................     (584)
        Actuarial gain...............................................     (418)
        Gross benefits paid..........................................    1,670
                                                                      --------
      Net benefit obligation at end of year..........................   (9,986)
                                                                      --------
      Fair value of plan assets at beginning of period...............    7,567
        Actual return on plan assets, net............................      323
        Contributions................................................      --
        Distributions................................................   (1,670)
                                                                      --------
      Fair value of plan assets at end of year.......................    6,220
                                                                      --------
      Funded status of plan..........................................   (3,766)
        Unrecognized prior service costs.............................      --
        Unrecognized net obligation..................................      --
        Unrecognized net actuarial loss..............................      138
                                                                      --------
      Net pension liability.......................................... $ (3,628)
                                                                      ========

   Weighted-average assumptions used at December 31, 2000 are as follows:

      Plan discount rates................................................. 7.75%
      Rates of increase in future compensation levels..................... 3.00%
      Expected long-term rates of return on assets........................ 8.00%

   The following table sets forth the net periodic pension cost for the plan from March 31, 2000 to December 31, 2000:

      Service cost....................................................... $ 297
      Interest cost......................................................   584
      Actual return on plan assets.......................................  (323)
      Net amortization and deferral......................................   314
                                                                          -----
      Net periodic pension cost.......................................... $ 872
                                                                          =====

 Postretirement Benefit Other Than Pensions

   GCSI, which was acquired in September 1999 (Note 10), provides medical coverage to retirees and their dependents through a traditional indemnity plan administered by a third party. The plan provisions are the same as those for active participants. Eligibility to participate in the retiree medical plan upon retirement is defined as age 55 with 25 years of service.

   GCSI requires retirees to contribute 10% of medical, dental and eye care premium rates. The additional cost of the plan is absorbed by GCSI. GCSI's retirees also receive free local phone service and a $100 long distance credit per month. GCSI does not anticipate any changes in the cost-

                           Madison River Capital, LLC
sharing provisions of the existing written plan, and there is no commitment to increase monetary benefits. The plan is unfunded.

   The plan had a curtailment gain in 2000 as a result of a reduction in employees at GCSI from the sale of construction assets and the reorganization and consolidation of operations.

   The following table sets forth the funded status of GCSI's plan and amounts recognized in GCSI's financial statements at December 31, 2000 and 1999. Amounts for 1999 reflect changes and adjustments for the period from September 30, 1999, the date of acquisition, through December 31, 1999:

                                                                  Period from
                                                                 September 30,
                                                                    1999 to
                                                                 December 31,
                                                         2000        1999
                                                        -------  -------------
      Accumulated plan benefit obligation at beginning
       of period......................................  $(5,470)    $(5,882)
      Service cost....................................     (289)        (77)
      Interest cost...................................     (430)       (114)
      Plan participants' contributions................      (17)         (2)
      Curtailment.....................................    1,484         --
      Actuarial gain..................................      502         573
      Benefits paid...................................      228          32
                                                        -------     -------
      Accumulated plan benefit obligation at end of
       period.........................................   (3,992)     (5,470)
                                                        -------     -------
      Fair value of plan assets at beginning of
       period.........................................      --          --
      Employer contribution...........................      211          30
      Plan participants' contributions................       17           2
      Benefits paid...................................     (228)        (32)
                                                        -------     -------
      Fair value of plan assets at end of period......      --          --
                                                        -------     -------
      Funded status...................................   (3,992)     (5,470)
      Unrecognized net gain...........................   (1,073)       (573)
                                                        -------     -------
      Accrued postretirement benefit cost.............  $(5,065)    $(6,043)
                                                        =======     =======

                           Madison River Capital, LLC

                                                                 Period from
                                                                September 30,
                                                                   1999 to
                                                                December 31,
                                                        2000        1999
                                                       -------  -------------
      Components of net periodic postretirement
       benefit cost:
        Service cost.................................. $   289     $   77
        Interest cost.................................     430        114
        Actuarial gain................................      (2)       --
                                                       -------     ------
      Net periodic postretirement benefit cost........     717        191
        Curtailment...................................  (1,484)       --
                                                       -------     ------
          Total postretirement benefit cost accrual... $  (767)    $  191
                                                       =======     ======
      Weighted-average assumptions:
        Discount rate.................................    7.50%      8.00%
        Initial medical trend rate....................    9.00%      9.00%
        Initial dental and vision trend rate..........    8.00%      8.00%
        Ultimate trend rate...........................    5.00%      5.00%
        Years to ultimate trend rate..................       8          8
      Other information:
       One percent increase in trend rates:
        Effect on service and interest cost........... $   183     $   46
        Effect on accumulated plan benefit
         obligation...................................     732      1,033
       One percent decrease in trend rates:
        Effect on service and interest cost...........    (138)       (35)
        Effect on accumulated plan benefit
         obligation...................................    (567)      (806)

 401(k) Savings Plans

   During 1998, the Company established a 401(k) savings plan covering substantially all employees who meet certain age and employment criteria. Employees may elect to contribute up to 15% of their compensation to the plan. The Company matches the first 6% of compensation deferred at the rate of 50% of employee contributions. The Company made matching contributions of approximately $1,058 in 2000, $480 in 1999 and $24 in 1998. In addition, in 2000, the Company also made a discretionary contribution of $200.

9. Long-Term Incentive Plan

   In 1998, the Company adopted a long-term incentive plan arrangement which provides for annual incentive awards for certain employees as approved by the Board of Directors. Under the terms of the plan, awards are earned over the succeeding twelve months after the award eligibility is determined.

   Incentive awards vest automatically at the time of a qualified event as defined under the plan. Vested awards are payable under certain circumstances as defined under the long-term incentive plan arrangement. The Company recognized compensation expense of $4,772, $2,576 and $313 in the years ended December 31, 2000, 1999 and 1998, respectively, related to the long-term incentive awards.

                           Madison River Capital, LLC

10. Acquisitions

   In January 1998, the Company acquired Mebcom Communications, Inc., a North Carolina local exchange company serving 9,000 access lines, for $23,000. The purchase price consisted of $21,000 in cash and a $2,000 note payable to the selling shareholders. In November 1998, the Company acquired certain assets, including 82,000 access lines, and liabilities from Central Telephone Company of Illinois, a local exchange company, for cash consideration of $232,000. In September 1999, the Company acquired Gulf Coast Services, Inc., an Alabama local exchange company, serving approximately 50,000 access lines for cash consideration of $313,000. In March 2000, Coastal Communications, Inc., a wholly-owned subsidiary of the Company, acquired Coastal Utilities, Inc. and its subsidiary, a Georgia local exchange company serving approximately 41,000 access lines, for cash consideration of $130,000 and Series A and Series B non-voting common stock of Coastal Communications with a face value of $10,000 and $5,000, respectively. The Series A and Series B non-voting common stock have put and call features exercisable by the holders and Coastal Communications.

   These transactions were accounted for using the purchase method of accounting with results of operations of the acquired companies included in the Company's operations from the effective dates of acquisition. The Company records acquired assets and liabilities at their estimated fair value. The excess of the purchase price over the fair value of net assets acquired is recorded as goodwill.

   The following unaudited consolidated results of operations prepared on a pro forma basis has been prepared as if the acquisitions occurred as of the beginning of the respective periods:

                                                               Year ended
                                                               December 31
                                                            ------------------
                                                              2000      1999
                                                            --------  --------
      Total operating revenues............................. $178,754  $166,852
      Net loss............................................. $(61,840) $(46,863)

   This pro forma financial information is presented for informational purposes only and is not necessarily indicative of the operating results that would have actually been obtained had the respective businesses been acquired as of the above dates, nor are such amounts indicative of future operating results.

                           Madison River Capital, LLC

11. Segments

   The Company is a provider of integrated communications services and solutions. In accordance with the requirements of Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information," the Company's operations are classified into two reportable business segments, the LTD and the ICD. Though both segments provide telecommunication services, each segment is managed by distinct management teams, each is subject to different levels of regulation and their financial and operating results are evaluated separately by the chief operating decision maker. The reporting segments follow the same accounting principles and policies used for the Company's consolidated financial statements. Revenues by product line are disclosed in the Consolidated Statement of Operations. All operations and assets are based in the United States. The following summarizes the revenues and net operating income for each segment for the years ended December 31, 2000, 1999 and 1998:

                                                           December 31
                                                     --------------------------
                                                       2000     1999     1998
                                                     --------  -------  -------
      Total revenues
        LTD......................................... $164,298  $81,161  $16,864
        ICD.........................................    6,698      460      --
                                                     --------  -------  -------
                                                      170,996   81,621   16,864
      Less intersegment revenues....................   (1,338)    (104)     --
                                                     --------  -------  -------
        Total reported revenues..................... $169,658  $81,517  $16,864
                                                     ========  =======  =======
      Net operating income (loss)
        LTD......................................... $ 26,234  $11,616  $   530
        ICD.........................................  (26,242)  (6,124)     --
                                                     --------  -------  -------
        Total reported operating (loss) income...... $     (8) $ 5,492  $   530
                                                     ========  =======  =======

   As of December 31, 2000 and 1999, total assets by segment, net of intersegment investments and other intersegment balances, were as follows:

                                                                  December 31
                                                               -----------------
                                                                 2000     1999
                                                               -------- --------
      Total assets:
        LTD................................................... $827,527 $673,842
        ICD...................................................  164,490  111,448
                                                               -------- --------
        Total reported assets................................. $992,017 $785,290
                                                               ======== ========

12. Commitments and Contingencies

   Under the terms of Madison River Telephone Company's Operating Agreement, at any time on or after January 2, 2006, certain members may require Madison River Telephone Company to purchase all of their redeemable member units in an amount equal to the fair market value of such units. Such an event could result in Madison River Capital and its subsidiaries being required to fund this obligation of the parent.

   The Company has a resale agreement with a vendor to provide long distance transmission services. Under the terms of the agreement, the Company must utilize certain contracted minimum volume commitments. In addition, the Company has entered into various commitments with certain vendors in the normal course of business for capital expenditures related to its network and operating systems.

                           Madison River Capital, LLC

   On December 27, 2000, the Company entered into a definitive agreement to sell over 4,200 access lines and other operating assets that comprise the exchanges in Staunton and Livingston, Illinois to Madison Telephone Company (a non-related entity) for approximately $13,550 subject to purchase price adjustments. As part of the agreement, the Company may provide certain services to Madison Telephone Company subsequent to the closing of the transaction. The transaction is subject to regulatory approval and is expected to be completed near the end of the second quarter of 2001.

   On October 5, 1999, nine former employees of Gulf Coast Services, Inc. ("GCSI"), who had elected to retire and receive cash distributions for their interests in the GCSI Employee Stock Ownership Plan ("ESOP") in 1996 and 1997, filed a class action lawsuit in Alabama state court alleging breach of fiduciary duty, suppression, and misrepresentation against the Company and its subsidiaries. The complaint alleged that GCSI failed to disclose to plaintiffs' ongoing negotiations for the sale of GCSI and that the true value of their ESOP interests were higher than the amounts offered to them in connection with their early retirement. The Plantiffs filed an amended complaint on November 18, 1999, and sought class certification, the establishment of a constructive trust to distribute proceeds from the sale of GCSI to the plaintiffs, and a preliminary injunction seeking to stop GCSI from making further distributions from the ESOP. The plaintiffs also sought unspecified compensatory and punitive damages, and attorneys fees as a result of defendants' alleged breach of fiduciary duty, self dealing, misrepresentation, and fraudulent inducement to retire and forego the benefits of continued employment in connection with the plaintiffs' retirement elections and ESOP distributions. On December 6, 1999, GCSI, moved to dismiss plaintiffs' amended complaint on the ground that it failed to state any claim upon which relief could be granted.

   The parties have entered into a settlement agreement that includes a comprehensive release of all claims against GCSI. The settlement was approved by the court on July 21, 2000. Under the merger agreement between Madison River Telephone Company, LLC and GCSI, certain sales proceeds have been held in escrow to cover claims associated with the above ESOP litigation and related matters. Consequently, the monetary settlement was paid out of this escrow and will not have a material adverse effect on the Company's financial condition.

   GCSI's ESOP is also the subject of an application before the Internal Revenue Service ("IRS") for a compliance statement under the Voluntary Compliance Resolution Program. The application was filed with the IRS on May 17, 2000. According to the application, GCSI made large contributions to the ESOP plan and to its 401(k) plan during 1997 and 1998, which caused the two plans to allocate amounts to certain employees in excess of the limits set forth in Section 415 of the Internal Revenue Code ("Code"). The administrative committees for both plans sought to comply with the requirements of Code
Section 415 by reducing employees' allocations under the ESOP plan before any reductions of allocations under the 401(k) plan. Although this approach is consistent with Treasury Regulations under Code Section 415, it may not have been consistent with the terms of the plan documents. The application requests a compliance statement to the effect that any failure to comply with the terms of the plans will not adversely affect the plans' tax-qualified status, conditioned upon the implementation of the specific corrections set forth in the compliance statement.

   The Company estimates that the cost to the ESOP of the corrective allocation described above is approximately $3,300. In the application, GCSI has requested that the assets held in the Section 415 Suspense Account and in the ESOP Loan Suspense Account be used by the ESOP for the correction. The Company estimates that the 415 Suspense Account would be valued at approximately $1,600 and that the ESOP Loan Suspense Account would have a value in excess of the $1,700 needed for the full correction. The Company cannot be certain whether the IRS will allow use of funds in the 415 Suspense Account or in the ESOP Loan Suspense Account to be used as

                           Madison River Capital, LLC
part of the corrective action. If the IRS does not allow the use of those funds, GCSI may be required to contribute to the Plan the funds needed to make up any shortfall. However, GCSI would first look to an escrow account established in connection with the sale of Gulf Coast Services by the sellers of Gulf Coast Services stock for reimbursement of any funds required to contribute to the Plan to comply with the Code. Thus, the Company does not believe the IRS's decision will have a material adverse effect on its financial condition.

   The Company is involved in various claims, legal actions and regulatory proceedings arising in the ordinary course of business. The Company does not believe the ultimate disposition of these matters will have a material adverse effect on its consolidated financial position, results of operations or cash flows.

13. Subsequent Events (Unaudited)

   As part of the Coastal Communications acquisition, the Company issued to the former shareholders of Coastal Utilities, Series A non-voting common stock and Series B non-voting common stock of Coastal Communications in the face amount of $10,000 and $5,000, respectively. The Series A and Series B shares have put and call features exercisable by the holders and the Company. Based on the put and call features, the holders of Series A shares may put their shares to Coastal Communications in December 2005 for $17,700. The holders of the Series B shares have the right to put their shares for $35,000 during the first two years subsequent to closing upon the occurrence of certain defined events. The put was recorded as part of the purchase price and is included in redeemable minority interest in the consolidated balance sheet at December 31, 2000. Such an event occurred with the successful completion by the Company of the exchange offer for the senior notes in July 2000. In February 2001, the holders of the Series B shares exercised their put option and the Company has until April 2002 to repurchase the stock. The put and call features of the Series A and Series B shares are defined pursuant to the terms of a shareholders agreement.

   During the first quarter of 2001, the Company sold the remaining shares of its investment in available for sale equity securities for approximately $6,331 and recognized losses, net of income tax benefit, of approximately $5,333.

                           Madison River Capital, LLC

                 Schedule II--Valuation and Qualifying Accounts
                  Years Ended December 31, 2000, 1999 and 1998
                                 (in thousands)

Allowance for uncollectible accounts:

                                               Additions
                                    -------------------------------
                         Balance at    Additions       Additions    Deductions  Balance
                         Beginning  Charged Against     Due to         from     at End
                         of Period     Revenues     Acquisitions(a)  Reserves  of Period
                         ---------- --------------- --------------- ---------- ---------
Year ended December 31,
 2000:
  Allowance for
   uncollectible
   accounts............    $1,087       $1,471           $583        $(1,991)   $1,150
                           ======       ======           ====        =======    ======
Year ended December 31,
 1999:
  Allowance for
   uncollectible
   accounts............    $  335       $1,585           $261        $(1,094)   $1,087
                           ======       ======           ====        =======    ======
Year ended December 31,
 1998:
  Allowance for
   uncollectible
   accounts............    $  --        $  111           $240        $   (16)   $  335
                           ======       ======           ====        =======    ======

--------

Valuation allowance for deferred income tax assets:

                                            Additions
                                    --------------------------
                                    Additions
                         Balance at Charged to    Additions    Deductions  Balance
                         Beginning  Income Tax     Due to         from     at End
                         of Period   Expense   Acquisitions(b)  Reserves  of Period
                         ---------- ---------- --------------- ---------- ---------
Year ended December 31,
 2000:
  Valuation allowance
   for deferred income
   tax assets..........    $ 818      $ 308         $ --         $ --      $1,126
                           =====      =====         =====        =====     ======
Year ended December 31,
 1999:
  Valuation allowance
   for deferred income
   tax assets..........    $ --       $ 289         $ 529        $ --      $  818
                           =====      =====         =====        =====     ======
Year ended December 31,
 1998:
  Valuation allowance
   for deferred income
   tax assets..........    $ --       $ --          $ --         $ --      $  --
                           =====      =====         =====        =====     ======

--------
(a) This column represents additions due to the acquisitions of Mebcom, Gallatin River, Gulf Coast Services and Coastal Communications.
(b) This column represents additions due to the acquisition of Gulf Coast Services.

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors
Coastal Utilities, Inc.
Hinesville, Georgia

   We have audited the accompanying consolidated balance sheets of Coastal Utilities, Inc. and its Subsidiary as of December 31, 1999 and 1998 and the related consolidated statements of earnings, stockholders' equity, and cash flows for the years ended December 31, 1999, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Coastal Utilities, Inc. and its Subsidiary as of December 31, 1999 and 1998, and the results of its consolidated operations and its cash flows for the years ended December 31, 1999, 1998 and 1997 in conformity with generally accepted accounting principles.

                                          GOLDEN ASSOCIATES
                                          Certified Public Accountants

March 23, 2000
Hinesville, Georgia

                     COASTAL UTILITIES, INC. AND SUBSIDIARY
                                  GEORGIA 543
                              Hinesville, Georgia

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                 December 31,        March 30,
                                            ----------------------- -----------
                                               1998        1999        2000
                                            ----------- ----------- -----------
                                                                    (Unaudited)
CURRENT ASSETS
  Cash..................................... $ 1,673,486 $ 3,122,038 $ 7,871,168
  Working cash advance.....................       7,650       7,850      10,150
  Temporary investments (Note 2)...........   5,485,608   9,881,820   4,306,272
  Due from customers and agents, net of al-
   lowance for doubtful accounts of
   $381,890 in 1999, $322,383 in 1998 and
   $433,222 in 2000........................     936,980   1,228,604     866,495
  Interest receivable......................         --          --          --
  Due from other carriers..................   1,606,583   2,226,137   2,030,641
  Other receivables........................     267,212     485,326     192,853
  Current portion of net investment in
   direct-financing, sales-type leases
   (Note 11)...............................      57,848      65,355      57,698
  Material and supplies (Note 1)...........     694,407     672,500     693,623
  Claims for income tax refunds............         --      590,778     524,542
  Prepaid expenses.........................     396,863     151,344     138,980
                                            ----------- ----------- -----------
    TOTAL CURRENT ASSETS...................  11,126,637  18,431,752  16,692,422
                                            ----------- ----------- -----------
OTHER INVESTMENTS (Note 2).................  15,636,089  18,924,499  19,129,639
                                            ----------- ----------- -----------
NET INVESTMENT IN DIRECT-FINANCING,
 SALES-TYPE LEASES (Note 11)...............         --          --          --
                                            ----------- ----------- -----------
INVESTMENT IN TELEPHONE PLANT (Note 1)
  Telephone plant in service...............  81,185,729  85,783,321  85,142,706
  Less accumulated depreciation............  36,705,834  40,337,900  41,140,419
                                            ----------- ----------- -----------
  Net plant in service.....................  44,479,895  45,445,421  44,002,287
  Telephone plant under construction.......   1,544,903   1,039,278   2,074,461
  Nonoperating plant.......................     441,670     439,500     439,500
                                            ----------- ----------- -----------
    TOTAL TELEPHONE PLANT..................  46,466,468  46,924,199  46,516,248
DEFERRED CHARGES
  Deferred charges--other..................   3,188,511   3,198,473   3,248,467
  Deferred tax asset--minimum pension
   liability (Note 8)......................         --    1,650,036   1,650,036
                                            ----------- ----------- -----------
TOTAL ASSETS............................... $76,417,705 $89,128,959 $87,236,812
                                            =========== =========== ===========

   The accompanying notes are an integral part of these financial statements.

                     COASTAL UTILITIES, INC. AND SUBSIDIARY
                                  GEORGIA 543
                              Hinesville, Georgia

                     CONSOLIDATED BALANCE SHEETS--CONTINUED

                      LIABILITIES AND STOCKHOLDER'S EQUITY

                                             December 31,           March 30,
                                       --------------------------  -----------
                                           1998          1999         2000
                                       ------------  ------------  -----------
                                                                   (Unaudited)
CURRENT LIABILITIES
  Short-term borrowing and debt
   maturing within one
   year (Notes 3 & 4)................. $  2,522,591  $  3,779,186  $ 3,220,511
  Accounts payable (Note 18)..........    1,827,665     1,808,693    1,857,725
  Customers' deposits.................      254,915       280,283      291,963
  Other current liabilities (Note
   19)................................    1,253,362     1,165,300      915,725
  Accrued taxes.......................       74,757           --           --
  Accrued income taxes................    3,018,724           --           --
  Unmatured interest..................       56,300       760,614      714,645
                                       ------------  ------------  -----------
    TOTAL CURRENT LIABILITIES.........    9,008,314     7,794,076    7,000,569
                                       ------------  ------------  -----------
Long-term debt (Note 3)...............   55,400,419    59,448,340   58,904,272
  Deferred income taxes (Note 8)......    1,764,159     2,757,762    2,599,903
  Other liabilities (Note 7)..........    1,846,135     2,275,447    2,816,061
  Unfunded accumulated pension benefit
   obligation.........................          --      4,125,089    2,162,483
COMMITMENTS AND CONTINGENCIES (Note
 10)
STOCKHOLDERS' EQUITY (Note 9)
  Preferred stockholders' equity:
  Series A 8% preferred stock,
   cumulative, $100 par value, 1,704
   shares issued and outstanding......      440,500       440,500      440,500
  Series B 12% preferred stock,
   cumulative, $100 par value, 4,086
   shares issued and outstanding......    1,057,200     1,057,200    1,057,200
  Common stockholders' equity:
  Common stock, Class A, $10 par
   value, 21,111 shares issued and
   outstanding........................      528,600       528,600      528,600
  Common stock, Class B, $10 par
   value, 88,659 shares issued and
   outstanding........................    2,220,120     2,220,120    2,220,120
  Retained earnings--unreserved.......   40,066,589    46,991,609   48,058,263
  Accumulated other comprehensive
   income.............................      252,944    (2,342,509)  (2,383,884)
  Less treasury stock, at cost........  (36,167,275)  (36,167,275) (36,167,275)
                                       ------------  ------------  -----------
    TOTAL STOCKHOLDERS' EQUITY........    8,398,678    12,728,245   13,753,524
                                       ------------  ------------  -----------
TOTAL LIABILITIES AND STOCKHOLDERS'
 EQUITY............................... $ 76,417,705  $ 89,128,959  $87,236,812
                                       ============  ============  ===========


   The accompanying notes are an integral part of these financial statements.

                     COASTAL UTILITIES, INC. AND SUBSIDIARY
                                  GEORGIA 543
                              Hinesville, Georgia

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                        December 31,
                             -------------------------------------   March 30,
                                1997         1998         1999         2000
                             -----------  -----------  -----------  -----------
                                                                    (unaudited)
OPERATING REVENUE........... $31,146,570  $33,573,175  $36,769,161  $9,096,071
COST OF GOODS SOLD..........     117,823      250,165      126,050      40,337
OPERATING EXPENSE...........  22,672,528   25,153,189   26,685,494   6,702,723
                             -----------  -----------  -----------  ----------
NET OPERATING INCOME BEFORE
 OPERATING TAXES............   8,356,219    8,169,821    9,957,617   2,353,011
                             -----------  -----------  -----------  ----------
OPERATING TAXES
  Federal and State income
   taxes (Note 8)...........   1,585,555    1,554,557    1,810,869     348,931
  Other operating taxes.....     760,855      835,800      779,398     247,125
                             -----------  -----------  -----------  ----------
    TOTAL OPERATING TAXES...   2,346,410    2,390,357    2,590,267     596,056
                             -----------  -----------  -----------  ----------
NET OPERATING INCOME........   6,009,809    5,779,464    7,367,350   1,756,955
                             -----------  -----------  -----------  ----------
OTHER INCOME AND (EXPENSE)
  Other income..............         --       441,313          --          --
  Interest and dividend
   income...................   2,236,545    9,742,423    1,416,426     131,888
  Miscellaneous income
   (loss)...................      22,529      (33,441)     (54,423)    418,352
  Life insurance on lives of
   officers.................     320,983      155,187      (18,289)     91,381
  Life insurance proceeds
   (Note 17)................         --           --     3,601,313         --
  Miscellaneous income
   charges..................    (230,109)    (146,823)    (250,143)    (66,409)
  Federal and State income
   taxes--non-operating
   (Note 8).................    (541,152)  (3,240,273)    (633,355)   (220,057)
  Other non-operating
   taxes....................         (45)         --           --          --
                             -----------  -----------  -----------  ----------
    TOTAL OTHER INCOME AND
     EXPENSE................   1,808,751    6,918,386    4,061,529     355,155
                             -----------  -----------  -----------  ----------
INCOME BEFORE INTEREST......   7,818,560   12,697,850   11,428,879   2,112,110
                             -----------  -----------  -----------  ----------
INTEREST
  Interest on long-term
   debt.....................   3,417,344    3,936,445    3,987,214   1,040,500
  Other interest
   deductions...............      22,194       25,439       33,714       4,956
                             -----------  -----------  -----------  ----------
    TOTAL INTEREST..........   3,439,538    3,961,884    4,020,928   1,045,456
                             -----------  -----------  -----------  ----------
NET INCOME..................   4,379,022    8,735,966    7,407,951   1,066,654
                             -----------  -----------  -----------  ----------
OTHER COMPREHENSIVE INCOME
 BEFORE TAX
  Unrealized holding gains
   arising during period....   4,744,826      421,572      220,907     (66,450)
  Minimum pension liability
   adjustment...............         --           --    (4,125,089)        --
                             -----------  -----------  -----------  ----------
    TOTAL OTHER
     COMPREHENSIVE INCOME
     BEFORE TAX.............   4,744,826      421,572   (3,904,182)    (66,450)
                             -----------  -----------  -----------  ----------
  Income tax expense related
   to items of other
   comprehensive income.....  (1,897,930)    (168,628)   1,561,673     (25,075)
                             -----------  -----------  -----------  ----------
OTHER COMPREHENSIVE INCOME,
 NET OF TAX.................   2,846,896      252,944   (2,342,509)    (41,375)
                             -----------  -----------  -----------  ----------
COMPREHENSIVE INCOME........ $ 7,225,918  $ 8,988,910  $ 5,065,442  $1,025,279
                             ===========  ===========  ===========  ==========

   The accompanying notes are an integral part of these financial statements.

                    COASTAL UTILITIES, INC. AND SUBSIDIARY
                                  GEORGIA 543
                              Hinesville, Georgia
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                            Preferred Stock      Common Stock       Additional     Accumulated Other   Retained Earnings
                          Series A  Series B  Class A   Class B   Paid In Capital Comprehensive Income    Unreserved
                          -------- ---------- -------- ---------- --------------- -------------------- -----------------
December 31, 1996.......  $440,500 $1,057,200 $528,600 $2,220,120  $ (2,583,637)      $ 1,487,238         $27,329,602
Prior period adjustment
(Note 13)...............       --         --       --         --            --                --              746,422
Net income--1997........       --         --       --         --            --                --            4,379,022
Unrealized holdings
Gain(Loss) (Note 2).....       --         --       --         --            --          1,359,658                 --
Dividend declared
 Common stock ($2.31 per
 share), net of Treasury
 stock..................       --         --       --         --            --                --             (512,375)
 Preferred stock ($8 per
 share), net of Treasury
 stock..................       --         --       --         --            --                --              (27,240)
 Preferred stock ($12
 per share), net of
 Treasury stock.........       --         --       --         --            --                --              (98,064)
 Purchase of Treasury
 Stock..................       --         --       --         --     (2,583,637)              --                  --
                          -------- ---------- -------- ----------  ------------       -----------         -----------
December 31, 1997.......  $440,500 $1,057,200 $528,600 $2,220,120  $ (5,167,274)      $ 2,846,896         $31,817,367
Prior period adjustment
(Note 13)...............       --         --       --         --            --                --              290,920
Net income--1998........       --         --       --         --            --                --            8,735,966
Unrealized holdings
Gain(Loss) (Note 2).....       --         --       --         --            --         (2,593,952)                --
Dividend declared
 Common stock ($2.97 per
 share), net of Treasury
 stock..................       --         --       --         --            --                --             (652,360)
 Preferred stock ($8 per
 share), net of Treasury
 stock..................       --         --       --         --            --                --              (27,240)
 Preferred stock ($12
 per share), net of
 Treasury stock.........       --         --       --         --            --                --              (98,064)
Purchase of Treasury
Stock...................       --         --       --         --    (31,000,001)              --                  --
                          -------- ---------- -------- ----------  ------------       -----------         -----------
December 31, 1998.......  $440,500 $1,057,200 $528,600 $2,220,120  $(36,167,275)      $   252,944         $40,066,589
Prior period adjustment
(Note 13)...............       --         --       --         --            --                --             (178,772)
Net income -1999........       --         --       --         --            --                --            7,407,951
Unrealized holdings
Gain(Loss) (Note 2).....       --         --       --         --            --           (120,400)                --
Dividend declared
 Common stock ($2.20 per
 share), net of Treasury
 stock..................       --         --       --         --            --                --             (241,494)
 Preferred stock ($8 per
 share), net of Treasury
 stock..................       --         --       --         --            --                --              (13,632)
 Preferred stock ($12
 per share), net of
 Treasury stock.........       --         --       --         --            --                --              (49,033)
Minimum Pension
Liability Adjustment....       --         --       --         --            --         (2,475,053)                --
                          -------- ---------- -------- ----------  ------------       -----------         -----------
December 31, 1999.......  $440,500 $1,057,200 $528,600 $2,220,120  $(36,167,275)      $(2,342,509)        $46,991,609
Net income--March 30,
2000 (unaudited)........       --         --       --         --            --                --            1,066,654
Unrealized holdings Gain
(Loss)--(unaudited).....       --         --       --         --            --            (41,375)                --
Dividend declared--
unaudited...............       --         --       --         --            --                --                  --
 Common stock ($2.20 per
 share), net of Treasury
 stock--(unaudited).....       --         --       --         --            --                --                  --
 Preferred stock ($8 per
 share), net of Treasury
 stock--(unaudited).....       --         --       --         --            --                --                  --
 Preferred stock ($12
 per share), net of
 Treasury stock--
 (unaudited)............       --         --       --         --            --                --                  --
Minimum Pension
Liability Adjustment--
(unaudited).............       --         --       --         --            --                --                  --
                          -------- ---------- -------- ----------  ------------       -----------         -----------
March 30, 2000--
(unaudited).............  $440,500 $1,057,200 $528,600 $2,220,120  $(36,167,275)      $(2,383,884)        $48,058,263
                          ======== ========== ======== ==========  ============       ===========         ===========

  The accompanying notes are an integral part of these financial statements.

                     COASTAL UTILITIES, INC. AND SUBSIDIARY
                                  GEORGIA 543
                              Hinesville, Georgia

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                       December 31,                 March 30,
                            -------------------------------------  -----------
                               1997         1998         1999         2000
                            -----------  -----------  -----------  -----------
                                                                   (unaudited)
CASH FLOWS FROM (USED FOR)
 OPERATING ACTIVITIES
  Net income............... $ 4,379,022  $ 8,735,966  $ 7,407,951  $1,066,654
  Adjustments to reconcile
   net income to net cash
   provided by operating
   activities
  Depreciation and
   amortization............   5,759,980    5,998,675    6,083,680   1,397,080
  Provision for losses on
   due from customers and
   agents..................      27,610       83,074       59,507      51,332
  Prior period adjustment..     746,422      290,920     (178,772)        --
  Additional pension
   liability...............         --           --    (2,475,053)        --
  Increase (decrease) in
   unamortized investment
   credit..................    (121,135)    (101,101)     (43,151)     (7,141)
  Deferred income taxes....   1,819,360   (2,025,680)    (656,433)   (157,859)
  Deferred compensation
   retirement benefit......     (31,298)    (436,618)     556,005     546,738
  (Increase) decrease in
   prepaid pension.........  (1,470,861)    (261,584)    (430,039)        --
  Increase (decrease) in
   deferred credit
   pension.................         --           --     4,125,089  (1,962,606)
  (Increase) decrease in:
    Due from customers and
     agents................     (38,392)    (257,879)    (351,131)    310,777
    Interest receivable....      10,466       19,463          --          --
    Due from other
     carriers..............      68,071     (144,513)    (619,555)    195,496
    Other receivables......    (230,437)      41,950     (218,114)    292,474
    Materials and
     supplies..............      20,777      170,180       21,908     (21,123)
    Claims for income tax
     refunds...............    (671,005)         --    (3,605,940)     66,236
    Prepaid expenses.......      24,416      (14,357)     245,518      12,364
  Increase (decrease) in:
    Accounts payable.......     259,079     (389,803)     (18,855)   (190,030)
    Customers' deposits....      (1,521)      20,909       25,368      11,680
    Other current
     liabilities...........     126,699       88,817      (88,063)   (249,575)
    Taxes other than taxes
     on income.............    (144,321)      74,630      (74,875)    239,061
    Income taxes payable...    (495,398)   3,828,132       (3,562)        --
    Unmatured interest.....        (592)     (87,396)     704,314     (45,969)
                            -----------  -----------  -----------  ----------
      NET CASH FROM (USED
       FOR) OPERATING
       ACTIVITIES..........  10,036,942   15,633,785   10,465,797   1,555,589
                            -----------  -----------  -----------  ----------
CASH FLOWS FROM (USED FOR)
 INVESTING ACTIVITIES
  Extension and replacement
   of plant................  (5,555,958)  (6,933,916)  (7,034,120)   (989,129)
  Purchase of nonoperating
   plant...................         --      (176,145)       2,170         --
  Proceeds from disposal of
   plant...................     340,277      337,465      490,540         --
  (Increase) in other
   investments.............  (1,318,104)  (1,093,400)   2,986,071    (205,140)
  Decrease in deferred
   charges.................     152,217      832,127      420,077     (49,994)
  Leases receivable........      77,584       25,068      (21,017)     14,938
  Purchase of investments..    (434,117)    (474,161)  (6,274,480)        --
  OID-USTN Holdings........     (35,598)         --           --          --
  (Increase) Decrease in
   temporary investments...    (596,109)  18,621,148   (4,396,211)  5,575,548
  Sale of World Access
   Stock...................     150,000      210,000          --          --
  Increase (decrease) in
   unrealized holdings.....   1,359,658   (2,593,952)    (120,400)    (41,375)
                            -----------  -----------  -----------  ----------
      NET CASH FROM (USED
       FOR) INVESTING
       ACTIVITIES..........  (5,860,150)   8,754,234  (13,947,370)  4,304,848
                            -----------  -----------  -----------  ----------

   The accompanying notes are an integral part of these financial statements.

                     COASTAL UTILITIES, INC. AND SUBSIDIARY
                                  GEORGIA 543
                              Hinesville, Georgia

                CONSOLIDATED STATEMENTS OF CASH FLOWS--CONTINUED

                                         December 31,                March 30,
                               -----------------------------------  -----------
                                  1997        1998         1999        2000
                               ----------  -----------  ----------  -----------
                                                                    (Unaudited)
CASH FLOWS FROM (USED FOR)
 FINANCING ACTIVITIES
  Advances to GA PCS Mgt,
   LLC........................        --           --    1,174,200    (396,175)
  Advances to US Carrier......        --           --      801,359         --
  Advances from RUS...........  2,137,000          --          --          --
  Advance from RTFC...........        --    57,543,843   5,000,000         --
  Advance from NationsBank of
   GA.........................        --           --          --          --
  Pay off of Long-term debt to
   RUS........................ (1,297,724) (25,856,228)        --          --
  Pay off of Long-term debt to
   RTB........................   (675,159) (24,138,339)        --          --
  Repayment of debt to RTFC...        --           --   (1,454,376)   (544,068)
  Repayment of debt to
   NationsBank of GA.......... (1,216,667)    (216,667)   (216,667)   (162,500)
  Cash dividends paid to
   stockholders...............   (637,679)    (777,664)   (304,159)        --
  Increase (decrease) in
   deferred revenue from
   leases.....................    (20,313)      (4,516)      3,904      (3,981)
  Increase (decrease) in
   deferred interest from
   leases.....................    (18,202)     (11,867)      9,606      (3,301)
  Increase (decrease) in
   deferred credits...........     26,346      (14,076)    (83,541)      1,017
  (Increase) decrease in
   treasury stock............. (2,583,638) (31,000,001)        --          --
                               ----------  -----------  ----------  ----------
      NET CASH FROM (USED FOR)
       FINANCING ACTIVITIES... (4,286,036) (24,475,515)  4,930,326  (1,109,008)
                               ----------  -----------  ----------  ----------
NET INCREASE (DECREASE) IN
 CASH AND CASH EQUIVALENTS....   (109,244)     (87,496)  1,448,753   4,751,429
CASH AND CASH EQUIVALENTS AT
 BEGINNING OF YEAR............  1,877,876    1,768,632   1,681,136   3,129,889
                               ----------  -----------  ----------  ----------
CASH AND CASH EQUIVALENTS AT
 END OF YEAR.................. $1,768,632  $ 1,681,136  $3,129,889  $7,881,318
                               ==========  ===========  ==========  ==========


   The accompanying notes are an integral part of these financial statements.

                     COASTAL UTILITIES, INC. AND SUBSIDIARY
                                  GEORGIA 543
                              Hinesville, Georgia

                   Notes to Consolidated Financial Statements
                       December 31, 1999, 1998, and 1997

Note 1--Significant Accounting Policies

A. Nature of operations

   The Company is a telephone utility (local exchange carrier) which provides a variety of telecommunications services within an area designated by the Georgia Public Service Commission (GPSC). This area includes all of Liberty County, a portion of Long County, a portion of Bryan County which includes Richmond Hill and Keller, and all of the Fort Stewart Military Reservation. The Company, through its wholly owned subsidiary, Coastal Long Distance Services, Inc., offers long distance and Internet access services to its subscribers within the above defined areas. The Company constructs the plant necessary to provide telecommunication services to consumers.

B. Accounting procedures

   The Company follows the accrual basis of accounting as provided by the Federal Communications Commission Rules and Regulations for Class A Telephone Companies.

C. Inventories

   The Company records inventory of materials and supplies, telephone store and business systems at average cost.

                                                       1997     1998     1999
                                                     -------- -------- --------
      Material and supplies
        Telephone operations--at average cost....... $475,030 $339,486 $323,980
        Phone store--Hinesville--at cost............   47,680   61,715   43,088
        Business systems--at average cost...........  341,877  293,206  305,432
                                                     -------- -------- --------
                                                     $864,587 $694,407 $672,500
                                                     ======== ======== ========

D. Allowance for doubtful accounts

   The Company uses the reserve method in accounting for doubtful accounts. The allowance is based on prior years' experience.

E. Depreciation

   The Company provides for depreciation on the straight-line basis using class rates applied to depreciable property. The percentages of annual provisions for depreciation to the average balances of depreciable property were 8% in 1999, 1998 and in 1997.

F. Revenue

   The Company recognizes revenue when earned. The structure of the Company's revenue is as follows:

   1. Local service revenues are generated from the provision of local exchange and local private line revenues.

                     COASTAL UTILITIES, INC. AND SUBSIDIARY
                                  GEORGIA 543
                              Hinesville, Georgia

             Notes to Consolidated Financial Statements (continued)
                        December 31, 1999, 1998 and 1997


   2. Network access revenues are received from interexchange carriers that use the local network. These revenues are also received from Southern Bell on the intrastate intralata jurisdiction under the primary carrier concept. These revenues are in the form of switched access and special access revenues.

   3. Operator services revenue is produced by a contractual agreement between the Company, Coastal Long Distance Services, Inc. on the inter/intralata jurisdiction and Southern Bell on the intralata jurisdiction.

   4. Billing and collection revenues are produced by agreements with Illuminet, Independent NECA Services, Southern Bell and Coastal Long Distance Services, Inc. (a wholly owned subsidiary of the Company). The Company uses Independent NECA Services to administer AT&T and Sprint billing and collections. The Company uses Illuminet to administer MCI and various other carriers' casual billing.

   5. Other miscellaneous income consists of regulated and deregulated revenue items such as lease and sale of customer premise equipment, directory advertising and public telephone revenues.

   6. Coastal Long Distance Services, Inc. (a wholly owned subsidiary of the Company) generates revenue from toll and Internet access services provided to its subscribers.

   Certain revenues derived from local services are billed monthly in advance and are recognized the month when the services are provided. Revenues derived from other telecommunications services which include network access, operator services, and toll services are recognized monthly as services are provided. Allowances for uncollectible billed services are adjusted monthly. Directory advertising and other miscellaneous revenues are recognized monthly as earned.

G. Cash Equivalents

   For purposes of the Statement of Cash Flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

H. Telephone Plant

   The investment in Telephone Plant is stated at original cost. For plant dedicated to providing regulated telecommunications services, depreciation is based on the remaining life method of depreciation and straight-line composite rates determined on the basis of equal life groups of certain categories of telephone plant acquired in a given year. When depreciable telephone plant is disposed of, the original cost less net salvage value is charged to accumulated depreciation. The cost of other property, plant and equipment is depreciated using either straight-line or accelerated methods over the estimated useful lives of the assets. Gains or losses on disposal of other depreciable property, plant and equipment are recognized in the year of disposition as an element of Other Income, net.

I. Principles of Consolidation

   The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, after elimination of all significant intercompany balances and transactions.

                     COASTAL UTILITIES, INC. AND SUBSIDIARY
                                  GEORGIA 543
                              Hinesville, Georgia

             Notes to Consolidated Financial Statements (continued)
                        December 31, 1999, 1998 and 1997

J. Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

K. Unaudited Interim Consolidated Financial Statements

   In the opinion of the Company's management, the consolidated balance sheet as of March 30, 2000, the consolidated statements of earnings and cash flows for the three months ended March 30, 2000 and the consolidated statement of stockholders' equity for the three months ended March 30, 2000 contain all of the adjustments (consisting of only normal recurring adjustments) necessary to present fairly the information set forth therein. The results of operations for the three months ended March 30, 2000 are not necessarily indicative of the results for any other period.

Note 2--Investments

A. Temporary Investments

   Temporary investments are composed of cash and highly liquid securities invested with NationsBank of Georgia and SunTrust Bank. These accounts are available-for-sale and are reported at the aggregate fair value. The gross unrealized holding gain (loss) for 1999, 1998 and 1997 are $220,907, ($4,323,253) and $2,266,096, respectively.

                                                        December 31,
                                              ---------------------------------
                                                 1997        1998       1999
                                              ----------- ---------- ----------
      NationsBank of Georgia................. $19,838,235 $      --  $      --
      SunTrust Bank..........................   3,533,971  3,789,002  3,724,677
      Barnett Bank...........................     300,000        --         --
      Coastal Bank...........................      43,627     29,366     49,123
      Heritage Bank..........................     125,131  1,100,075  4,642,124
      Bryan Bank & Trust.....................     261,939    556,952  1,441,290
      First Citizens Bank....................       3,853     10,213     24,606
                                              ----------- ---------- ----------
        Total Temporary Investment........... $24,106,756 $5,485,608 $9,881,820
                                              =========== ========== ==========

                     COASTAL UTILITIES, INC. AND SUBSIDIARY
                                  GEORGIA 543
                              Hinesville, Georgia

             Notes to Consolidated Financial Statements (continued)
                        December 31, 1999, 1998 and 1997


B. Other Investments

   Other investments at December 31, 1999, 1998 and 1997 were as follows:

                                                   December 31,
                                        -------------------------------------
                                           1997         1998         1999
                                        -----------  -----------  -----------
Rural Telephone Bank--Class B Stock.... $ 1,466,120  $ 1,466,878  $       --
Rural Telephone Bank--Class C Stock....       5,000        5,000    1,471,878
Cash Value of Life Ins. Policies on
 officers..............................  12,144,457   13,262,759    9,088,535
Less Loans related to Insurance
 Policies..............................  (1,514,958)  (1,539,860)    (351,707)
Rural Telephone Finance Cooperative
 Patronage Capital.....................      37,347       37,347       37,347
Rural Telephone Finance Coop (SCC's)...         --           --     3,146,651
Communications Satellite Stock, at
 cost, 2000 shares of common stock.....       2,000        2,000        2,000
Coastal Electronics Stock, at cost,
 1000 shares of common stock...........       1,000        1,000        1,000
Illuminet, Inc., at cost, 117,934
 shares of Class A common stock........     939,282      939,447      939,242
Savannah Independent PCS Group, at
 cost..................................     622,380      734,080          --
Georgia PCS Management, LLC, at cost,
 15.0571% of Ownership.................     350,465      635,260    3,070,960
Restor Industries (World Access).......     210,000          --           --
US Carrier Telecom, LLC, at cost,
 7.642% of Ownership...................      15,435       92,178    1,518,593
                                        -----------  -----------  -----------
Total Other Investments................ $14,278,528  $15,636,089  $18,924,499
                                        ===========  ===========  ===========

   The investment in Rural Telephone Bank (RTB) Stock includes a stock dividend of $6,420,261. In the years before 1977, these dividends were treated as income. For the years 1977 through 1999, the dividends were offset by a valuation account. As of February 16, 1999, the Company requested that RTB Class B stock be converted into RTB Class C stock. As of December 31, 1999, the Company has 1,187,477 shares of Class B stock with par value $1 per share and 15,028 shares of Class C stock with a par value of $1,000 per share.

   This results in the RTB investment being shown on the Company's books as follows:

      RTB investment (including stock dividends).................. $ 16,215,477
        Contra RTB investment.....................................  (14,743,599)
                                                                   ------------
          Total RTB investment.................................... $  1,471,878
                                                                   ============

   The Company owns 117,934 shares of Illuminet Class A Stock. The stock is currently in a "lock up" period for 180 days from the date of the initial public offering (IPO). At the end of the lock up period, April 5, 2000, all Class A Common Stock will automatically convert 4 to 1 into publicly tradable shares of common stock. At such date, the Company will hold 471,736 shares of Illuminet common stock.

                     COASTAL UTILITIES, INC. AND SUBSIDIARY
                                  GEORGIA 543
                              Hinesville, Georgia

             Notes to Consolidated Financial Statements (continued)
                        December 31, 1999, 1998 and 1997

   During 1995, the Company adopted SFAS 115, Accounting for Certain Investments in Debt and Equity Securities. All securities held by the Company are classified as available-for-sale. These securities are reported at the aggregate fair value. There are no gross unrealized holding gains (losses) for 1999, 1998 and 1997. Cost approximates aggregate fair value.

Note 3--Long-Term Debt

   Long-term debt at December 31, 1999, 1998 and 1997, was as follows:

                                                   December 31,
                                        -------------------------------------
                                           1997         1998         1999
                                        -----------  -----------  -----------
Mortgage notes payable, due in
 installments
  Rural Utilities Service
    2% payable to 2005................. $   785,153  $       --   $       --
    5% payable to 2013.................  25,071,074          --           --
  Rural Telephone Bank
    6 1/2% payable to 2012.............   6,221,688          --           --
    7 1/2% payable to 2011.............   3,480,661          --           --
    8% payable to 2007.................   2,605,037          --           --
    9% payable to 2021.................  11,830,953          --           --
  NationsBank of Georgia
    8.05% payable to 2000..............     595,834      379,167      162,500
Mortgage notes payable, due in
 installments
  Rural Telephone Finance Capital
    Patronage Capital--A01.............         --    57,543,843   46,016,372
    Patronage Capital--A02.............         --           --     4,947,997
    Patronage Capital--A03.............         --           --    10,125,098
  Capital Requirements
    Georgia PCS Management, LLC........
    Equity Subscription Agreement......         --           --     1,174,200
    US Carrier Telecom, LLC............         --           --       801,359
Less current portions..................  (2,334,191)  (2,522,591)  (3,779,186)
                                        -----------  -----------  -----------
                                        $48,256,209  $55,400,419  $59,448,340
                                        ===========  ===========  ===========

   Principal retirements on the above debt for the next five years will be approximately:

      Year Ended
      ----------
      2000.......................................................... $ 3,779,186
      2001..........................................................   2,959,056
      2002..........................................................   2,672,016
      2003..........................................................   3,299,591
      2004..........................................................   3,512,428
                                                                     -----------
                                                                     $16,222,277
                                                                     ===========

                     COASTAL UTILITIES, INC. AND SUBSIDIARY
                                  GEORGIA 543
                              Hinesville, Georgia

             Notes to Consolidated Financial Statements (continued)
                        December 31, 1999, 1998 and 1997


   All assets of the Company are pledged as security for long-term debt to RTFC.


   During 1998, the Company paid off all debt to the Rural Electrification Administration (REA) and also to the Rural Telephone Bank (RTB). This was accomplished by obtaining 3 notes and a secured revolving line of credit from the Rural Telephone Cooperative (RTFC) in the total amount of $80,000,000. The detail of these borrowing is as follows:

      GA 543-A-01................................................... $46,500,000
      GA 543-A-02...................................................   5,000,000
      GA 543-A-03...................................................  20,500,000
      Line of Credit................................................   8,000,000
                                                                     -----------
                                                                     $80,000,000
                                                                     ===========

   The three notes are payable in quarterly installments based upon level debt service (no principal deferral) for the GA 543-A-01 and GA 543-A-02 loans and level debt service with principal payments deferred for a period of three years for the GA 543-A-03 loan. The secured revolving line of credit is also payable quarterly.

   The interest rate is equal to Prevailing Bank Prime Rate plus one and one-half percent per annum or such lesser total rate per annum as may be fixed by the Lender (RTFC) from time to time. Prevailing Bank Prime Rate is defined as that bank prime rate published in the "Money Rates" column of any edition of The Wall Street Journal which the Lender (RTFC) determines in its discretion to be the representative bank prime rate on the day preceding the day on which an adjustment in the interest rate hereof shall become effective. Coastal Utilities, Inc has currently drawn down $61,089,467.

   The Company shall also purchase Subordinate Capital Certificates (SCC's) in the aggregate and shall not exceed the following amounts:

      GA 543-A-01.................................................... $2,325,000
      GA 543-A-02....................................................    250,000
      GA 543-A-03....................................................  1,025,000
                                                                      ----------
                                                                      $3,600,000
                                                                      ==========

   Unless otherwise requested in writing by the Company prior to the initial Advance and approved by the Lender, the Borrower agrees to purchase SCC's either with:

   1. each Advance in the amount of 5% of each such Advance, and each such SCC shall be paid for with proceeds of such Advance or

   2. by making payments with Company's own funds in 20 equal quarterly installments, commencing with the first full quarter following the initial Advance. The SCCs shall bear no interest and shall mature in accordance with the terms there of.

                     COASTAL UTILITIES, INC. AND SUBSIDIARY
                                  GEORGIA 543
                              Hinesville, Georgia

             Notes to Consolidated Financial Statements (continued)
                        December 31, 1999, 1998 and 1997


   RTFC requires that the Company will not, in any one calendar year, without the prior approval in writing of the lender (1) declare or pay any dividends or make any other distributions to its stockholders with respect to its capital stock; (ii) purchase or redeem or retire any of its capital stock; or (iii) pay any management fees or if already paying a management fee, pay an increase in management fees unless with respect to any of the foregoing (after giving effect to such transaction) (1) (a) the Company maintains a Current Ratio of not less than 1.25; and (b) the Company meets the Minimum Net Worth Test or (2)
(a) the Company maintains a Current Ratio of not less than 1.25; (b) the Company maintains a minimum Net Worth to total assets of not less than twenty-five percent (25%) and (c) the payment of such dividend, the making of such distribution, or the purchase, redemption or retirement of such stock, individually or in the aggregate does not exceed twenty-five percent (25%) of the prior year-end Cash Margins in any one fiscal year or (3) for the payment of dividends up to $500,000 in any fiscal year, the Company maintains a Current Ratio of not less than 1.25. In no event may the Company make any such distribution or payment when there is unpaid any due installment of principal and/or interest or if the Company is otherwise in material default of any provision of this agreement or would be in material default hereunder as a result of such distribution or payment.

Note 4--Concentration of Credit Risk

   The Company provides telecommunications service to customers within its prescribed area. Management reviews past due accounts on a monthly basis and requires deposits on account based on credit evaluation. Credit losses have been within management's expectations.

   The Company has deposits of $8,996,247 exceeding the amounts insured by the FDIC at 3 financial institutions. The Company has deposits of $282,934 which are insured by the FDIC.

Note 5--Pension Plan

   Coastal Utilities, Inc. has a defined benefit pension plan covering substantially all of its employees. The benefits are based on years of service and the employee's compensation for the five highest consecutive calendar years of earnings. The Company's funding policy is to contribute annually the amount needed to satisfy the minimum funding standards in ERISA.

                     COASTAL UTILITIES, INC. AND SUBSIDIARY
                                  GEORGIA 543
                              Hinesville, Georgia

             Notes to Consolidated Financial Statements (continued)
                        December 31, 1999, 1998 and 1997

   The following table sets forth the plan's funded status and amounts recognized in the Company's statement of financial position at December 31, 1999.

                                                                     1999
                                                                 ------------
      Actuarial present value of benefit obligations:
        Accumulated benefit obligation, including vested
         benefits of $7,494,814 in 1999 ........................ $  8,015,499
        Plan assets at fair value...............................    6,052,893
                                                                 ------------
        Unfunded accumulated benefits........................... $  1,962,606
                                                                 ============
        Projected benefit obligation............................ $(10,480,991)
        Plan assets at fair value...............................    6,052,893
      Items not yet recognized in earnings:
        Unrecognized net obligation (net asset) at January 1,
         1999...................................................          --
        Unrecognized prior service cost.........................          --
        Unrecognized net (gain) loss............................    6,590,581
                                                                 ------------
        (Accrued)/prepaid pension cost.......................... $  2,162,483
                                                                 ============

   Weighted-average assumptions used as December 31, 1999 as follows:

        Plan discount rates--pre-retirement............................... 7.50%
        Plan discount rates--post-retirement.............................. 6.50%
        Rates of increase in future compensation levels................... 3.00%
        Expected long-term rates of return assets......................... 8.00%

                     COASTAL UTILITIES, INC. AND SUBSIDIARY
                                  GEORGIA 543
                              Hinesville, Georgia

             Notes to Consolidated Financial Statements (continued)
                        December 31, 1999, 1998 and 1997


   The following table sets forth the net period pension cost for the Company in 1999:

      Service cost................................................. $   345,777
      Interest cost................................................     695,813
      Actual return on plan assets.................................     189,488
      Net amortization and deferral................................     347,058
      Net asset gain (loss) during the period deferred for later
       recognition.................................................    (707,178)
                                                                    -----------
          Net periodic pension cost (benefit)...................... $   870,958
                                                                    ===========
      Changes in Plan assets:
        Fair value of plan assets at beginning of year............. $ 6,794,744
        Actual return on plan assets, net..........................    (189,488)
        Contributions..............................................   1,300,997
        Distributions..............................................  (1,853,360)
                                                                    -----------
      Fair value of plan assets at end of year..................... $ 6,052,893
                                                                    ===========
      Change in benefit obligations:
        Net benefit obligation at beginning of year................ $ 7,506,050
        Actuarial Restatement......................................   2,187,024
        Service cost...............................................     345,777
        Interest cost..............................................     695,813
        Gross benefits cost........................................  (1,853,360)
        Actuarial gain (loss)......................................   1,599,687
                                                                    -----------
          Net benefit obligation at end of year.................... $10,480,991
                                                                    ===========

   During 1992, the Company elected to change the pension plan year to a calendar year. Previously, the pension plan was on a fiscal year ending September 30. The plan was amended and restated on October 20, 1994. The restated plan was effective as of October 1, 1989, and such Plan fully reflects the provisions of the 1986 Tax Reform Act and subsequent rules and regulations.

   The Company provides a Salary Reduction Plan for eligible employees. Employer and employee contributions are discretionary. Employee contributions are not to exceed in total 16% of the total compensation earned by plan participants for the year. Employer contributions are not to exceed 50% of each participant's contribution up to a contribution of 6% of compensation. These limitations are further restricted in that they shall not exceed the annual deductible limit for contributions to a qualified profit-sharing plan as set forth in Section 404(a)(3) of the Internal Revenue Code as limited by Section 404(j) of the Internal Revenue Code.

   During 1999, 1998 and 1997, the Company provided for $170,489, $142,264 and $136,592 in contributions, respectively. The Salary Reduction Plan is tax exempt under Section 401(k) of the Internal Revenue Code.

                     COASTAL UTILITIES, INC. AND SUBSIDIARY
                                  GEORGIA 543
                              Hinesville, Georgia

             Notes to Consolidated Financial Statements (continued)
                        December 31, 1999, 1998 and 1997


Note 6--Earnings Per Share

   Earnings per common share are computed on total shares of common stock outstanding at the end of the year, after giving effect to dividends on preferred stock.

   The Series A preferred stock issue was effective December 31, 1974, and the Series B preferred stock issue was effective August 7, 1985 and quarterly dividends are cumulative from that date.

                                                         December 31,
                                               --------------------------------
                                                  1997       1998       1999
                                               ---------- ---------- ----------
NET INCOME.................................... $4,379,022 $8,735,966 $7,407,951
Less dividend on preferred stock
  4,405 shares at $8, net of treasury stock...     27,240     27,240     13,632
  10,572 shares at $12, net of treasury
   stock......................................     98,064     98,064     49,032
                                               ---------- ---------- ----------
AVAILABLE FOR COMMON STOCK.................... $4,253,718 $8,610,662 $7,345,287
                                               ========== ========== ==========
Earnings per share............................ $    19.38 $    39.22 $    66.92
                                               ========== ========== ==========

Note 7--Deferred Credits

   Deferred credits at December 31, 1999, 1998 and 1997, were as follows:

                                                         December 31,
                                               --------------------------------
                                                  1997       1998       1999
                                               ---------- ---------- ----------
Unamortized investment credits................ $  312,981 $  211,880 $  168,729
Other deferred credits........................    132,430    118,353     34,812
Deferred compensation retirement benefit......  1,952,520  1,515,902  2,071,906
                                               ---------- ---------- ----------
                                               $2,397,931 $1,846,135 $2,275,447
                                               ========== ========== ==========

   The items that give rise to unamortized investment credits and deferred income taxes are more fully explained in Note 8.

Note 8--Income Taxes

   At December 31, 1994, the Company had net investment tax credit carry forwards for income tax purposes of approximately $582,220, which expire in years 1996 through 2003. These carry forwards resulted from prior year acquisitions.

   The net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes are reflected in deferred income taxes. For 1998 income tax reporting, an Alternative Minimum Tax Credit of $34,357 was indefinitely available to reduce future regular taxes. For financial statement reporting, the credit was recognized as a deferred tax asset. The Alternative Minimum Tax Credit was used in 1998 to offset the Company's income tax liability. The deferred tax asset has been reversed.

                     COASTAL UTILITIES, INC. AND SUBSIDIARY
                                  GEORGIA 543
                              Hinesville, Georgia

             Notes to Consolidated Financial Statements (continued)
                        December 31, 1999, 1998 and 1997


   Significant components of the Company's deferred tax assets and liabilities as of December 31, 1999, 1998 and 1997 are as follows:

                                                          December 31,
                                                --------------------------------
                                                   1997       1998       1999
                                                ---------- ---------- ----------
Deferred tax assets:
  Minimum pension liability.................... $      --  $      --  $1,650,036
  Deferred compensation-retirement benefit.....    297,676    415,433    628,850
  Post retirement benefits.....................     28,209        --         --
  Bad debt allowances..........................    283,811    315,397    334,976
  Alternative minimum tax......................        --         --         --
  Other........................................    104,437    107,714    183,365
                                                ---------- ---------- ----------
    Total deferred tax assets..................    714,133    838,544  2,797,227
Deferred tax liabilities:
  Accelerated tax depreciation.................  2,017,699  1,741,098  1,777,250
  Other........................................  2,486,274    861,605  2,127,703
                                                ---------- ---------- ----------
    Total deferred liabilities.................  4,503,973  2,602,703  3,904,953
                                                ---------- ---------- ----------
    Net deferred tax liabilities............... $3,789,840 $1,764,159 $1,107,726
                                                ========== ========== ==========

   Significant components of the provision for income taxes attributable to continuing operations are as follows:

                                  1997        1998        1999
                               ----------  ----------  ----------
Current:
  Operating
    Federal--regular tax...... $1,360,345  $1,139,838  $  825,786
    State.....................    252,839     204,205     133,139
  Non-Operating
    Federal--regular tax......    746,043   2,755,956     538,357
    Federal--alternative
     minimum tax..............        --          --          --
    State.....................    131,645     484,316      94,998
                               ----------  ----------  ----------
      Total current........... $2,490,872  $4,584,315  $1,592,280
                               ==========  ==========  ==========
Deferred:
  Operating
    Federal--regular tax...... $ (200,939) $  264,872  $  750,141
    State.....................    (42,093)     46,742     144,954
    Amortization of investment
     tax credits..............   (121,135)   (101,101)    (43,151)
  Non-Operating
    Federal--regular tax......        --          --          --
    Federal--alternative
     minimum tax..............        --          --          --
    State.....................        --          --          --
                               ----------  ----------  ----------
      Total deferred.......... $ (364,167) $  210,513  $  851,944
                               ==========  ==========  ==========

                     COASTAL UTILITIES, INC. AND SUBSIDIARY
                                  GEORGIA 543
                              Hinesville, Georgia

             Notes to Consolidated Financial Statements (continued)
                        December 31, 1999, 1998 and 1997


   The reconciliation of income tax attributable to continuing operations computed at the federal statutory tax rate to the Company's effective income tax expense is:

                                                      December 31,
                                            ----------------------------------
                                               1997        1998        1999
                                            ----------  ----------  ----------
Tax at federal statutory rate.............. $1,840,016  $3,919,772  $1,452,741
State and local income taxes, net of
 federal benefit...........................    330,472     692,753     256,348
Other, net.................................   (320,384)   (401,012)    116,809
                                            ----------  ----------  ----------
                                            $1,850,104  $4,211,513  $1,825,898
                                            ==========  ==========  ==========

Note 9--Stockholders' Equity

     The certificate of incorporation of Coastal Utilities, Inc. authorizes issuance of stock as follows:

                                      Authorized      Outstanding      Par Value
                                      ---------- --------------------- ---------
                                                 Stockholders Treasury
                                                 ------------ --------
Preferred Stock
  Series A...........................   50,000       1,704      2,701    $100
  Series B...........................                4,086      6,486    $100
Common Stock
  Class A............................  300,000      21,111     31,749    $ 10
  Class B............................  900,000      88,659    133,353    $ 10

   Dividends on Series A preferred stock at the rate of $8 per share per annum and on Series B preferred stock at the rate of $12 per share per annum are cumulative and preferential to the payment of dividends on Class A and Class B common stock. Preferred stock is callable at $105 per share. In the event of liquidation, the holders of preferred stock are entitled to receive $100 per share before any distributions on behalf of Class A and Class B common stock.

Note 10--Commitments and Contingencies

   The Company leases data processing equipment which is accounted for as operating leases. In addition, the Company leases business premises under operating leases from Bryant Realty, an entity owned by major stockholders. The amount of rent paid to Bryant Realty in 1999 was $599,998. The business premises leases have five to seven year terms, each with renewal options.

   The following is a schedule of minimum future rentals required under operating leases payable as of December 31, 1999.

      Year ended
      ----------
      2000.......................................................... $  742,195
      2001..........................................................    606,711
      2002..........................................................    606,711
      2003..........................................................    559,997
      2004..........................................................    559,997
                                                                     ----------
        Total Minimum Future Rentals................................ $3,075,611
                                                                     ==========

                    COASTAL UTILITIES, INC. AND SUBSIDIARY
                                  GEORGIA 543
                              Hinesville, Georgia

            Notes to Consolidated Financial Statements (continued)
                       December 31, 1999, 1998 and 1997


   The Financial Accounting Standards Board issued SFAS 107, "Disclosures about Fair Values of Financial Instruments," which requires entities to disclose the estimated current value of their financial instruments. Disclosure will be required for both assets and liabilities and for on-and off-balance sheet items.

   The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

 Cash and short term investments

   The carrying amount approximates fair value because of the short maturity of those instruments.

 Long-term investments

   The fair values of these investments are estimated based on cost approximating aggregate fair value.

 Long-term debt

   The fair value of the Corporation's long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Corporation for debt of the same remaining maturities.

   The estimated fair values of the Corporation's financial instruments are as follows:

                                  1997                    1998                    1999
                         ----------------------- ----------------------- -----------------------
                          Carrying      Fair      Carrying      Fair      Carrying      Fair
                           Amount       Value      Amount       Value      Amount       Value
                         ----------- ----------- ----------- ----------- ----------- -----------
Cash and short-term
 investments............ $25,875,388 $25,875,388 $ 7,166,744 $ 7,166,744 $13,011,708 $13,011,708
Long-term investments
 estimated fair value...  14,278,528  14,278,528  15,636,089  15,636,089  18,924,499  18,924,499
Long-term debt..........  48,256,209  48,256,209  55,400,419  55,400,419  59,448,340  59,448,340

   During 1998, Georgia Independent PCS Corporation and Savannah Independent PCS Corporation were in the process of completing an asset transfer and subsequent liquidation of 100% interest to Georgia PCS Management, LLC, a single limited liability company, which was completed as of March 26, 1999. Coastal Utilities, Inc. will hold a 15.071% interest in the combined entity, Georgia PCS Management, LLC as of December 31, 1999.

   As of September 1, 1999, the Company signed a guaranty in the amount of $3,969,752 and a related equity subscription agreement in the amount of $1,399,800 for Georgia PCS Management, LLC. This guaranty represents 15.47% of the total loan outstanding with the Rural Telephone

                     COASTAL UTILITIES, INC. AND SUBSIDIARY
                                  GEORGIA 543
                              Hinesville, Georgia

             Notes to Consolidated Financial Statements (continued)
                        December 31, 1999, 1998 and 1997

Finance Cooperative for Georgia PCS Management, LLC. The loan documents for this transaction were signed on September 1, 1999.

   The agreement provides for capital contributions to be made by the Company in the amount of $1,399,800. Of this total amount, $225,600 was contributed during 1999 and recorded as an increase subsequently as follows:

      Year Ended
      ----------
      2000........................................................... $  587,100
      2001...........................................................    587,100
                                                                      ----------
                                                                      $1,174,200
                                                                      ==========

   As of December 31, 1999, the additional $1,174,200 required by the equity subscription agreement was recorded as a current and long-term liability as indicated above and as a corresponding increase in the investment on the books of the Company.

   The Company has also signed a letter of commitment with USCarrier Telecom, LLC which provides for capital contributions for the year 2000 in the amount of $757,350. The Company has also committed to an additional contribution of $44,009 that was refused by another member.

Note 11--Capital Leases

   The Company is a lessor of business telephone systems under agreements expiring at various dates through 2003. The majority of the leases are direct-financing sales-type leases. The lessees have a bargain purchase option at the end of the lease term. The Company has accounted for the leases as capital leases. The Company's net investment in the direct-financing, sales-type leases is as follows:

                                                      1997     1998     1999
                                                    -------- -------- --------
Total minimum lease payments....................... $136,666 $111,598 $132,615
Estimated executory costs & related profit.........   34,597   30,081   33,985
                                                    -------- -------- --------
Minimum lease payments receivable..................  102,069   81,517   98,630
Unearned interest..................................   35,537   23,670   33,275
                                                    -------- -------- --------
Net investment in direct-financing, sales-type
 leases............................................ $ 66,532 $ 57,847 $ 65,355
                                                    ======== ======== ========

   Future minimum lease payments receivable under the capital lease agreements are:

      2000............................................................ $ 53,376
      2001............................................................   33,140
      2002............................................................   22,821
      2003............................................................   19,301
                                                                       --------
        Total Minimum Lease Payments Receivable....................... $128,638
                                                                       ========

                     COASTAL UTILITIES, INC. AND SUBSIDIARY
                                  GEORGIA 543
                              Hinesville, Georgia

             Notes to Consolidated Financial Statements (continued)
                        December 31, 1999, 1998 and 1997


Note 12--Supplemental Cash Flow Information

   The following supplemental information is presented in accordance with the provisions of Statement of Financial Accounting Standards No. 95 "Statement of Cash Flows:"

                                                    December 31,
                                          -----------------------------------
                                             1997        1998        1999
                                          ----------  ----------  -----------
Cash paid during the year for:
  Interest............................... $2,338,535  $4,049,280  $ 3,316,614
  Income taxes...........................  1,762,000   1,239,500    1,966,330
                                          ----------  ----------  -----------
                                          $4,100,535  $5,288,780  $ 5,282,944
                                          ==========  ==========  ===========
Schedule of Non Cash Investing and
 Financing Activities:
                                                    December 31,
                                          -----------------------------------
                                             1997        1998        1999
                                          ----------  ----------  -----------
  Deferred charges....................... $  152,217  $  832,127  $(1,742,406)
  Leases receivable......................     77,584      25,068       21,908
  Deferred revenue from leases...........    (20,313)     (4,516)       3,904
  Deferred interest from leases..........    (18,202)    (11,867)       9,606
  Deferred credits.......................     26,346      14,076      (83,541)
                                          ----------  ----------  -----------
                                          $  217,632  $  854,888  $(1,790,529)
                                          ==========  ==========  ===========

Note 13--Prior Period Adjustment

   During 1999, a correction was made to a deferred tax liability related to a prepaid pension asset. The net effect was to decrease net income by $178,772.

   During 1998, a correction was made to the income calculation for the Company. This correction was made prior to the filing of the 1997 corporate income tax return. The correction was due to a timing difference between book and tax income. The effect of the correction was to increase net income by $112,148. A correction was also made to a deferred tax liability related to a prepaid pension asset. The net effect was to increase net income by $178,772.

   During 1997, a correction was made to the income calculation for the Company. This correction was made prior to the filing of the 1996 corporate income tax return. The correction was due to a timing difference between book and tax income. The effect of the correction was to increase net income by $4,166. A correction was also made to recognize prepaid pension cost of $1,237,094 and the related tax effect of $494,838.

Note 14--Related Parties

   During 1993, the Company created a wholly-owned subsidiary, Coastal Long Distance Services, Inc. The subsidiary is engaged in the long distance reseller business. Because the subsidiary is wholly-owned, the results of its operations have been consolidated with the Company's on the basis indicated in Note 1.

                     COASTAL UTILITIES, INC. AND SUBSIDIARY
                                  GEORGIA 543
                              Hinesville, Georgia

             Notes to Consolidated Financial Statements (continued)
                        December 31, 1999, 1998 and 1997


Note 15--Post Retirement Benefits Other Than Pensions

   In December 1991, the Financial Accounting Standards Board issued SFAS 106, "Employers' Accounting for Post Retirement Benefits Other Than Pensions", which Coastal Utilities was required to adopt by 1995.

   The statement requires employers, among other things, to accrue the cost of providing post retirement benefits other than pensions. This accrual should be made during the period the employees are expected to earn the benefits.

   Currently, Coastal Utilities has no post retirement benefits that fall within the scope of SFAS 106. However, the Company provides deferred compensation retirement benefits to selected employees on an individual-by-individual basis. Accordingly, these benefits do not fall within the scope of SFAS 106. The deferred compensation retirement benefits have been computed based on the present value of the future benefits expected to be provided to each employee covered at an 8% discount rate. The Company's long-term liability is $2,071,906, $1,515,902, and $1,308,321 at December 31, 1999, December 31,
1998 and 1997 respectively. The cost of these benefits will be amortized over the remaining years of service to retirement age 65 for those employees covered.

   The Company also provides health and life insurance to selected retirees on an individual-by-individual basis. Accordingly, these benefits do not fall within the scope of SFAS 106. The cost of these benefits is expensed currently.

   The Company also provides a death benefit only deferred compensation to selected employees. This is provided for in the form of life insurance for officers. The cost of this benefit is expensed currently through life insurance expense.

Note 16--Treasury Stock

   During December 1998, the Company purchased stock owned by G. Allan Bryant, Daniel M. Bryant, and Thomas J. Ratcliffe, Jr. as co-trustees under the declaration of trust for Glenn E. Bryant Dated November 21, 1997 approved by the Probate Court and Superior Court of Liberty County for $31,000,000. A detail of shares purchased follows:

                                                                       Dollar
                                                    Number of Shares   Amount
                                                    ---------------- -----------
Preferred Stock A..................................       1,701      $ 1,801,935
Preferred Stock B..................................       4,086          568,365
Common Stock A.....................................      21,109        9,269,500
Common Stock B.....................................      88,661       19,360,200
                                                        -------      -----------
  Total Shares.....................................     115,557      $31,000,000
                                                                     ===========

                     COASTAL UTILITIES, INC. AND SUBSIDIARY
                                  GEORGIA 543
                              Hinesville, Georgia

             Notes to Consolidated Financial Statements (continued)
                        December 31, 1999, 1998 and 1997


   During February 1997, the Company purchased stock owned by Glenn E. Bryant for $2,583,638. A detail of shares purchased follows:

                                                  Number of Shares Dollar Amount
                                                  ---------------- -------------
Preferred Stock A................................         500       $   92,052
Preferred Stock B................................       1,200           29,035
Common Stock A...................................       5,320          473,533
Common Stock B...................................      22,346        1,989,018
                                                       ------       ----------
  Total Shares...................................      29,366       $2,583,638
                                                                    ==========

   The Company purchased all of the stock owned by Trudie P. Bryant for $2,583,638 in September 1996. A detail of shares purchased follows:

                                                  Number of Shares Dollar Amount
                                                  ---------------- -------------
Preferred Stock A................................         500       $   92,052
Preferred Stock B................................       1,200           29,035
Common Stock A...................................       5,320          473,533
Common Stock B...................................      22,346        1,989,018
                                                       ------       ----------
  Total Shares...................................      29,366       $2,583,638
                                                                    ==========

Note 17--Life Insurance Proceeds

   During 1999, the Company received life insurance proceeds of $7,436,505 upon the death of a key officer and major stockholder. This resulted in a reduction of cash value of life insurance policies on officers in the amount of $3,748,188 and an increase in other income of $3,601,313.

                                                      December 31,
                                             --------------------------------
                                                1997        1998       1999
                                             ----------  ----------  --------
Life insurance premiums..................... $  844,582  $  993,276  $802,272
Change in cash value........................ (1,165,565) (1,148,463) (820,561)
                                             ----------  ----------  --------
Net cost of life insurance on lives of
 officers................................... $ (320,983) $ (155,187) $(18,289)
                                             ==========  ==========  ========


Note 18--Accounts Payable

   Accounts Payable are as follows:

                                                 1997       1998        1999
                                              ---------- ----------  ----------
Accounts Payable--Trade...................... $  566,049 $  541,453  $  630,149
Accounts Payable--Other (Future Plant).......    959,988    366,584     319,397
Accounts Payable--Pension....................        --         --          --
Accounts Payable--Settlements................    608,321    957,880     690,065
Taxes Payable Other Than Income..............     83,109     14,762     151,880
911 and Dual Relay Payable...................        --     (53,014)     17,202
                                              ---------- ----------  ----------
  Total...................................... $2,217,467 $1,827,665  $1,808,693
                                              ========== ==========  ==========

                     COASTAL UTILITIES, INC. AND SUBSIDIARY
                                  GEORGIA 543
                              Hinesville, Georgia

             Notes to Consolidated Financial Statements (continued)
                        December 31, 1999, 1998 and 1997


Note 19--Other Current Liabilities

   Other Current Liabilities as follows:

                                                        December 31,
                                              --------------------------------
                                                 1997       1998       1999
                                              ---------- ---------- ----------
Advanced Billing & Payment................... $  215,408 $  269,829 $  253,270
Dividends Payable............................    159,420    194,416     76,040
Other Accrued Liabilities--Payroll...........    237,998    295,836    324,946
Other Liabilities--
Compensated Absences.........................    479,524    489,281    407,044
Other Current Liabilities....................      4,000      4,000      4,000
Deferred Compensation Retirement Benefit--
 Current.....................................     68,196        --     100,000
                                              ---------- ---------- ----------
  Total...................................... $1,164,546 $1,253,362 $1,165,300
                                              ========== ========== ==========

                         Report of Independent Auditors

Board of Directors
Gulf Coast Services, Inc.

   We have audited the accompanying consolidated statements of operations and cash flows of Gulf Coast Services, Inc. for the period from January 1, 1999 to September 29, 1999 and the years ended December 31, 1998 and 1997. These statements of operations and cash flows are the responsibility of the Company's management. Our responsibility is to express an opinion on these statements of operations and cash flows based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of operations and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of operations and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated statements of operations and cash flows referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Gulf Coast Services, Inc. for the period from January 1, 1999 to September 29, 1999 and the years ended December 31, 1998 and 1997, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young, LLP

Raleigh, North Carolina
January 7, 2000

                           Gulf Coast Services, Inc.

                     Consolidated Statements of Operations

                                         Period from
                                         January 1,
                                           1999 to    Year ended December 31,
                                          September   -------------------------
                                          29, 1999       1998          1997
                                         -----------  -----------  ------------
Operating revenues:
  Local service........................  $12,933,804  $16,063,197  $ 14,387,177
  Network access service...............   15,608,169   20,407,211    19,778,609
  Long distance service................    8,674,409    8,962,849     8,213,108
  Miscellaneous........................    3,712,681    4,705,772     4,153,061
  Nonregulated.........................    7,827,526   18,249,683     2,713,724
  Provision for uncollectible ac-
   counts..............................     (190,919)    (324,676)     (249,232)
                                         -----------  -----------  ------------
    Total operating revenues...........   48,565,670   68,064,036    48,996,447
Operating expenses:
  Plant specific.......................   12,670,997   13,491,079    12,219,778
  Plant nonspecific....................    6,002,695    4,149,814     4,326,540
  Depreciation.........................    6,489,574    8,203,558     7,824,929
  Amortization.........................       86,059       93,930        94,373
  Customer operations..................    5,212,648    5,115,980     6,537,255
  Corporate operations.................   10,146,452    8,293,776     7,785,608
  Other taxes..........................      696,728    1,356,451       905,302
  Nonregulated.........................   10,605,627   11,133,391     2,761,310
                                         -----------  -----------  ------------
    Total operating expenses...........   51,910,780   51,837,979    42,455,095
                                         -----------  -----------  ------------
Net operating (loss) income............   (3,345,110)  16,226,057     6,541,352
Other income (expense):
  Other income, net....................      299,104      658,261       864,295
  Share of losses of equity investee...          --    (6,592,302)   (7,123,827)
  Gain on disposal of assets...........    9,962,895    1,267,527           --
                                         -----------  -----------  ------------
    Total other income (expense), net..   10,261,999   (4,666,514)   (6,259,532)
                                         -----------  -----------  ------------
Income before interest and income tax
 expense...............................    6,916,889   11,559,543       281,820
Interest expense.......................    1,769,302    3,162,713     3,004,148
                                         -----------  -----------  ------------
Net income (loss) before income taxes..    5,147,587    8,396,830    (2,722,328)
Income tax expense.....................    3,214,551    5,884,065       907,944
                                         -----------  -----------  ------------
Net income (loss)......................    1,933,036    2,512,765    (3,630,272)
Other comprehensive income:
  Unrealized gain (loss) on available
   for sale securities.................      271,607     (292,708)     (402,573)
                                         -----------  -----------  ------------
  Comprehensive income.................  $ 2,204,643  $ 2,220,057  $ (4,032,845)
                                         ===========  ===========  ============

                              See accompanying notes.

                           Gulf Coast Services, Inc.

                     Consolidated Statements of Cash Flows

                                     Period from     Year ended December 31,
                                  January 1, 1999 to -------------------------
                                  September 29, 1999    1998          1997
                                  ------------------ -----------  ------------
Operating activities
Net income (loss)...............     $ 1,933,036     $ 2,512,765  $ (3,630,272)
Adjustments to reconcile net in-
 come (loss) to net
 cash provided by operating ac-
 tivities:
  Gain on disposal of assets....      (9,962,895)     (1,267,527)          --
  ESOP compensation.............      12,341,000         547,440       530,331
  Share of losses of equity
   investee.....................             --        6,592,302     7,123,826
  Depreciation and amortiza-
   tion.........................       6,575,633       8,595,385     7,919,302
  Deferred income taxes.........         (16,698)      1,069,596       725,347
  Amortization of investment tax
   credit.......................        (117,000)       (156,000)     (156,000)
  Changes in operating assets
   and liabilities:
    Accounts receivable.........        (820,195)     (2,128,491)   (3,343,669)
    Inventories.................         236,133         237,050      (146,812)
    Refundable income taxes.....             --          628,791       136,674
    Prepaid expenses............        (150,416)       (109,451)       69,129
    Costs in excess of bill-
     ings.......................       2,169,634      (2,169,634)          --
    Other assets................        (156,549)       (864,315)       36,032
    Accounts payable and accrued
     expenses...................      13,015,594       2,290,885         2,841
    Customer deposits...........         (67,298)          9,643        41,955
    Due to Madison River........       1,094,515             --            --
    Income taxes payable........       1,962,572       1,185,841        82,837
    Unearned revenue............         197,901         192,665           --
    Postretirement benefit obli-
     gation.....................         558,043       1,075,798     1,036,925
    Deferred compensation pay-
     able.......................        (512,864)       (476,959)      (43,843)
    Other liabilities...........            (494)       (785,836)      786,331
                                     -----------     -----------  ------------
Net cash provided by operating
 activities.....................      28,279,652      16,979,948    11,170,934
Investing activities
Investment in DigiPH............             --       (3,218,503)   (2,050,000)
Proceeds from sale of DigiPH....       6,500,000             --            --
Decrease (increase) in invest-
 ments..........................         202,123        (141,800)      748,894
Purchases of property, plant and
 equipment......................     (42,494,403)    (19,838,187)  (10,479,175)
Proceeds from the sale of prop-
 erty, plant
 and equipment..................       1,405,324       3,538,352       119,908
Notes receivable from employ-
 ees............................         197,285         (34,331)       (5,922)
                                     -----------     -----------  ------------
Net cash used in investing ac-
 tivities.......................     (34,189,671)    (19,694,469)  (11,666,295)
Financing activities
Proceeds from long-term debt....      27,581,000       9,936,884     4,597,825
Principal payments on long-term
 debt...........................      (2,155,210)     (3,062,490)   (4,705,085)
Proceeds from issuance of common
 stock..........................          88,230          90,158        19,940
Purchase of common stock........             --          (51,510)          --
Distributions to shareholders...      (8,190,000)            --            --
                                     -----------     -----------  ------------
Net cash provided by (used in)
 financing activities...........      17,324,020       6,913,042       (87,320)
                                     -----------     -----------  ------------
Increase (decrease) in cash and
 cash equivalents...............      11,414,001       4,198,521      (582,681)
Cash and cash equivalents at be-
 ginning of year................       5,392,004       1,193,483     1,776,164
                                     -----------     -----------  ------------
Cash and cash equivalents at end
 of year........................     $16,806,005     $ 5,392,004  $  1,193,483
                                     ===========     ===========  ============
Supplemental disclosures of cash
 flow information
Cash paid for interest..........     $ 1,769,302     $ 3,469,236  $  2,870,646
                                     ===========     ===========  ============
Cash paid for income taxes......     $ 2,337,000     $ 3,150,000  $    800,000
                                     ===========     ===========  ============

                            See accompanying notes.

                           Gulf Coast Services, Inc.

         Notes to Consolidated Statements of Operations and Cash Flows

                               September 29, 1999

1. Accounting Policies

Description of Business

   Gulf Coast Services, Inc. (the Company) was formed in December 1984. The Company has two wholly-owned subsidiaries, Gulf Telephone Company (GTC) and Gulf Long Distance, Inc. (GLD). GTC provides communication services to businesses and residences in southeast Alabama. GLD was formed on July 18, 1990 and serves as a reseller of toll telephone services.

   GTC is subject to regulation by the Federal Communications Commission ("FCC") and the Alabama Public Service Commission ("PSC"). Pending and future regulatory actions may have a significant impact on the Company's future operations and financial condition.

   Effective September 29, 1999, all of the outstanding Common Stock of the Company was acquired by Gulf Merger Corporation ("GMC"), a wholly-owned subsidiary of Madison River Capital, LLC ("Madison River") for cash consideration of $312 million.

Principles of Consolidation

   The Consolidated Statements of Operations and Cash Flows include the accounts of the Company and its wholly-owned subsidiaries on the accrual basis. All significant intercompany accounts and transactions have been eliminated in consolidation.

Basis of Accounting

   GTC maintains accounts for its regulated activities in accordance with the Uniform System of Accounts prescribed for telephone companies by the FCC. The Consolidated Statements of Operations of the Company are prepared in accordance with the provisions of Statement of Financial Accounting Standards No. 71, Accounting for the Effect of Certain Types of Regulation.

Depreciation and Fixed Asset Retirements

   Depreciation of the original cost of depreciable telecommunications plant in service is provided using composite straight-line rates approximating 8% during the period from January 1, 1999 to September 29, 1999 and the years ended December 31, 1998 and 1997. When property subject to depreciation is retired or otherwise disposed of in the normal course of business, its cost, together with cost of removal less salvage, is charged to the allowance for depreciation. Costs for repairs and maintenance are expensed as incurred.

   Depreciation expense includes amortization of assets recorded under a capital lease.

Telecommunication Services Revenues

   Revenues are recognized when services are provided. Intrastate network access service revenues are based upon a tariff filed with the PSC. The Company participates in a revenue pool with other telephone companies for interstate revenue. Such pools are funded by toll revenue and by access charges in the interstate market. Revenues earned through the pooling process are initially recorded based on estimates. The Company recorded adjustments to its estimates, based on settlements of prior years' revenues, which increased revenues by approximately $525,000, $683,000 and $959,000, respectively, during the period from January 1, 1999 to September 29, 1999 and the years ended December 31, 1998 and 1997.

                           Gulf Coast Services, Inc.

Network Construction Services Revenues

   The Company provides network construction services and installs fiber optic communications services for inter-exchange carriers and other communications entities as well as for its own use. These revenues were recorded as nonregulated revenue in the accompanying Consolidated Statement of Operations.

   The Company accounts for long-term construction contracts relating to the development of telecommunications networks using the percentage of completion method. Under this method, costs and revenues generally are recognized as the contract progresses toward completion.

   The Company recorded an asset of approximately $2,170,000 for costs incurred in excess of billings relating to network construction at December 31, 1998. The Company billed and collected all costs and estimated earnings during 1999. There are no costs in excess of billings related to the construction contracts as of September 29, 1999 since all projects were substantially complete at that time.

Gain on Disposals of Assets

   During 1998 and 1999, the Company entered into various agreements to provide indefeasible rights of use of multiple fibers along its network in exchange for either cash or an indefeasible right of use to the other parties' fibers. The Company evaluated each transaction separately and accounted for transactions that represented the exchange of fiber with third parties as non-monetary exchanges of similar productive assets with no gain recognized. The Company recognized a gain or loss for cash transactions for the difference between the cash received and the carrying value of the asset.

Concentrations of Credit Risk and Major Customers

   The Company derives the majority of its operating revenues from customers in southern Alabama. Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. The Company's allowance for doubtful accounts is based upon management's estimates and historical experience. In situations where the Company deems appropriate, prepayment and/or cash deposits are required for the provision of services.

   Substantially all of the Company's revenues were from communications and related services. Approximately $4,041,000, $5,000,000, and $7,500,000,
respectively, of the Company's operating revenue for the period from January 1, 1999 to September 29, 1999 and years ended December 31, 1998 and 1997 were derived from services provided to customers of AT&T. The revenues were received primarily from access charges, but also included revenues for operator, billing and collection, and other interexchange services.

Income Taxes

   The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes", which requires an asset and liability approach to accounting for income taxes. Under the provisions of SFAS 109, the Company adjusts existing deferred income tax amounts annually, using current tax rates, for the estimated future tax effects attributable to temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements.

   The Company accounts for investment tax credits on the deferred method. Investment tax credits realized are deferred and amortized to operating income ratably over the lives of the respective assets qualifying for the credit.

                           Gulf Coast Services, Inc.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in financial statements and accompanying notes. Actual results could differ from those estimates.

Allowance for Funds Used During Construction

   Regulatory commissions allow the Company to capitalize an allowance for funds used during construction, which includes both interest and return on equity components. Such amounts are reflected as a cost of constructing certain plant assets. The allowance for funds capitalized was approximately $669,000, $134,000 and $247,000 during the period from January 1, 1999 to September 29, 1999 and the years ended 1998 and 1997, respectively.

Reclassifications

   Certain 1998 and 1997 amounts have been reclassified to conform with the 1999 financial statement presentation. These reclassifications had no effect on net income or loss or shareholders' equity as previously reported.

Advertising Expenses

   The Company accounts for advertising costs in accordance with the Statement of Position No. 93-7, Reporting on Advertising Costs. Advertising costs are expensed as incurred. Advertising expenses amounted to approximately $384,000, $316,000 and $248,000, respectively, for the period from January 1, 1999 to September 29, 1999 and the years ended December 31, 1998 and 1997.

Comprehensive Income

   During 1998, the Financial Accounting Standards Board ("FASB") issued Statement No. 130 "Reporting Comprehensive Income." The Statement requires the Company to provide disclosure of amounts related to comprehensive income as prescribed by the Statement. The Company has disclosed comprehensive income on its consolidated Statement of Operations for each period presented.

   The FASB also issued Statement No. 131 "Disclosures about Segments of an Enterprise and Related Information." This statement requires that the Company disclose certain information about its major business lines as well as certain geographic information.

2. Share of Losses of Equity Investee

   The Company had a 50% equity investment in DigiPH Holding, Inc. ("DigiPH"). DigiPH was formed to acquire personal communications services ("PCS") licenses in the FCC C block auctions. DigiPH bid for and, in May 1996, won FCC licenses to provide PCS services in areas extending along the Gulf of Mexico westward from Destin, Florida through Fort Walton Beach and Pensacola, Florida; Mobile, Alabama; Biloxi, Gulfport, and Pascagoula, Mississippi; and north through the Hattiesburg, Laurel, Meridian and Columbus/Starkville, Mississippi metropolitan areas. DigiPH's successful bids totaled $74.7 million, net of bidding credits, and was financed by 10-year government notes at 7% interest. DigiPH began offering partial PCS service in the fourth quarter of 1997 and began offering full service in all areas during 1998.

                           Gulf Coast Services, Inc.

   During 1998, the Company reduced the carrying value of its investment in DigiPH to $0 as its share of DigiPH's losses exceeded its investment and recognized a liability for its future funding obligation to DigiPH since its share of DigiPH's losses exceeded the carrying amount of the investment. In September 1999, the Company sold its investment interest in DigiPH and recognized a $10.5 million gain on the sale.

3. Employee Stock Ownership Plan

   The Company sponsors an employee stock ownership plan ("ESOP") which complies with provisions of the Internal Revenue Code and the Employee Retirement Income Security Act ("ERISA"). All employees of the Company may participate after completing a year of service and attaining the age of nineteen. Vesting begins after three years of service and benefits are fully vested after an employee has completed seven years of service.

   The Company has agreed to voluntarily contribute (in cash or Company common stock) 2.3% of the participants' basic annual compensation to the plan. The Company has the right under the plan to discontinue such contributions at any time and terminate the plan. The Company can make additional contributions at the discretion of the Board of Directors.

   The Trustees, except when subject to the Company or Advisory Committee direction, have full discretion and authority with regard to the investment of the trust fund and may invest in securities of the Company.

   Cash contributions of approximately $328,000, $2,588,000 and $2,458,000 were recorded for nine-month period ended September 29, 1999 and the years ended 1998 and 1997, respectively, which were in excess of the minimum amount required by the plan. The Company expensed these amounts when contributed.

   The ESOP purchased 15,151 shares of Company stock for $3,000,000, $2,000,000 of which was financed through a bank note. This note payable is to be repaid in annual installments with final maturity on March 1, 2002 and is guaranteed unconditionally by the Company. Inasmuch as the Company has guaranteed the unpaid balance of the borrowing, it is recorded as debt of the Company with a corresponding reduction of stockholders' equity.

   The ESOP shares initially were pledged as collateral for the ESOP debt. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. The debt of the ESOP was recorded as debt and the shares pledged as collateral were reported as unallocated stock of ESOP on the balance sheet. As shares are committed to be released from collateral, the Company reports compensation expense equal to the current market price of the shares. ESOP compensation expense was approximately $12,391,947, $730,029 and $776,535 for the period from January 1, 1999 to September 29, 1999 and the years ended December 31, 1998 and 1997, respectively. A summary of the ESOP shares at the end of each period is presented below:

                                                               December 31,
                                             September 29, ---------------------
                                                 1999         1998       1997
                                             ------------- ---------- ----------
  Allocated shares of common stock..........     34,167        32,736     31,265
  Shares of common stock released...........      4,873         1,431      1,471
  Unreleased shares of common stock.........        --          4,873      6,304
                                                -------    ---------- ----------
    Total ESOP shares ......................     39,040        39,040     39,040
                                                =======    ========== ==========
  Fair value of unreleased shares...........    $   --     $2,485,000 $2,704,000
                                                =======    ========== ==========

                           Gulf Coast Services, Inc.

   Furthermore, the ESOP is obligated to repurchase vested shares from employees upon retirement. At September 29, 1999, the fair value of the released and allocated shares subject to a repurchase obligation is $109,312,000 and the outstanding debt on the ESOP is $857,000. Fair market value of the unreleased shares and projected repurchase obligation is based on an independent valuation of the GCS common stock comprising a minority interest of the outstanding common stock. This value may not necessarily reflect the value a third party would pay to acquire a controlling equity interest in the Company. In November 1999, a partial distribution was made to ESOP participants as the Company is in the process of terminating the Plan.

4. Employee Benefit Plan

   In 1996, the Company established a defined contribution 401(k) plan covering employees who have completed at least 1000 hours of service during the first 12 consecutive months of employment or during any plan year thereafter, and are age 19 or older.

   The Company may elect to match a portion of the participant's elective deferral. The Company made contributions of $224,208, $306,818 and $293,831 during the period from January 1, 1999 to September 29, 1999 and the years ended 1998 and 1997, respectively.

5. Income Taxes

   Differences between total income tax expense for the periods and the amount computed by applying the statutory federal income tax rate to income before income taxes are as follows:

                                           Period from
                                           January 1,    Year ended December
                                             1999 to             31,
                                          September 29, ----------------------
                                              1999         1998        1997
                                          ------------- ----------  ----------

  Income tax (benefit) at statutory rate
   on pre-tax income (loss)..............  $ 1,750,179  $2,854,923  $ (925,592)
  Amortization of deferred investment tax
   credits ..............................     (117,000)   (156,000)   (156,000)
  Effect of state income tax deduction ..     (101,176)   (142,746)    (82,819)
  Nondeductible expenses, primarily ESOP
   compensation expense .................    4,200,177     316,084         --
  Change in valuation allowance related
   primarily to ownership of equity
   investee..............................   (2,815,832)  2,238,318   2,133,602
  Other .................................          --      353,645    (304,831)
                                           -----------  ----------  ----------
  Total federal income tax ..............    2,916,348   5,464,224     664,360
  State income tax ......................      298,203     419,842     243,584
                                           -----------  ----------  ----------
                                           $ 3,214,551  $5,884,066  $  907,944
                                           ===========  ==========  ==========

                           Gulf Coast Services, Inc.

   The components of federal and state income tax provisions are as follows:

                                            Period from
                                            January 1,   Year ended December
                                              1999 to            31,
                                           September 29, ---------------------
                                               1999         1998       1997
                                           ------------- ----------  ---------

   Federal:
     Current .............................  $3,048,498   $4,386,409  $ 196,215
     Deferred ............................     (15,150)     952,379    728,781
     Investment tax credits...............    (117,000)    (156,000)  (156,000)
                                            ----------   ----------  ---------
                                             2,916,348    5,182,788    768,996
   State:
     Current .............................     299,751      584,060    243,584
     Deferred ............................      (1,548)     117,217   (104,636)
                                            ----------   ----------  ---------
     Total ...............................  $3,214,551   $5,884,065  $ 907,944
                                            ==========   ==========  =========

6. Postretirement Benefits Other than Pensions

   The Company provides medical coverage to retirees and their dependents through a traditional indemnity plan administered by a third party. The plan provisions are the same as those for active participants. Eligibility to participate in the retiree medical plan upon retirement is defined as age 55 with 25 years of service. A plan amendment adopted in 1995 lowered the age requirement from 65 in 1994 to 55 in 1995.

   The Company requires retirees to contribute 10% of medical, dental and eye care premium rates. Additional costs of the plan are paid by the Company. Additionally, the Company's retirees also receive free local phone service and a $100 long distance credit per month. Costs related to providing free telephone service are expensed as incurred. The Company does not anticipate any changes in the cost-sharing provisions of the existing written plan and there is no commitment to increase monetary benefits. The plan is unfunded.

   The Company has adopted Statement of Financial Accounting Standard No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which standardizes disclosure requirements for pensions and other postretirement benefits, eliminates certain disclosures and requires certain additional information to be disclosed.

   Net periodic postretirement benefit cost includes the following components:

                                         Period from
                                         January 1,
                                           1999 to    Year ended December 31,
                                        September 29, -----------------------
                                            1999         1998        1997
                                        ------------- ----------- -----------
   Net periodic postretirement benefit
    cost...............................   $731,000    $ 1,192,698 $ 1,106,300
   Employer contributions .............    328,200        116,900      92,300
   Plan participant contributions .....        --          10,800       2,100
   Benefits paid ......................    149,800        127,700      94,400

                           Gulf Coast Services, Inc.

7. Commitments and Contingencies

   On October 5, 1999, nine former employees of the Company, who had elected to retire and receive cash distributions for their interests in the ESOP in 1996 and 1997 filed a class action lawsuit in Alabama state court alleging breach of fiduciary duty, suppression, and misrepresentation against the Company and its subsidiaries. The complaint alleged that the Company failed to disclose to plaintiffs' ongoing negotiations for the sale of the Company and that the true value of their ESOP interests were higher than the amounts offered to them in connection with their early retirement. Plaintiffs have filed an amended complaint on November 18, 1999 and sought class certification, the establishment of a constructive trust to distribute proceeds from the sale of the Company to the plaintiffs, and a preliminary injunction seeking to stop the Company from making further distributions from the ESOP. The plaintiffs are also seeking unspecified compensatory and punitive damages, and attorneys fees as a result of defendants' alleged breach of fiduciary duty, self dealing, misrepresentation, and fraudulent inducement to retire and forego the benefits of continued employment in connection with the plaintiffs' retirement elections and ESOP distributions. On December 6, 1999, the Company, moved to dismiss plaintiffs' amended complaint on the ground that it failed to state any claim upon which relief could be granted. Defendants' motion is currently pending with the Court.

   The Company believes the plaintiffs' allegations are without merit and intends to defend against them vigorously. Additionally, the Company believes it will be entitled to indemnification from its former shareholders for any potential liability resulting from this lawsuit. Consequently, the Company does not believe that the resolution of their litigation will have a material adverse effect in its financial condition.

8. Accumulated Other Comprehensive Income

   The components of other comprehensive income are as follows:

                                                                Unrealized Gain
                                                                   (Loss) on
                                                               Available-for-Sale
                                                                   Securities
                                                               ------------------
   Balance at January 1, 1997.................................     $     --
     Unrealized loss on available-for-sale securities.........      (402,573)
                                                                   ---------
   Balance at December 31, 1997...............................      (402,573)
     Unrealized loss on available-for-sale securities.........      (292,708)
                                                                   ---------
   Balance at January 1, 1998.................................      (695,281)
     Unrealized gain on available-for-sale securities.........       271,607
                                                                   ---------
   Balance at September 29, 1999..............................     $(423,674)
                                                                   =========

9. Related Party Transactions

   At September 29, 1999, the Company had amounts due to Madison River totaling $1,094,515. These were costs paid by Madison River in connection with the acquisition (see Note 1).

10.  Year 2000 (Unaudited)

   The Company completed all Year 2000 readiness work prior to December 31, 1999. The Company incurred approximately $7,500,000 in preparation costs for Year 2000 issue and does not expect to incur any additional material expenditures in the future.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by Madison River. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Madison River since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

 Until [ . ], 2001, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to the unsold allotments or subscriptions.

                                ---------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Where You Can Find More Information......................................   i
Summary..................................................................   1
Risk Factors.............................................................   8
Forward-Looking Statements...............................................  20
Market and Industry Data.................................................  20
Use of Proceeds..........................................................  20
Capitalization...........................................................  21
Selected Financial and Operating Data....................................  22
Unaudited Pro Forma Consolidated Financial Information...................  24
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  28
Business.................................................................  40
Regulation...............................................................  51
Management...............................................................  58
Principal Members........................................................  63
Certain Relationships and Related Transactions...........................  64
Description of Other Indebtedness........................................  64
Description of the Notes.................................................  67
Plan of Distribution..................................................... 102
Legal Matters............................................................ 103
Experts.................................................................. 103
Index to the Financial Statements........................................ F-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                  $200,000,000

                                    SERIES B

                              13 1/4% SENIOR NOTES

                                    DUE 2010

                                ---------------

                      [Madison River Communications Logo]

                                ---------------

                           Madison River Capital, LLC

                          Madison River Finance Corp.

                                ---------------

                                   PROSPECTUS

                                ---------------

                                         , 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   Madison River Capital, LLC's Limited Liability Company Agreement provides that the company will indemnify its sole member, or any person that is or was serving as an officer, director, principal, member, employee or agent of the member or the company, and will have the power to indemnify its other agents, to the fullest extent permitted by the Limited Liability Company Act of the State of Delaware (the "LLCA"), as amended from time to time (but, in the case of any such amendment, only to the extent that such amendment permits the company to provide broader indemnification rights than such law permitted the company to provide immediately prior to such amendment). As of the date of the registration statement, Section 18-108 of the LLCA provides as follows:

  "Subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever."

   Madison River Finance Corp.'s Certificate of Incorporation and By-Laws provide that the corporation will indemnify its officers and directors, and will have the power to indemnify its other agents, to the full extent permitted by law. As of the date of this registration statement, Section 145 of the General Corporation Law of the State of Delaware (the "GCL") provides as follows:

  "(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

  (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

  (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

  (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

  (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

  (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

  (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

  (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

  (i) For purposes of this section, references to "other enterprises' shall include employee benefit plans; references to "fines' shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation' shall include any services as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the corporation' as referred to in this section.

  (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

  (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

   Section 102(b)(7) of the GCL, permits a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except
(1) for any breach of the director's fiduciary duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the General Corporation Law of the State of Delaware (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (4) for any transaction from which the director derived an improper personal benefit.

   Madison River Capital, LLC maintains directors' and officers' liability insurance.

Item 21. Exhibits and Financial Statement Schedules

   (a) Reference is made to the Exhibit Index which immediately precedes the exhibits filed with this Registration Statement, which is incorporated herein by reference.

   (b) Not Applicable.

   (c) Not Applicable.

Item 22. Undertakings

   (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (b) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (c) The undersigned registrants hereby undertake to supply by means of a posteffective amendment all information concerning a transaction, and the company being acquired involved therein that was not the subject of and included in the registration statement when it became effective.

   (d) The undersigned registrants hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement; provided, however, that the registrant need not file a post-effective amendment to include the information required to be included by subsection (i) or (ii) if such information is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Mebane, State of North Carolina, on April 26, 2001.

                                          Madison River Capital, LLC

                                                /s/ J. Stephen Vanderwoude
                                          By: _________________________________
                                                  J. Stephen Vanderwoude
                                              Managing Director, Chairman and
                                                  Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated as of April 26, 2001.


      /s/ J. Stephen Vanderwoude
___________________________________________
          J. Stephen Vanderwoude
      Managing Director, Chairman and
          Chief Executive Officer
       (Principal Executive Officer)

           /s/ Paul H. Sunu
___________________________________________
               Paul H. Sunu
Managing Director, Chief Financial Officer
               and Secretary
       (Principal Financial Officer)

         /s/ John T. Hogshire
___________________________________________
             John T. Hogshire
         Vice President-Controller
      (Principal Accounting Officer)

                   *
___________________________________________
            Joseph P. DiSabato
                  Manager

                   *
___________________________________________
           Albert J. Dobron, Jr.
                  Manager

                    *
___________________________________________
              James H. Kirby
                  Manager

                   *
___________________________________________
             Sanjeev K. Mehra
                  Manager

                   *
___________________________________________
           Robert C. Taylor, Jr.
                  Manager

                   *
___________________________________________
              Mark A. Pelson
                  Manager

                   *
___________________________________________
            James N. Perry, Jr.
                  Manager

         /s/ Paul H. Sunu
*By: ________________________________
            Paul H. Sunu
          Attorney-in-fact

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Mebane, State of North Carolina, on April 26, 2001.

                                          Madison River Finance Corp.

                                               /s/ J. Stephen Vanderwoude
                                          By: _________________________________
                                                  J. Stephen Vanderwoude
                                                  Director, Chairman and
                                                  Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated as of April 26, 2001.

     /s/ J. Stephen Vanderwoude
By: _________________________________
        J. Stephen Vanderwoude
        Director, Chairman and
        Chief Executive Officer
     (Principal Executive Officer)

          /s/ Paul H. Sunu
By: _________________________________
             Paul H. Sunu
      Chief Financial Officer and
               Secretary
     (Principal Financial Officer)

        /s/ John T. Hogshire
By: _________________________________
           John T. Hogshire
     Vice President and Controller
    (Principal Accounting Officer)

                                 EXHIBIT INDEX

 Exhibit
 Number                          Description of Exhibit
 -------                         ----------------------
  3.1*   Certificate of Formation of Madison River Capital, LLC
  3.2*   Limited Liability Company Agreement of Madison River Capital, LLC
  3.3*   Certificate of Incorporation of Madison River Finance Corp.
  3.4*   By-Laws of Madison River Finance Corp.
  4.1*   Form of the Series A 13 1/4% Senior Notes due 2010
  4.2*   Form of the Series B 13 1/4% Senior Notes due 2010
  4.3*   Purchase Agreement, dated as of February 17, 2000, between Madison
         River Capital, LLC, Madison River Finance Corp. and Goldman, Sachs &
         Co., Bear, Stearns & Co., Inc., Chase Securities Inc. and Morgan
         Stanley & Co. Incorporated
  4.4*   Indenture, dated as of February 17, 2000, between Madison River
         Capital, LLC, Madison River Finance Corp. and Norwest Bank Minnesota,
         National Association
  4.5*   Exchange and Registration Rights Agreement, dated as of February 17,
         2000, between Madison River Capital, LLC, Madison River Finance Corp.
         and Goldman, Sachs & Co., Bear, Stearns & Co. Inc., Chase Securities
         Inc. and Morgan Stanley & Co. Incorporated
  5.1*   Opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois)
 10.1*   Contribution and Stock Purchase Agreement, dated November 23, 1999, by and among Madison River Telephone Company, LLC, Coastal
         Communications, LLC, Coastal Utilities, Inc., Daniel M. Bryant, G.
         Allan Bryant and The Michael E. Bryant Life Trust
 10.1.1* First Amendment to Contribution and Stock Purchase Agreement, dated
         March 20, 2000, by and among Madison River Telephone Company, LLC,
         Coastal Communications, LLC, Coastal Utilities, Inc., Daniel M.
         Bryant, G. Allan Bryant and The Michael E. Bryant Life Trust
 10.1.2* Second Amendment to Contribution and Stock Purchase Agreement, dated
         March 29, 2000, by and among Madison River Telephone Company, LLC,
         Coastal Communications, LLC, Coastal Utilities, Inc., Daniel M.
         Bryant, G. Allan Bryant and The Michael E. Bryant Life Trust
 10.1.3* Shareholders Agreement, dated March 30, 2000, by and among Coastal
         Communications, Inc. and Daniel M. Bryant, G. Allan Bryant, The
         Michael E. Bryant Life Trust and Madison River Capital, LLC
 10.2*   Agreement and Plan of Merger, dated May 9, 1999, by and between
         Madison River Telephone Company, LLC and Gulf Coast Services, Inc.
 10.2.1* First Amendment to Agreement and Plan of Merger, dated July 2, 1999, by and between Madison River Telephone Company, LLC and Gulf Coast
         Services, Inc.
 10.2.2* Second Amendment to Agreement and Plan of Merger, dated August 24,
         1999, by and between Madison River Telephone Company, LLC and Gulf
         Coast Services, Inc.
 10.2.3* Third Amendment to Agreement and Plan of Merger, dated September 28,
         1999, by and between Madison River Telephone Company, LLC and Gulf
         Coast Services, Inc.
 10.3*   Asset Purchase Agreement, dated April 21, 1998, among Madison River
         Telephone Company, LLC, Gallatin River Communications L.L.C., Central
         Telephone Company of Illinois and Centel Corporation
 10.3.1* Amendment No. 1 to Asset Purchase Agreement, dated September 22, 1998, by and between Gallatin River Communications, L.L.C., Madison River
         Telephone Company, LLC, Central Telephone Company of Illinois and
         Centel Corporation
 10.3.2* Amendment No. 2 to Asset Purchase Agreement, dated October 29, 1998, by and between Gallatin River Communications, L.L.C., Madison River
         Telephone Company, LLC, Central Telephone Company of Illinois and
         Centel Corporation
 10.4*   Stock Purchase Agreement, dated September 12, 1997, by and among
         Madison River Telephone Company, LLC and Mebcom Communications, Inc.
         and its stockholders

 Exhibit
 Number                          Description of Exhibit
 -------                         ----------------------
 10.5*   Employment Agreement, dated April 17, 1996, between Madison River
         Telephone Company, LLC and J. Stephen Vanderwoude
 10.5.1* First Amendment to Employment Agreement, dated October 8, 1996, between Madison River Telephone Company, LLC and J. Stephen
         Vanderwoude
 10.5.2* Second Amendment to Employment Agreement, dated January 24, 1997, between Madison River Telephone Company, LLC and J. Stephen
         Vanderwoude
 10.5.3* Third Amendment to Employment Agreement, dated October 16, 1997, between Madison River Telephone Company, LLC and J. Stephen
         Vanderwoude
 10.5.4* Fourth Amendment to Employment Agreement, dated September 15, 1999, between Madison River Telephone Company, LLC and J. Stephen
         Vanderwoude
 10.6*   Employment Agreement, dated April 17, 1996, between Madison River
         Telephone Company, LLC and James D. Ogg
 10.6.1* First Amendment to Employment Agreement, dated October 8, 1996, between Madison River Telephone Company, LLC and James D. Ogg
 10.6.2* Second Amendment to Employment Agreement, dated January 24, 1997, between Madison River Telephone Company, LLC and James D. Ogg
 10.6.3* Third Amendment to Employment Agreement, dated October 16, 1997, between Madison River Telephone Company, LLC and James D. Ogg
 10.6.4* Fourth Amendment to Employment Agreement, dated September 15, 1999, between Madison River Telephone Company, LLC and James D. Ogg
 10.7*   Employment Agreement, dated August 1, 1996, between Madison River
         Telephone Company, LLC and Donald K. Roberton
 10.7.1* First Amendment to Employment Agreement, dated January 24, 1997, between Madison River Telephone Company, LLC and Donald K. Roberton
 10.7.2* Second Amendment to Employment Agreement, dated October 16, 1997, between Madison River Telephone Company, LLC and Donald K. Roberton
 10.7.3* Third Amendment to Employment Agreement, dated September 15, 1999, between Madison River Telephone Company, LLC and Donald K. Roberton
 10.8*   Employment Agreement, dated June 4, 1996, between Madison River
         Telephone Company, LLC and Paul H. Sunu
 10.8.1* First Amendment to Employment Agreement, dated October 8, 1996, between Madison River Telephone Company, LLC and Paul H. Sunu
 10.8.2* Second Amendment to Employment Agreement, dated January 24, 1997, between Madison River Telephone Company, LLC and Paul H. Sunu
 10.8.3* Third Amendment to Employment Agreement, dated October 16, 1997, between Madison River Telephone Company, LLC and Paul H. Sunu
 10.8.4* Fourth Amendment to Employment Agreement, dated September 15, 1999, between Madison River Telephone Company, LLC and Paul H. Sunu
 10.9*   Employment Agreement, dated September 28, 1999, between Madison River
         Telephone Company, LLC and Bruce J. Becker
 10.10*  Terms of the Madison River Telephone Company, LLC Long Term Incentive
         Plan effective November 1, 1998
 10.11*  Loan Agreement and Promissory Notes, dated as of September 29, 1999, between Gulf Telephone Company and the Rural Telephone Finance
         Cooperative (the "RTFC")
 10.12*  Secured Revolving Line of Credit Agreement, dated as of September 29,
         1999, between Gulf Telephone Company and the RTFC
 10.13*  Loan Agreement, dated as of January 16, 1998, between Mebtel, Inc. and the RTFC
 10.14*  Secured Revolving Line of Credit Agreement, dated as of January 16,
         1998, between Mebtel, Inc. and the RTFC

 Exhibit
 Number                          Description of Exhibit
 -------                         ----------------------
 10.15*  Loan Agreement, dated as of October 30, 1998, between Gallatin River
         Communications, L.L.C. and the RTFC
 10.16*  Loan Agreement, dated as of October 30, 1998, between Madison River
         Communications, Inc. and the RTFC
 10.17*  Secured Revolving Line of Credit Agreement, dated as of October 30,
         1998, between Gallatin River Communications, L.L.C. and the RTFC
 10.18*  Loan Agreement, dated as of March 29, 2000, between Coastal Utilities,
         Inc. and the RTFC
 10.19*  Secured Revolving Line of Credit Agreement, dated as of March 29,
         2000, between Coastal Utilities, Inc. and the RTFC
 10.20*  Unsecured Revolving Line of Credit Agreement, dated as of March 29,
         2000, between Coastal Utilities, Inc. and the RTFC
 10.21*  Interconnection Agreement, dated December 18, 1998, between BellSouth
         Telecommunications Inc. and Mebtel Integrated Communications
         Solutions, LLC
 10.22*  Interconnection, Resale and Unbundling Agreement, dated as of October
         13, 1999, between GTE North Incorporated, GTE South Incorporated and
         Mebtel Integration Communication Solutions, Inc.
 10.23*  Interconnection Agreement, dated as of August 31, 1999, by and between
         Ameritech Information Industry Services and Mebtel Integrated
         Communications Solutions, LLC
 10.24*  Interconnection, Resale and Unbundling Agreement, dated as of
         September 27, 1999, between GTE South Incorporated and Mebtel
         Integration Communication Solutions, Inc.
 10.25   Interconnection Agreement-Texas, dated July 27, 2000, between
         Southwestern Bell Telephone Company and Madison River Communications
         LLC (incorporated herein by reference to Exhibit 10.1 to the
         Registrant's Quarterly Report on Form 10-Q for the quarter ended
         September 30, 2000)
 10.26   Loan Agreement and Secured Promissory Notes, dated as of December 29,
         2000, by and between Madison River LTD Funding Corp. and the RTFC
         (incorporated herein by reference to Exhibit 10.26 to the Registrant's
         Annual Report on Form 10-K for the year ended December 31, 2000)
 10.27   Secured Revolving Line of Credit Agreement, dated as of December 29,
         2000, by and between Madison River LTD Funding Corp. and the RTFC
         (incorporated herein by reference to Exhibit 10.27 to the Registrant's
         Annual Report on Form 10-K for the year ended December 31, 2000)
 12.1    Statements re: Computation of Earnings to Fixed Charges (incorporated herein by reference to Exhibit 12.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000)
 21.1    Subsidiaries of the Registrants (incorporated herein by reference to
         Exhibit 21.1 to the Registrant's Annual Report on Form 10-K for the
         year ended December 31, 2000)
 23.1    Consent of Ernst & Young LLP
 23.2    Consent of Golden Associates
 23.3*   Consent of Skadden, Arps, Slate, Meagher & Flom (Illinois) (contained in its opinion filed as Exhibit 5.1 hereto)
 24.1*   Power of Attorney (included in signature page hereto)
 25.1*   Statement of Eligibility and Qualification of Norwest Bank Minnesota,
         National Association, on Form T-1 under the Trust Indenture Act of
         1939, as amended
 99.1*   Form of Letter of Transmittal
 99.2*   Form of Instruction to Registered Holder and/or Depository Trust
         Company Participant to Beneficial Owner
 99.3*   Form of Notice of Guaranteed Delivery

--------
*  Previously filed.